EXHIBIT 10.1

Execution Copy

STARCRAFT CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF SEPTEMBER 9, 2005

COMERICA BANK

AS AGENT

TABLE OF CONTENTS

Page

SCHEDULES
Schedule 1.1	Pricing Matrix
Schedule 1.2	Percentages and Allocations
Schedule 5.2	List of Jurisdictions in which Company and/or Subsidiaries do material business
Schedule 5.3(b)	Description of Property to be mortgaged
Schedule 5.3(c)	Description of Leased Property
Schedule 5.3(d)	List of Jurisdictions in which to file financing statements
Schedule 6.1	Exceptions to Foreign Corporation Qualifications
Schedule 6.9	Compliance with Laws
Schedule 6.12	Litigation
Schedule 6.16	Employee Pension Benefit Plans
Schedule 6.18	Environmental Matters
Schedule 6.19	Subsidiaries
Schedule 6.20	Contingent Obligations
Schedule 8.1(b)	Existing Funded Debt
Schedule 8.2	Permitted Liens
Schedule 8.3	Existing Guaranties
Schedule 8.8	Existing Investments
Schedule 8.9	Transactions with Affiliates
Schedule 8.11	Negative Pledges
Schedule 13.6	Notices

EXHIBITS
A	FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B	FORM OF REVOLVING CREDIT NOTE
C	FORM OF SWING LINE NOTE
D	FORM OF REQUEST FOR SWING LINE ADVANCE
E	FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE
F	FORM OF NOTICE OF LETTERS OF CREDIT
G	RESERVED
H	FORM OF ASSIGNMENT AGREEMENT
I	FORM OF GUARANTY
J	FORM OF SECURITY AGREEMENT
K	FORM OF INTERCOMPANY NOTE
L	FORM OF COVENANT COMPLIANCE REPORT

i

	5.7	Opinion of Counsel	42
	5.8	Company’s Certificate	42
	5.9	Payment of Fees	42
	5.10	Financial Statements	42
	5.11	[Reserved]	42
	5.12	Continuing Conditions	42

6.	REPRESENTATIONS AND WARRANTIES		42
	6.1	Corporate Authority	43
	6.2	Due Authorization – Company	43
	6.3	Due Authorization – Guarantors	43
	6.4	Good Title, No Liens	43
	6.5	Taxes	43
	6.6	No Defaults	44
	6.7	Enforceability of Agreement and Loan Documents — Company	44
	6.8	Enforceability of Loan Documents — Guarantors	44
	6.9	Compliance with Laws	44
	6.10	Non-contravention — Company	44
	6.11	Non-contravention — Guarantors	44
	6.12	No Litigation	44
	6.13	Consents, Approvals and Filings, Etc	45
	6.14	Agreements Affecting Financial Condition	45
	6.15	No Investment Company or Margin Stock	45
	6.16	ERISA	45
	6.17	Conditions Affecting Business or Properties	46
	6.18	Environmental and Safety Matters	46
	6.19	Subsidiaries	46
	6.20	Accuracy of Information	46
	6.21	Labor Relations	47
	6.22	Existing Debt	47
	6.23	Solvency	47
	6.24	Senior Indebtedness	47

7.	AFFIRMATIVE COVENANTS		47
	7.1	Financial Statements. Furnish to the Agent with sufficient copies for each Bank:	48
	7.2	Certificates; Other Information	49
	7.3	Payment of Obligations	49
	7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	49
	7.5	Maintenance of Property; Insurance	50
	7.6	Inspection of Property; Books and Records, Discussions	50
	7.7	Notices	50
	7.8	Hazardous Material Laws.	51
	7.9	[Reserved]	52
	7.10	Tangible Effective Net Worth	52
	7.11	[Reserved]	52

	7.12	[Reserved]	52
	7.13	Quick Ratio	52
	7.14	Governmental and Other Approvals	52
	7.15	Compliance with ERISA	52
	7.16	ERISA Notices	52
	7.17	Security; Defense of Collateral	53
	7.18	Use of Proceeds	53
	7.19	Future Subsidiaries; Additional Collateral	53
	7.20	Further Assurances	54
	7.21	Bank Accounts	54

8.	NEGATIVE COVENANTS.		54
	8.1	Limitation on Debt	54
	8.2	Limitation on Liens	55
	8.3	Limitation on Guarantee Obligations	55
	8.4	Acquisitions	56
	8.5	Limitation on Mergers, other Fundamental Changes or Sale of Assets	56
	8.6	Restricted Payments	56
	8.7	Limitation on Capital Expenditures	57
	8.8	Limitation on Investments, Loans and Advances	57
	8.9	Transactions with Affiliates	58
	8.10	Sale and Leaseback	58
	8.11	Limitation on Negative Pledge Clauses	58
	8.12	Prepayment of Debts	58
	8.13	Amendment of Subordinated Debt Documents	58
	8.14	Modification of Certain Agreements	59
	8.15	Fiscal Year	59
	8.16	Restricted Subsidiaries	59

9.	DEFAULTS		59
	9.1	Events of Default	59
	9.2	Exercise of Remedies	61
	9.3	Rights Cumulative	62
	9.4	Waiver by Company of Certain Laws	62
	9.5	Waiver of Defaults	62
	9.6	Set Off	62

10.	PAYMENTS, RECOVERIES AND COLLECTIONS		63
	10.1	Payment Procedure.	63
	10.2	Application of Proceeds of Collateral	64
	10.3	Pro-rata Recovery	65

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		65
	11.1	Reimbursement of Prepayment Costs	65
	11.2	Eurocurrency Lending Office	66
	11.3	Circumstances Affecting Eurocurrency-based Rate Availability	66
	11.4	Laws Affecting Eurocurrency-based Advance Availability	66

	11.5	Increased Cost of Eurocurrency-based Advances	66
	11.6	Capital Adequacy and Other Increased Costs	67
	11.7	Substitution of Banks	68
	11.8	Right of Banks to Fund through Branches and Affiliates	69

12.	AGENT		69
	12.1	Appointment of Agent	69
	12.2	Deposit Account with Agent	69
	12.3	Scope of Agent’s Duties	69
	12.4	Successor Agent	70
	12.5	Credit Decisions	70
	12.6	Authority of Agent to Enforce This Agreement	71
	12.7	Indemnification of Agent	71
	12.8	Knowledge of Default	71
	12.9	Agent’s Authorization; Action by Banks	72
	12.10	Enforcement Actions by the Agent	72
	12.11	Collateral Matters	72
	12.12	Agent in its Individual Capacities	73
	12.13	Co-Agent	73
	12.14	Agent’s Fees	73

13.	MISCELLANEOUS		73
	13.1	Accounting Principles	73
	13.2	Consent to Jurisdiction	73
	13.3	Law of Michigan	74
	13.4	Interest	74
	13.5	Closing Costs and Other Costs; Indemnification	74
	13.6	Notices	75
	13.7	Further Action	76
	13.8	Successors and Assigns; Participations; Assignments	76
	13.9	Counterparts	79
	13.10	Amendment and Waiver	79
	13.11	Confidentiality	80
	13.12	Withholding Taxes	81
	13.13	Taxes and Fees	81
	13.14	WAIVER OF JURY TRIAL	81
	13.15	Complete Agreement; Conflicts	82
	13.16	Severability	82
	13.17	Table of Contents and Headings	82
	13.18	Construction of Certain Provisions	82
	13.19	Independence of Covenants	82
	13.20	Reliance on and Survival of Various Provisions	82
	13.21	USA PATRIOT ACT NOTIFICATION	83
	13.22	Complete Agreement; Amendment and Restatement	83

AMENDED AND RESTATED

CREDIT AGREEMENT

This Amended and Restated Credit Agreement (“Agreement”) is made as of September 9, 2005, by and among the financial institutions from time to time signatory hereto (individually a “Bank,” and any and all such financial institutions collectively the “Banks”), Comerica Bank, as agent for the Banks (in such capacity, “Agent”), and Starcraft Corporation, an Indiana corporation (the “Company”).

RECITALS:

A. The Company, the Agent and certain lenders entered into a Credit Agreement dated January 16, 2004, as amended (the “Existing Credit Agreement”).

B. The Company, the Agent and Comerica Bank in its capacity as a Bank desire to amend and restate the Existing Credit Agreement in its entirety and to remove National City Bank as a Bank.

C. The Company has requested that the Banks extend to it credit and letters of credit on the terms and conditions set forth herein.

D. The Banks are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, the Company, the Banks, and the Agent agree that the Existing Credit Agreement is amended and restated as follows:

1. DEFINITIONS

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Account Party(ies)” shall mean, with respect to any Letter of Credit, the account party or parties (which shall be the Company or a Guarantor) as named in an application to the Agent for the issuance of such Letter of Credit.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Company, and made by the Banks under Section 2.1, or the Swing Line Bank under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 or 2.5 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance and a Quoted Rate Advance.

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of the Company. In the case of an individual and Affiliate shall include such person’s spouse, parents, natural and adopted children and grandchildren, siblings, the estate of such individual or any such family member, and any trust established primarily for the benefit of such persons.

“Agent” shall mean Comerica Bank, in its capacity as agent for the Banks hereunder, or any successor agent appointed in accordance with Section 12.4 hereof.

“Agent’s Correspondent” shall mean for Advances in eurodollars, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).

“Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

“Applicable Interest Rate” shall mean (i) in respect of Revolving Credit Advances, the Eurocurrency-based Rate and the Prime-based Rate; and (ii) in respect of Swing Line Advances, Prime-based Rate and the Quoted Rate; in each case, as selected by Company from time to time subject to the terms and conditions of this Agreement.

“Asset Sale” shall mean the sale, transfer or other disposition by the Company or any Guarantor of any tangible asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Company or any Guarantor), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of Company’s or such Guarantor’s business.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit I hereto.

“Bank Hedging Agreement” means any Hedging Transaction entered into between the Company and any Bank or an Affiliate of a Bank.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Banks” shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and shall include the Swing Line Bank and any assignee which becomes a Bank pursuant to Section 13.8 hereof.

“Base Tangible Effective Net Worth” shall initially mean $17,000,000. Beginning January 31, 2006 and on the last day of each fiscal quarter thereafter, Base Tangible Effective Net Worth shall increase by an amount equal to fifty percent (50%) of the Net Income of Company and its Consolidated Subsidiaries for the fiscal quarter then ended. If Net Income is less than zero for any fiscal quarter, it shall be deemed to be zero for purposes of this calculation.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business in Detroit, Michigan and if related to a determination of the Eurocurrency-based Rate or to a Eurocurrency-based Advance, a day on which commercial banks are open in the relevant interbank market for eurodollar transactions.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures incurred by such Person and the Guarantors during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and the Guarantors.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor’s Ratings Group (“S&P”) or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) having maturities of not more than one year from the date of acquisition, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) a Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-l or the equivalent thereof or by Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than six months from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by a Bank or any Approved Bank or by the parent company of a Bank or any Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition and (v) repurchase agreements with a Bank or any Approved Bank maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents.

“Change of Control” shall mean the occurrence of either:

(A) (i) any person or group of persons (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended), other than the Investors or any Affiliates of the Investors or a person approved in advance by the Majority Banks (a “Permitted Transferee”), shall have acquired beneficial ownership (within the meaning of such Rule 13d-3) of 30% or more of the equity interests of Quantum generally having the right to vote through the acquisition of such equity interests from the Investors or any Affiliates of the Investors; and (ii) the Investors and any Affiliates of the Investors shall, collectively, cease to be the beneficial owners (within the meaning of such Rule 13d-3) of at least 30% or more of the equity interests of Quantum generally having the right to vote by virtue of the sale or other transfer of equity interests to any Person which is not an Investor, an Affiliate of the Investors or a Permitted Transferee of the Investors; or

(B) Quantum shall cease to own directly or indirectly, at least 100% of the Equity Interests of the Company or any of its Subsidiaries.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Documents” shall mean the Security Agreement, the Guaranties, the Mortgages and all of the other acknowledgments, certificates, financing statements, instruments and other security documents executed by Company or any Guarantor in favor of the Agent for the benefit of the Banks and delivered to the Agent, as security for the Indebtedness, in each case as of the Effective Date or, from time to time, subsequent thereto, in connection with such collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank, a Michigan banking corporation, its successors or assigns.

“Commitment” shall mean the Revolving Credit Aggregate Commitment.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or which is part of a group which includes Company and which is treated as a single employer under Section 414 of the Internal Revenue Code.

“Company” is defined in the preamble.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Company and its Subsidiaries, determined on a Consolidated or Consolidating basis, as the case may be.

“Consolidated Unencumbered Cash” shall mean as of any date of determination thereof, the Unrestricted Cash of Quantum and its consolidated Subsidiaries as of such date plus Cash Equivalents of Quantum and its consolidated Subsidiaries as of such date which are not subject to any lien or security interest in favor of any Person.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by the Company to the Agent pursuant to Section 7.2(a) hereof, in the form attached hereto Exhibit L and certified by a Responsible Officer, which report shall include, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 7.9 through 7.13 and 8.7 of this Agreement, accompanied by such other supplemental or supporting information as may be reasonably requested by Agent or Majority Banks.

“De Minimis Matters” shall mean any suits, actions, proceedings, investigations, or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, including, without limitation, Capital Leases.

“Default” shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Bank” is defined in Section 2.4(c).

“Distribution” is defined in Section 8.6 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Advance” shall mean any Advance other than a Eurocurrency-based Advance.

“Domestic Guarantors” shall mean the Guarantors excluding any Guarantor which is a Foreign Subsidiary.

“Domestic Subsidiary(ies)” shall mean any direct or indirect Subsidiary of the Company which is organized under the laws of the United States of America, or any state, territory or other political subdivision thereof.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 through 5.10 have been satisfied.

“Equity Interests” means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“Eurocurrency-based Advance” shall mean any Advance which bears interest at the Eurocurrency-based Rate.

“Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of one and one half percent (1 1/2%), plus (b) the quotient of:

(A)	the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent’s Eurocurrency Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

(B)	a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurocurrency-Interest Period” shall mean, for any Eurocurrency-based Advance, an interest period of one, two or three months (or such other period as is agreed to by Company and the Banks) as selected by the Company, for such Eurocurrency-based Advance pursuant to Section 2.3 or 2.5 hereof, as the case may be.

“Eurocurrency Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and Agent.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean each fee letter in effect from time to time between Company and the Agent or any Bank hereunder, as amended from time to time.

“Fees” shall mean the Letter of Credit Fees and the other fees and charges payable by the Company to the Banks or Agent hereunder.

“Foreign Person” shall mean an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country of sovereign state, or of any state, province, municipality or other instrumentality thereof.

“Foreign Subsidiary(ies)” shall mean each Subsidiary of the Company which is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied; provided however that in the case of determination of compliance with the financial covenants set forth in Sections 7.9 and 7.10 and 8.7, GAAP shall mean such accounting principles as in effect on the Effective Date.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantor(s)” shall mean Quantum and its Subsidiaries and each Subsidiary of Company which is required by the Banks to guarantee the obligations of the Company hereunder and under the other Loan Documents.

“Guaranties” shall mean those certain guaranties of all outstanding Indebtedness of the Company, executed and delivered (or to be executed and delivered) by the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as “Exhibit A” to the form of such Guaranty), to the Agent, on behalf of the Banks, in the form annexed hereto as Exhibits “I-1” and “I-2”, as amended from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and final, written directives issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by the Company or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Company from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Indebtedness” shall mean all indebtedness and liabilities including interest, fees and other charges (including interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Revolving Credit Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of the Company or any Guarantor to any of the Banks or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, or under the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by the Company or any Guarantor to, any of the Banks or Affiliates thereof or to the Agent (and which shall be deemed to include any liabilities of the Company or any Guarantor to any Bank arising in connection with account overdrafts), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Bank Hedging Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and the Guarantors (whether direct or contingent) shall be determined without duplication.

“Intercompany Loan” shall mean any loan (or advance in the nature of a loan) by the Company to any Guarantor, or by any Subsidiary to the Company or to any Guarantor, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Agent and the Majority Banks.

“Intercompany Loans, Advances or Investments” shall mean any Intercompany Loan, and any advance or investment by the Company or any Subsidiary (including without limitation any guaranty of obligations or indebtedness to third parties) to or in another Subsidiary (or by any Subsidiary to the Company).

“Intercompany Note” shall mean any promissory note issued or to be issued by the Company or any Subsidiary to evidence an Intercompany Loan substantially in the form of Exhibit K.

“Interest Period” shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period, commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Company, Agent and the Swing Line Bank or required under clause (iii) of the proviso to this definition); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurocurrency-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurocurrency-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, (iii) with respect to any Quoted Rate Advance, the last day of the applicable Interest Period shall be on or before the last Business Day of the week in which such Advance is made, and (iv) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

“Investor” shall mean any person or group of persons (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) who held beneficial ownership of at least 5% of the voting stock of Quantum, or who was a director or employee of Quantum or its Subsidiaries on February 28, 2005, and any affiliate of any such person.

“Issuing Bank” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Company and the Banks.

“Issuing Office” shall mean such office as Issuing Bank shall designate as its Issuing Office.

“L/C Commission Rate” shall mean as of any date of determination thereof the Eurodollar-based Rate minus one quarter of one percent ( 1/4%).

“Letter of Credit Agreement” shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

“Letter of Credit Documents” is defined in Section 3.7.

“Letter of Credit Fees” shall mean the fees payable to Agent for the accounts of the Banks in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

“Letter of Credit Maximum Amount” shall mean Two Million Dollars ($2,000,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Company as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

“Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, or any other similar type of lien, charge, encumbrance, preferential or priority arrangement, whether based on common law or statute.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranties, the Collateral Documents, any

Bank Hedging Agreement and any other documents, certificates, instruments or agreements executed or delivered pursuant to or in connection with any such document or this Agreement, as such documents may be amended or otherwise modified from time to time.

“Loan Parties” shall mean the Company and each Guarantor and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Majority Banks” shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Banks holding not less than 66 2/3% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Banks holding not less than 66 2/3% of the aggregate principal amount of Indebtedness then outstanding hereunder (provided that, for purposes of determining Majority Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Banks based on their respective Percentages).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and the Guarantors to perform their respective obligations under this Agreement when required to be performed, including the Notes (if issued) or any other Loan Document to which either of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

“Mortgage(s)” shall mean the mortgage(s) and deeds of trust of real property owned by the Company or any Guarantor in form satisfactory to the Agent (and containing customary local law provisions for comparable transactions) as the case may be, executed and delivered as of the date hereof, or executed and delivered after the Effective Date by the Company or any Guarantor pursuant to Section 7.17 hereof, as such mortgages may be amended or otherwise modified from time to time and “Mortgage” shall mean any of them.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments received by the Company and/or any Guarantor, as the case may be, from such Asset Sale, net of the reasonable direct expenses of sale such as commissions and pro rated property taxes and net of any taxes actually payable by the Company or such Guarantor in respect of such sales, taking into account the Company’s or such Guarantor’s losses, if any, which are available under applicable law to reduce such gains.

“Net Income” of any Person for any period of determination shall mean, the net income of such Person as determined in accordance with GAAP.

“Non-Defaulting Bank” is defined in Section 2.4(c).

“Notes” shall mean the Revolving Credit Notes and the Swing Line Notes.

“Offering” shall mean a secondary offering of Company’s stock which yields gross proceeds to Company of $10,000,000 or more.

“Operating Lease” shall mean any lease (or other arrangement conveying the right to use) or real or personal property, or any combination thereof, which lease is not required to be classified as a Capitalized Lease in accordance with GAAP.

“Pension Plan” shall mean any plan established and maintained by the Company or any Subsidiary which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean with respect to each Bank, its percentage share, as set forth on Schedule 1.2, as such Schedule may be revised from time to time by Agent in accordance with Section 13.8.

“Permitted Acquisition” shall mean any acquisition by Company or a Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which is conducted in accordance with the following requirements:

(a)	Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, Company’s business, or is engaged in a business using systems or techniques not unlike those of the Company;

(b)	Company shall have delivered to Agent not less than fifteen (15) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information acceptable to Agent;

(c)	Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

(d)	The board of directors (or other Person(s) exercising similar function(s) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired) shall not have disapproved such transaction or recommended that such transaction be disapproved; and

(e)	The total consideration paid for such acquisition (including the assumption of debt) does not exceed Five Million Dollars ($5,000,000) and the total consideration for all Permitted Acquisitions paid during the terms of this Agreement does not exceed Ten Million Dollars ($10,000,000).

“Permitted Investments” shall mean with respect to any Person:

(a)	Governmental Obligations;

(b)	Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)	Banker’s acceptances, commercial accounts, demand deposit accounts, money market accounts, certificates of deposit, or depository receipts issued by or maintained with any Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of the Subsidiaries in the ordinary course of business;

(d)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a)	liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

(b)	mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(c)	liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

(d)	(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP;

(e)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person;

(f)	attachment, judgment and other similar non-tax liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such liens is and continues to be effectively stayed and bonded on appeal in a manner satisfactory to Bank for the full amount thereof, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, appropriate reserves are established with respect to such liens, such liens do not materially impair the operation of the Company’s business, and such liens are and remain junior in priority to the liens in favor of the Bank; and

(g)	interests of lessors in leased equipment, including filings for notification purposes.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Potential Financial Institution” is defined in Section 2.4(c).

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean, for any day, that rate of interest which is equal to the greater of (i) the Prime Rate, minus three quarters of one percent ( 3/4%), and (ii) the Alternate Base Rate.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Purchasing Bank” shall have the meaning set forth in Section 11.7.

“Quantum” shall mean Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation.

“Quick Ratio” shall mean as of any date of determination thereof a ratio the numerator of which is the Consolidated Unencumbered Cash and the denominator of which is the Revolving Credit Aggregate Commitment plus the Revolving Commitment as defined in the existing Credit Agreement between Tecstar Manufacturing Canada Ltd. and Comerica Bank (as amended or modified from time to time) as of such date.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 13.8(f) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements (excluding for the avoidance of doubt, amounts deemed to have been advanced under Section 3.6(a)) together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate, or otherwise require.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Company under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified in accordance with the terms hereof.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by the Company under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D, as amended or otherwise modified in accordance with the terms of this Agreement.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, chief financial officer, treasurer or the president of the Company or Quantum, as applicable or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company or Quantum, as applicable, or any other officer having substantially the same authority and responsibility.

“Revolving Credit” shall mean the revolving credit loans to be advanced to the Company by the applicable Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by the Company and made by the Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

“Revolving Credit Aggregate Commitment” shall mean Twenty Million Dollars ($20,000,000), subject to reduction or termination under Section 2.13 or 9.2 hereof.

“Revolving Credit Commitment Fee” shall mean the fees payable to Agent for distribution to the Banks pursuant to Section 2.12 hereof.

“Revolving Credit Maturity Date” shall mean the earlier to occur of either (i) September 1, 2008 or (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by the Company to each of the Banks in the form annexed to this agreement as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Security Agreement” shall mean the Security Agreement substantially in the form of the Security Agreement annexed hereto as Exhibit K executed and delivered by the Company and the Guarantors (other than Quantum) in favor of the Agent, as amended or otherwise modified from time to time.

“Subordination Agreement” shall mean any subordination agreement entered into from time to time between Agent, for and on behalf of the Banks, and any holder of Subordinated Debt, to evidence the subordination of such Subordinated Debt to the Indebtedness hereunder, as each such subordination agreement may be amended from time to time.

“Subordinated Debt” shall mean any Debt of the Company which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent and the Majority Banks.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

“Subordinated Notes” shall mean any notes or instruments evidencing Subordinated Debt as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to each Person which is a Subsidiary of the Company.

“Swing Line” shall mean the revolving credit loans to be advanced to the Company by the Swing Line Bank pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing made by Swing Line Bank to the Company pursuant to Section 2.5 hereof.

“Swing Line Bank” shall mean Comerica Bank in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

“Swing Line Maximum Amount” shall mean Five Million Dollars ($5,000,000).

“Swing Line Notes” shall mean the swing line notes which may be issued by the Company at the request of Swing Line Bank pursuant to Section 2.5(a) hereof in the form annexed hereto as Exhibit C, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

“Tangible Effective Net Worth” shall mean as of any date of determination, Tangible Net Worth as of such date, plus the outstanding principal amount of the Subordinated Debt as of such date.

“Tangible Net Worth” shall mean, as of any applicable date of determination, the excess of (i) the net book value of all assets of Company and its Consolidated Subsidiaries (other than receivables due from officers, employees and other affiliated parties and patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, deferred expenses, covenants not to compete and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) all Debt of Company and its Consolidated Subsidiaries.

“Unrestricted Cash” shall mean as of any date of determination, aggregate cash of Quantum and its consolidated Subsidiaries which is not subject to any lien or security interest in favor of any Person.

2. REVOLVING CREDIT

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Bank severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Company from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Bank’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness. (a) The Company hereby unconditionally promises to pay to the Agent for the account of each Bank the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Bank to the Company on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

(a)	Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to the appropriate lending office of such Bank resulting from each Revolving Credit Advance made by such lending office of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time under this Agreement.

(b)	The Agent shall maintain the Register pursuant to Section 13.8(f), and a subaccount therein for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Company in respect of the Revolving Credit Advances and each Bank’s share thereof.

(c)	The entries made in the Register and the accounts of each Bank maintained pursuant to paragraphs (b) and (c) of this Section 2.1 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Company by the Banks in accordance with the terms of this Agreement.

(d)	The Company agrees that, upon written request to the Agent (with a copy to the Company) by any Bank, the Company will execute and deliver, to such Bank, at Company’s own expense, a Note evidencing the outstanding Revolving Credit Advances owing to such Bank.

2.3 Requests for and Refundings and Conversions of Advances. The Company may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Agent of a Request for Revolving Credit Advance executed by a person previously authorized (in a writing delivered to the Agent) by the Company to execute such Request, subject to the following:

(a)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A, including without limitation:

(i)	the proposed date of such Advance, which must be a Business Day;

(ii)	whether such Advance is a refunding or conversion of an outstanding Advance; and

(iii)	whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto.

(b)	each such Request for Revolving Credit Advance shall be delivered to Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 11:00 a.m. (Detroit time) on such proposed date for Advances;

(c)	on the proposed date of such Advance, after giving effect to all Advances and Letters of Credit requested by the Company on such date (including, without duplication, the deemed Advances funded by Agent under Section 3.6(a) hereof in respect of the Company’s or an applicable Account Party’s reimbursement obligation hereunder), the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations as of such date, shall not exceed the then applicable Revolving Credit Aggregate Commitment;

provided however, that, in the case of any Advance being applied to refund or convert an outstanding Advance, the aggregate principal amount of such Advances to be refunded or converted shall not be included for purposes of calculating availability under this Section 2.3(c);

(d)	in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $500,000;

(e)	in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $1,000,000 (or a larger integral multiples of $500,000) and at any one time there shall not be in effect more than 3 Eurocurrency-based Rates and Eurocurrency-Interest Periods;

(f)	a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by the Company;

(g)	each Request for Revolving Credit Advance shall constitute a certification by the Company, as of the date thereof that:

(i)	both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Loan Parties;

(ii)	all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

(iii)	there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv)	the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

(v)	the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of the Company.

Agent, acting on behalf of the Banks, may, at its option, lend under this Section 2.3 upon the telephone request of a person previously authorized (in a writing delivered to the Agent) by the Company to make such requests and, in the event Agent, acting on behalf of the Banks, makes any such Advance upon a telephone request, the requesting officer shall fax to Agent, on the same day as such telephone request, a Request for Advance. The Company hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company and delivered to Agent prior to the date of such request to make Requests for Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that the Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a)	Upon receiving any Request for Revolving Credit Advance from the Company under Section 2.3 hereof, Agent shall promptly notify each Bank by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Bank pursuant to its Percentage of such Advance. Unless such Bank’s commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Agent, as follows:

(i)	for Domestic Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

(ii)	for Eurocurrency-based Advances, at the Agent’s Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent’s Correspondent) on the date of such Advance.

(b)	Subject to submission of an executed Request for Revolving Credit Advance by the Company without exceptions noted in the compliance certification therein, Agent shall make available to the Company, the aggregate of the amounts so received by it from the Banks in like funds and currencies:

(i)	for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct; and

(ii)	for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of the Company maintained with Agent’s Correspondent or to such other account or third party as the Company may reasonably direct.

(c)	Agent shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order. Unless Agent shall have been notified by any Bank prior to the date of any proposed Revolving Credit Advance that such Bank does not intend to make available to Agent such Bank’s Percentage of such Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not in fact made available to Agent by such Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Company, the Agent shall promptly notify the Company and the Company shall pay such amount to Agent, if such notice is delivered to the Company prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day. Agent shall also be entitled to recover from such Bank or the Company, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to the Company, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)	in the case of such Bank, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii)	in the case of Company, the rate of interest then applicable to such Advance of the Revolving Credit.

The obligation of any Bank to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Bank to make any Advance hereunder, and no Bank shall have any liability to the Company or any of its Subsidiaries, the Agent, any other Bank, or any other party for another Bank’s failure to make any loan or Advance hereunder. In the event any Bank shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a “Defaulting Bank”), the Agent shall promptly provide written notice thereof to the Company and to each other Bank (each such other Bank being referred to in this Section as a “Non-Defaulting Bank”). Each Non-Defaulting Bank shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Bank shall assume the Defaulting Bank’s rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Bank shall exercise such option by providing written notice of same to the Defaulting Bank (and if there is more than one Non-Defaulting Bank, the assignment agreement shall be entered into with the Non-Defaulting Bank who first notifies the Defaulting Bank of its decision to exercise said option) and to the Company. If no Non-Defaulting Bank shall exercise the above-described option within the said ten (10) Business Day period and if the Company shall, subject to Section 13.8(c) hereof, within sixty (60) days of delivering the notice described above, advise such Defaulting Bank of another bank or financial institution to which assignments are permitted pursuant to Section 13.8(c) hereof and which is willing to assume such Defaulting Bank’s rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a “Potential Financial Institution”), such Defaulting Bank shall, subject to Section 13.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter the Company’s remedies vis a vis the Defaulting Bank.

2.5 Swing Line Advances. The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances (each such advance being a “Swing Line Advance”) to the Company, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed in the aggregate at any time outstanding the Swing Line Maximum Amount. Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to Swing Line Bank resulting from each Swing Line Advance of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time. The entries made in such account or accounts of Swing Line Bank shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Company by Swing Line Bank in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Company in the case of any Quoted Rate Advance, on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date. The provisions of this Section 2.5 shall not be operative while there is only one (1) Bank.

The Company agrees that, upon the written request of Swing Line Bank, the Company will execute and deliver to Swing Line Bank a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

(a)	Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Bank’s account maintained pursuant to Section 2.5(a), which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

(b)	Requests for Swing Line Advances. The Company may request a Swing Line Advance only after the delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Agent) by the Company to make such requests, subject to the following:

(i)	each such Request for Swing Line Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit D, including without limitation:

(A)	the proposed date of such Swing Line Advance, which must be a Business Day;

(B)	whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance; and

(C)	in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

(ii)	on the proposed date of such Swing Line Advance, after giving effect to all Swing Line Advances requested by the Company on such date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount.

(iii)	on the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested by the Company on such date (including, without duplication, deemed Advances made under Section 3.6(a) hereof in respect of the Company’s or an applicable Account Party’s reimbursement obligation hereunder) of determination, the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the then applicable Revolving Credit Aggregate Commitment;

(iv)	in the case of a Swing Line Advance that is a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Fifty Thousand Dollars ($ 50,000) or such lesser amount as agreed to by Agent from time to time.

(v)	in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance plus any other outstanding Advances of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Fifty Thousand Dollars ($50,000) (or a larger integral multiple of Ten Thousand Dollars ($10,000) or such lesser amount as agreed to by Agent from time to time, and at any one time there shall not be in effect more than 2 Applicable Interest Rates and Interest Periods;

(vi)	each such Request for Swing Line Advance shall be delivered to the Swing Line Bank by 1:00 p.m. (Detroit time) on the proposed date of the Advance;

(vii)	each Request for Swing Line Advance, once delivered to Swing Line Bank, shall be irrevocable by the Company, and shall constitute and include a certification by the Company as of the date thereof that:

(A)	both before and after making such Swing Line Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of such Loan Parties;

(B)	all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

(C)	both before and after giving effect to such Swing Line Advance, there is no Default or Event of Default in existence; and

(D)	both before and after giving effect to such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, other than any representation or warranty that expressly speaks only as of a different date.

Swing Line Bank, may, at its option, lend under this Section 2.5(c) upon the telephone request of an authorized officer of Company and, in the event Swing Line Bank makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Swing Line Bank, fax to Swing Line Bank, on the same day as such telephone request, a Request for Swing Line Advance. Company hereby authorizes Swing Line Bank to disburse Advances under this Section 2.5(c) pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company to make Requests for Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Swing Line Advance form as of the date of such requested Advance. Swing Line Bank shall promptly deliver to Agent by telecopy a copy of any Request for Advance received hereunder.

(c)	Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by the Company without exceptions noted in the compliance certification therein, Swing Line Bank shall make available to the Company the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Company maintained with Agent or to such other account or third party as the Company may reasonably direct in writing.

Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(d)	Refunding of or Participation Interest in Swing Line Advances.

(i)	The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each of the Banks (including the Swing Line Bank in its capacity as a Bank) to make an Advance of the Revolving Credit to the Company, in an amount equal to such Bank’s Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided however that Swing Line Advances which are carried at the Quoted Rate which are converted to Revolving Credit Advances at the request of the Agent at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Bank against the Company or the Banks as a consequence of such conversion. In the case of each Refunded Swing Line Advance the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Bank shall retain its claim against the Company for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(j) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(e)(iii), each Bank shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time (for Domestic Advances) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 10.1 hereof.

(ii)	If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(e), one of the events described in Section 9.1(j) hereof shall have occurred, each Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Swing

Line Advance that was to have been refunded in an amount equal to its Percentage of such Swing Line Advance. Each Bank within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Bank a Swing Line Participation Certificate in the form of Exhibit E evidencing such participation.

(iii)	Each Bank’s obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person; (v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Bank does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Bank to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Bank to make such amounts available, and no Bank shall have any liability to the Company and its Subsidiaries, the Agent, the Swing Line Bank, or any other Bank or any other party for another Bank’s failure to make the amounts required under clause (i) or (ii) available.

2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds commencing on the first day of the month next succeeding the month during which the initial Advance of the Revolving Credit or Swing Line Advance, as the case may be, is made and on the first day of each month thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

2.7 Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.

(a)	Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

(b)	Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

2.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.3 or 2.5(e) hereof (except for refundings or conversions of Prime-based Advances) shall be due and payable in full on the date such Advance is refunded or converted.

2.9 Interest on Default. In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Banks, interest shall be payable on demand on all Eurocurrency-based Advances of the Revolving Credit and Quoted Rate Advances from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of Company hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurocurrency-based Advances, three percent (3%) for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus three percent (3%).

2.10 Optional Prepayments. (a) Except as provided in Section 2.10(b) hereof, the Company may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit at any time. Subject to Section 11.1 hereof and to the other terms and conditions of this Agreement, the Company may prepay all or part of any Eurocurrency-based Advance of the Revolving Credit (subject to not less than one (1) Business Day’s notice to Agent) provided that the amount of any such partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000).

(b)	The Company may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time.

(c)	The Company may prepay at any time all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate (subject to not less than one (1) day’s notice to the Swing Line Bank) provided that the amount of such prepayment shall be at least Ten Thousand Dollars ($10,000) and, after giving effect to any such partial prepayment, the aggregate unpaid portion of such Swing Line Advance shall be at least Fifty Thousand Dollars ($50,000).

(d)	Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1.

2.11 Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurocurrency-based Advance of the Revolving Credit, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5(c) hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.9 hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurocurrency-based Advance which has not been prepaid shall, absent a contrary election of the Majority Banks, be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify the Company of said action.

2.12 Revolving Credit Commitment Fee. From the Effective Date to the Revolving Credit Maturity Date, the Company shall pay to the Agent for distribution to the Banks pro-rata in accordance with their respective Percentages, a Revolving Credit Commitment Fee quarterly in arrears commencing October 1, 2005 (in respect of the prior calendar quarter or portion thereof), and on the first day of each calendar quarter thereafter. The Revolving Credit Commitment Fee payable to each Bank shall be determined by multiplying three sixteenths of one percent (3/16%) times the average daily amount of the unused Revolving Credit Aggregate Commitment then in effect (in determining the unused portion of the Revolving Credit Aggregate Commitment, Letters of Credit shall be considered usage of the Revolving Credit and Swing Line Advances shall not be considered usage of the Revolving Credit). The Revolving Credit Commitment Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Revolving Credit Commitment Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Commitment Fees described in this Section are not refundable under any circumstances.

2.13 Mandatory Repayment of Revolving Credit Advances. (a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to the Company, plus the outstanding Letter of Credit

Obligations, shall exceed the then applicable Revolving Credit Aggregate Commitment, the Company shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit Obligations, provide cash collateral on the basis set forth in Section 9.2 hereof. The Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof; provided, however, that the Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any;

(b)	To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.13 or payment pursuant to the terms of any of the Collateral Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Company may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of the Company to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof.

2.14 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Company may upon at least five Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Two Million Dollars ($2,000,000) or a larger integral multiple of Five Hundred Thousand Dollars ($500,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Commitment Fee accrued to the date of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the aggregate undrawn amount of outstanding Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Commitment unless the Company so elects; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or such Quoted

Rate Advance, then, pursuant to Section 11.1, the Company shall compensate the Banks for any losses described in Section 11.1 or, the Company may deposit the amount of such prepayment in a collateral account as provided in Section 2.13(b). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Bank in accordance with such Bank’s Percentage thereof, and will not be available for reinstatement by or readvance to the Company, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Bank’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Quoted Rate.

2.15 Use of Proceeds of Advances. Advances of the Revolving Credit (including Swing Line Advances) shall be available for the working capital needs and general corporate purposes of Company and its Subsidiaries who are Domestic Guarantors.

3. LETTERS OF CREDIT

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Ten Thousand Dollars ($10,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of: (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

(a)	in the case of any Account Party:

(i)	after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

(ii)	after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including, without duplication, deemed Advances funded by Agent under Section 3.6(a) hereof in respect of the Company’s or an applicable Account Party’s reimbursement obligation hereunder) requested or outstanding on such date does not exceed the then applicable Revolving Credit Aggregate Commitment;

(b)	the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Loan Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by the Company;

(c)	the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (other than any representation or warranty that expressly speaks only as of a different date), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

(d)	the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

(e)	the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank;

(f)	no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

(g)	there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any Bank to take an assignment of its Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

(h)	Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Bank will deliver to the Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit F, to each Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank’s Percentage thereof.

3.4 Letter of Credit Fees. The Company shall pay to the Agent for distribution to the Banks in accordance with their Percentages, Letter of Credit Fees as follows:

(a)	A per annum letter of credit fee of the L/C Commission Rate per annum with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit).

(b)	At any time there are two (2) or more Banks, a letter of credit facing fee in the amount equal to the greater of (i) $250 or (ii) one quarter of one percent (.25%) on the face amount of each Letter of Credit to be retained by Issuing Bank for its own account.

(c)	If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Revolving Credit Bank or (ii) impose on Issuing Bank or any Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank’s or such Bank’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Bank, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Bank, as the case may be, from time to time as specified by the Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Bank for such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section 3.4(c), shall be accompanied by a certificate of Issuing Bank or the applicable Bank (as applicable) setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

(d)	All payments by the Company to the Agent for distribution to the Issuing Bank or the Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Company by the Agent. The fees described in clauses (a) and (b) above shall be nonrefundable under all circumstances and shall be payable upon the issuance of such Letter of Credit and thereafter annually in advance. The fees due under clause (a) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that any amendment or extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company and the applicable Account Party(ies) shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

3.6	Drawings and Demands for Payment Under Letters of Credit.

(a)	If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Company and each applicable Account Party agree to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), on (i) the Business Day that the Company receives notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Company receives such notice, if such notice is not received prior to such time. Unless the Company or the applicable Account Party shall have made such payment to the Agent for the account of the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of the Company or the applicable Account Party under this Section 3.6 shall be deemed satisfied.

(b)	If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to the Company and the applicable Account Party on the date such draft or demand is honored, and to each Bank on such date unless the Company or applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) hereof by payment to the Agent on such date. The Issuing Bank shall further use reasonable efforts to provide notice to the Company or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not, subject to Section 3.6(a), affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Company or applicable Account Party under Section 3.6(a) hereof.

(c)	Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Percentage. Each Bank, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Banks under Section 3.6(b) hereof is not given to the Banks prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall make its Percentage of the amount paid by the Issuing Bank, and not reimbursed by the Company or applicable Account Party on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Bank. If and to the extent such Bank shall not have made such pro rata portion available to the Agent, such Bank, the Company and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Company and the applicable Account Party, as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be. If such Bank shall pay such amount to the Agent for the account of Issuing Bank together with such interest, if any, such amount so paid shall be deemed to constitute an Advance by such Bank disbursed in respect of the reimbursement obligation of the Company or applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Agent for the account of Issuing Bank shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent for the account of Issuing Bank.

Notwithstanding the foregoing however no Bank shall be deemed to have acquired a participation in a Letter of Credit if, prior to the issuing of the Letter of Credit by the Issuing Bank, the Agent or the Issuing Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Banks, as applicable.

(d)	Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement.

3.7 Obligations Irrevocable. The obligations of the Company and any Account Party to make payments to Agent for the account of Issuing Bank or the Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)	Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the “Letter of Credit Documents”);

(b)	Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with

(c)	The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)	Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)	Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)	Any failure, omission, delay or lack on the part of the Agent, Issuing Bank or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Bank, any Bank or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Bank, any Bank or any such party; or

(g)	Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company or any Account Party against the Agent, Issuing Bank or any Bank. Nothing contained in this Section 3.7 shall be deemed a waiver of any claim or to prevent Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent or any Bank.

3.8 Risk Under Letters of Credit. (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b)	Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from the Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes to be authentic. Issuing Bank will, upon request, furnish the Banks with copies of Letter of Credit Documents related thereto.

(c)	In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of the Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, the Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Banks expressly acknowledges that it has made and will continue to make its own evaluations of the Company’s and the Account Parties’ creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank’s officers, agents and employees.

(d)	If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentages and shall promptly deliver to each Bank its share thereof, less such Bank’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank’s Percentage of such payment, such Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. The Company and each Account Party hereby indemnifies and agrees to hold harmless the Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks, the Issuing Bank or the Agent or any such L/C Indemnified Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Bank, any Bank or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for L/C Indemnified Amounts relating to any of the following:

(a)	the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b)	the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)	payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d)	any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e)	any other event or circumstance whatsoever arising in connection with any Letter of Credit;

provided, however, that with respect to subparagraphs (a) through (e) hereof, (i) neither the Company nor any of the Account Parties shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from such L/C Indemnified Person’s gross negligence or willful misconduct and (ii) the Agent and the Issuing Bank shall be liable to the Company and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company and the Account Parties which were caused by the Issuing Bank’s gross negligence, or willful misconduct or by the Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

(f)	It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

3.10 Right of Reimbursement. Each Bank agrees to reimburse the Issuing Bank on demand, pro rata in accordance with its respective Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by the Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Company or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Company or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank’s gross negligence or willful misconduct or by the Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4. [RESERVED]

5. CONDITIONS

The obligations of the Banks to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Bank to issue Letters of Credit are subject to the following conditions:

5.1 Execution of Notes and this Agreement. Each of the Loan Parties shall have executed and delivered to Agent for the account of each Bank requesting Notes, the Revolving Credit Notes and the Swing Line Note, as applicable, and this Agreement and the other Loan Documents to which that Loan Party is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

5.2 Corporate or Limited Liability Company Authority. Agent shall have received, with a counterpart thereof for each Bank:

(a)	For each Loan Party, a certificate of its Secretary, Assistant Secretary or member, as applicable, as to:

(i)	resolutions of the board of directors or members of such Loan Party evidencing approval of the transactions contemplated by this Agreement, approval of this Agreement and the other Loan Documents to which such Loan Party is party and authorizing the execution and delivery thereof and in the case of the Company, the borrowing of Advances and the requesting of Letters of Credit hereunder,

(ii)	the incumbency and signature of the officers or members of such Loan Party executing any Loan Document,

(iii)	a certificate of good standing or continued existence (or the equivalent thereof) from the state of its organization, and from every state or other jurisdiction listed on Schedule 5.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 6.1, and

(iv)	copies of such Loan Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date;

5.3 Collateral Documents, Guaranties and other Loan Documents. As security for all Indebtedness, the Agent shall have received the following documents:

(a)	The following Collateral Documents:

(i)	the Guaranties, executed and delivered by the Guarantors;

(ii)	the Security Agreement, executed and delivered by the Company and the Guarantors; and

(iii)	Subordination Agreements with respect to all Subordinated Debt;

(b)	A Mortgage for each property listed on Schedule 5.3(b), together, in each case, with the following, for each such parcel, shall have been delivered to the Agent, for and on behalf of the Banks:

(i)	ALTA mortgage title insurance policy from a title insurance company reasonably satisfactory to the Agent and the Banks, without standard exceptions, in an amount satisfactory to the Agent and the Banks, insuring the Agent’s mortgage, to be a first lien on the subject property, subject only to those exceptions, provided the same are available, acceptable to the Agent and the Banks. The title policy shall contain, provided the same are available, comprehensive, leasehold (if applicable) and any other endorsements required by the Agent.

(ii)	Evidence of flood insurance, if required by applicable law.

(c)	If requested by the Agent, in the case of each leased property listed on Schedule 5.3(c) hereto, lessor’s acknowledgments and consents in form and substance reasonably acceptable to the Agent and the Banks.

(d)	Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Company or any Guarantor (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2).

(e)	Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Banks), a perfected security interest in the Collateral thereunder shall have been delivered to the Agent in a proper form for filing in each office in each jurisdiction listed in Schedule 5.3(d), or other office, as the case may be.

5.4 Existing Credit Facilities. All existing Debt, other than Debt expressly permitted hereunder, or Debt to be refinanced with the proceeds of an Advance of the Revolving Credit, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the related commitments terminated and all Liens securing payment of any such Debt shall have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith, or undertakings from the applicable secured parties as to the termination and discharge thereof satisfactory in form and substance to Agent.

5.5 Insurance. The Agent shall have received evidence satisfactory to it that the Loan Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

5.6 Compliance with Certain Documents and Agreements. The Loan Parties shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

5.7 Opinion of Counsel. The Loan Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Bank, opinions of counsel to the Loan Parties, dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Banks.

5.8 Company’s Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of the Company dated the date of the initial Advance hereunder, stating that to the best of his or her knowledge after due inquiry, (a) except to the extent set forth in any post closing letter between the Company and the Agent, the conditions set forth in this Section 5 have been satisfied; (b) the representations and warranties made by the Loan Parties in this Agreement or any of the other Loan Documents, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; and (d) since June 30, 2005, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

5.9 Payment of Fees. Concurrently with the initial Advance hereunder, Company shall have paid to Comerica, in its individual capacity and as Agent (for its sole account), a non-refundable commitment fee in the amount of $25,000.

5.10 Financial Statements. The Company shall have delivered to the Agent and each Bank the annual audited financial statements of Quantum and its Subsidiaries for the period ended April 30, 2005.

5.11 [Reserved].

5.12 Continuing Conditions. The obligations of the Banks to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

(a)	No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

(b)	Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6. REPRESENTATIONS AND WARRANTIES

The Company represents and warrants and such representations and warranties shall survive until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement:

6.1 Corporate Authority. Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation, and, other than as set forth on Schedule 6.1 hereto, each Loan Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary and where failure to be so qualified would have a Material Adverse Effect.

6.2 Due Authorization – Company. Execution, delivery and performance of this Agreement, the other Loan Documents to which the Company is a party and the issuance of the Notes by the Company (if requested) are within the Company’s corporate powers, have been duly authorized, are not in contravention of any law applicable to the Company or the terms of the Company’s organizational documents and, except as have been previously obtained or as referred to in Section 6.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

6.3 Due Authorization – Guarantors. Execution, delivery and performance of the Guaranty, and the other Loan Documents to which such Guarantor is a party, are within the corporate or limited liability company powers of each such Guarantor, have been duly authorized, are not in contravention of any law applicable to such Guarantor or the terms of such Guarantor’s organizational documents, and, except as have been previously obtained (or as referred to in Section 6.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

6.4 Good Title, No Liens. The property described in Schedules 5.3(b) hereof constitutes all of the real property owned by the Company and its Subsidiaries on the Effective Date. The Company and its Subsidiaries have good title to or a valid leasehold interest in (or, in the case of any fee interest in real property, good and marketable title to) all of their respective material assets, subject to the exceptions stated in the next sentence. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by Company or the Guarantors, except for (i) any defects that, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) other Liens permitted pursuant to Section 8.2.

6.5 Taxes. Each of the Loan Parties has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Loan Party or such other Subsidiary as may be required by GAAP.

6.6 No Defaults. There exists no material default under the provisions of any instrument evidencing any outstanding indebtedness for borrowed money in excess of $50,000 of any Loan Party or of any agreement relating thereto.

6.7 Enforceability of Agreement and Loan Documents — Company. This Agreement and each of the other Loan Documents to which the Company is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.8 Enforceability of Loan Documents — Guarantors. The Loan Documents to which each of the Guarantors is a party, have each been duly executed and delivered by the duly authorized officers, members or managers, as the case may be, of each such Guarantor and constitute the valid and binding obligations of each such Guarantor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.9 Compliance with Laws. Except as disclosed on Schedule 6.9, each of the Loan Parties has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, except to the extent that failure to comply therewith would not have a Material Adverse Effect.

6.10 Non-contravention — Company. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party by the Company are not in contravention of the terms of any indenture, agreement or undertaking to which the Company is a party or by which its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

6.11 Non-contravention — Guarantors. The execution, delivery and performance of those Loan Documents signed by the Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any such Guarantor is a party or by which it or its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

6.12 No Litigation. Except for De Minimis Matters or as set forth on Schedule 6.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of the Company, threatened against any Loan Party (other than any suit, action or proceeding in which such Loan Party is the plaintiff and in which no counterclaim or cross-claim against such Loan Party has been filed). Except as set forth on Schedule 6.12, there is not outstanding against any Loan Party any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

6.13 Consents, Approvals and Filings, Etc. Except as have been previously obtained or for DeMinimis Matters and except for the consents of landlords with respect to properties leased by Company and the Guarantors, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by any of the Loan Parties of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and or delivered by any such Loan Parties in connection therewith or herewith; or (ii) by Loan Party, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent and except for such consents, approvals or filings the failure of which to obtain would not have a Material Adverse Effect. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of the Company threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

6.14 Agreements Affecting Financial Condition. As of the Effective Date, none of the Loan Parties is party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect.

6.15 No Investment Company or Margin Stock. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Loan Party to purchase or carry margin stock or will be made available by any Loan Party or any of their respective Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

6.16 ERISA. None of the Loan Parties maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.16 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no “reportable event” as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Loan Parties has engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject the Company or the Subsidiaries to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

6.17 Conditions Affecting Business or Properties. As of the Effective Date, neither the respective businesses nor the properties of any Loan Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance) which is reasonably likely to have a Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days would reasonably be expected to have a Material Adverse Effect.

6.18 Environmental and Safety Matters. Except as set forth in Schedules 6.18 and 6.12 and except for such matters as are not reasonably likely to have a Material Adverse Effect:

(a)	all facilities and property owned or leased by the Loan Parties are in material compliance with all Hazardous Material Laws;

(b)	to the knowledge of the Company, there have been no unresolved and outstanding past, and there are no pending or threatened

(i)	written claims, complaints, notices or requests for information received by any Loan Party with respect to any alleged violation of any Hazardous Material Law, or

(ii)	written complaints, notices or inquiries to any Loan Party regarding potential liability of the Loan Parties under any Hazardous Material Law; and

(c)	to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

6.19 Subsidiaries. Except as disclosed on Schedule 6.19 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, Company has no Subsidiaries.

6.20 Accuracy of Information. (a) Each of the financial statements furnished to Agent and the Banks prior to the date of this Agreement, fairly presents in all material respects (subject to year-end adjustments and the omission of notes thereto in the case of interim statements) the financial condition of the Company and its Subsidiaries and the results of their operations for the periods covered thereby, and has been prepared in accordance with GAAP.

(b)	Since April , 2005 there has been no material adverse change in the financial condition of Company and the Guarantors taken as a whole, to the best knowledge of the Company, neither Company nor any of the Guarantors has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in Company’s financial statements for the fiscal year ended April 30, 2005, except as set forth on Schedule 6.20 hereof, and at the present time there are no unrealized or anticipated losses from any present commitment of Company or any of the Guarantors which contingent obligations and losses in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.21 Labor Relations. None of the Loan Parties is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Loan Parties or to the knowledge of Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the knowledge of Company, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any Guarantor or to the knowledge of Company, threatened against any of them and (iii) no union representation question existing with respect to the employees of the Loan Parties, in each case or in the aggregate which could reasonably be expected to have a Material Adverse Effect.

6.22 Existing Debt. As of the Effective Date, Schedule 8.1(b) hereto sets forth a true and complete list of all Debt for borrowed money (other than Indebtedness) of the Company and the Guarantors as of the Effective Date that is in excess of $50,000 for any one issue and is to remain outstanding after giving effect to this transaction, in each case showing the aggregate principal amount thereof and the name of the company (or issuer) and any other entity which directly or indirectly guaranteed such debt.

6.23 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company and the Guarantors will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Company to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. Neither the Company nor any Guarantor intends to nor does management of the Company or any Guarantor believe it will incur debts beyond its ability to pay as they mature. Neither the Company nor any Guarantor contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to the Company or any Guarantor, nor does the Company or any Guarantor have any knowledge of any threatened bankruptcy or insolvency proceedings against the Company or any Guarantor.

6.24 Senior Indebtedness. The Indebtedness constitutes Senior Indebtedness for purposes of all Subordinated Debt.

7. AFFIRMATIVE COVENANTS

The Company covenants and agrees that it will, and, as applicable, it will cause each of the Subsidiaries, until the Revolving Credit Maturity Date and thereafter until expiration of all

Letters of Credit and final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement and the other Loan Documents, to:

7.1	Financial Statements. Furnish to the Agent with sufficient copies for each Bank:

(a)	as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company a copy of the Company prepared Consolidated and Consolidating financial statements of the Company and its consolidated Subsidiaries as at the end of such year and the related Company prepared statements of income, stockholders equity, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Company as being fairly stated in all material respects; and

(b)	as soon as available, but in any event not later than forty five (45) days after the end of each fiscal quarter, Company prepared unaudited Consolidated and Consolidating balance sheets of the Company and the Guarantors as at the end of such fiscal quarter and the related unaudited statements of income, stockholders equity and cash flows of the Company and the Guarantors for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer of Company as being fairly stated in all material respects; and

(c)	as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Quantum a copy of the audited Consolidated and Consolidating financial statements of Quantum and its consolidated Subsidiaries as at the end of such year and the related audited statements of income, stockholders equity, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by an independent certified public accounting firm reasonably satisfactory to the Agent and the Banks; and

(d)	as soon as available, but in any event not later than forty five (45) days after the end of each fiscal quarter, internally prepared unaudited Consolidated and Consolidating balance sheets of Quantum and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income, stockholders equity and cash flows of Quantum and its consolidated Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer of Quantum as being fairly stated in all material respects; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (d) hereof will not be required to include footnotes and will be subject to year-end adjustments.

7.2 Certificates; Other Information. Furnish to the Agent with sufficient copies for each Bank:

(a)	Within forty five (45) days after and as the end of each fiscal quarter, a Covenant Compliance Report;

(b)	On or before May 31 of each year, the Company shall prepare and deliver to the Agent and the Banks projections of the Company and its Subsidiaries for the current fiscal year, on a month to month basis and for the following fiscal year on an annual basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period;

(c)	Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and the Guarantors made by such accountants, including any comment letter submitted by such accountants to managements in connection with their services;

(d)	Promptly and in form to be reasonably satisfactory to the requesting Bank, such additional financial and/or other information, or other reports as any Bank may from time to time reasonably request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a)	Continue to engage solely in the business now conducted by the Company or the Guarantors and businesses related thereto and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 8.4 and 8.5;

(b)	Take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 8.5 or where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect; and

(c)	Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and excepted), except where the failure to maintain such property would not reasonably be expected to have a Material Adverse Effect; and (b) maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate, and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company or such Guarantor, and to the Agent for the benefit of the Banks (Agent as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent upon its request.

7.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Bank, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Bank, to examine Company’s and each Guarantor’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at reasonable times and intervals, upon the request of the Majority Banks, to conduct full or partial Collateral audits of Company and the Subsidiaries, with all reasonable costs and expenses of such audits to be reimbursed by Company; and (c) permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and the Guarantors (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agent or the Banks hereunder shall be subject to the undertaking of the Banks set forth in Section 13.11 hereof.

7.7 Notices. Promptly give notice to the Agent of:

(a)	the occurrence of any Default or Event of Default of which the Company or any Guarantor has knowledge;

(b)	any (i) default or event of default under any Contractual Obligation of Company or any Guarantor of which the Company or such Guarantor had knowledge or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any Guarantor and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (iii) any change in the financial condition of the Company or any of the Guarantors since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

(c)	any event which the Company reasonably believes is reasonably likely to have a Material Adverse Effect;

(d)	promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by the Company or any Subsidiary) which could reasonably be expected to have a Material Adverse Effect upon the Company or any Subsidiary setting forth the details of such position and the financial impact thereof;

(e)	not less than 10 days prior to the proposed effective date thereof, copies of any proposed material amendments, restatements or other modification to the Subordinated Debt Documents;

(f)	provide prompt written notice to the Agent of (i) all jurisdictions in which the Company or any of the Guarantors becomes qualified after the Effective Date to transact business, and (ii) any material change after the Effective Date in the authorized and issued capital stock or other equity interests of the Company or any of the Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company has taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a)	Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)	Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of the Guarantors of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws;

(c)	To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material;

7.9 [Reserved].

7.10 Tangible Effective Net Worth. Commencing October 31, 2005, maintain as of the end of each fiscal quarter a Tangible Effective Net Worth of not less than the Base Tangible Effective Net Worth.

7.11 [Reserved].

7.12 [Reserved].

7.13 Quick Ratio. Cause Quantum to maintain as of the end of each fiscal quarter, a Quick Ratio of not less than 1.0 to 1.0.

7.14 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such Loan Parties, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by such Loan Parties in connection therewith or herewith, except where the failure to so apply for, obtain or maintain would not reasonably be expected to have a Material Adverse Effect.

7.15 Compliance with ERISA. Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply is not likely to have a Material Adverse Effect.

7.16 ERISA Notices. Promptly notify Agent upon the occurrence of any of the following events if such event is likely to have a Material Adverse Effect:

(a)	the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA;

(b)	the Company’s or any Guarantor’s receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

(c)	the Company’s or any Guarantor’s receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

(d)	the failure of the Company or any Guarantor to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(e)	the withdrawal of the Company or any Guarantor from any Multiemployer Plan if the Company reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

(f)	the occurrence of a “reportable event” which is required to be reported by the Company under Section 4043 of ERISA as defined in ERISA other than any event for which the reporting requirement has been waived by the PBGC or a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained which in either case is likely to have a Material Adverse Effect.

7.17 Security; Defense of Collateral. Take such actions as the Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens and other liens permitted under Section 8.2 hereof; and defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.18 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.15 hereof; and not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.19 Future Subsidiaries; Additional Collateral.

(a)	With respect to each Person which becomes a Subsidiary of the Company (directly or indirectly) subsequent to the Effective Date, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Subsidiary (whichever first occurs), cause such new Subsidiary to execute and deliver to the Agent (x) a Joinder Agreement (attached to the Guaranty as Exhibit A) whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty and (y) a joinder agreement to the Security Agreement;

(b)	With respect to real property located in the United States acquired by the Company or any Guarantor after the Effective Date, not later than forty-five (45) days after such property is acquired, the Company shall execute or cause to be executed (unless waived by Agent and the Majority Banks) a Mortgage covering such property, together with such real estate documentation listed on Schedule 7.19 hereto;

in each case in form reasonably satisfactory to the Agent and the Majority Banks, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Majority Banks and the Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 7.17.

7.20 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the Company’s expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

7.21 Bank Accounts. Maintain all of their principal bank accounts with the Agent.

8. NEGATIVE COVENANTS.

Company covenants and agrees that, until the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by Company and the Guarantors of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit any of its Subsidiaries, to:

8.1	Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a)	Indebtedness under this Agreement and the other Loan Documents;

(b)	any Debt existing on the Effective Date and set forth in Schedule 8.1(b) attached hereto and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

(c)	Debt of the Company or a Guarantor, excluding Debt otherwise permitted under this Section 8.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that the aggregate amount of all such Debt shall not exceed One Million Dollars ($1,000,000) at any one time outstanding;

(d)	Subordinated Debt;

(e)	Debt under any Hedging Transactions;

(f)	Guarantee Obligations permitted under Section 8.3 or any other Loan Document;

(g)	current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, operating leases and short term Debt owed to vendors) arising in the ordinary course of Company’s or such Subsidiary’s businesses;

(h)	Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 7.3;

(i)	Debt arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.1;

(j)	Intercompany Loans, but only to the extent permitted under Section 8.8 hereof;

(k)	Non-current liabilities for post-employment healthcare and other insurance benefits;

(l)	Debt secured by Permitted Liens.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)	Permitted Liens;

(b)	Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements;

(c)	Liens in favor of Agent, as security for the Indebtedness (including Indebtedness under any Bank Hedging Agreements) and the obligations of the Company and the Guarantors to Comerica Bank relating to the Comerica Agreement;

(d)	attachments, judgments and other similar Liens (other than any judgment that is described in clause (h) of Section 9.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed within 30 days and claims secured thereby are being actively contested in good faith by appropriate proceedings;

(e)	other Liens, existing on the Effective Date, set forth on Schedule 8.2 attached hereto and any renewals or refinancing of the Debt secured thereby in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement.

8.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) the Guaranties, (b) Guarantee Obligations not otherwise permitted under this Section 8.3 in respect of Debt incurred by any Person, provided that the aggregate principal amount of such Debt at any time outstanding does not exceed $500,000, (c) Guarantee Obligations existing on June 30, 2005 and set forth on Schedule 8.3 hereof, and (d) Guarantee Obligations arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or disposition of assets.

8.4 Acquisitions. Except for Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate an expansion of present business in any material respect by acquisition.

8.5 Limitation on Mergers, other Fundamental Changes or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make any material change in its capital structure or present method of conducting business, except:

(a)	inventory leased or sold in the ordinary course of business;

(b)	obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of Company’s or any Guarantor’s business to the extent such dispositions do not exceed $500,000 during any single fiscal year of Company;

(c)	(i) mergers or consolidations of any Subsidiary with or into Company (so long as Company shall be the continuing or surviving entity), (ii) the Merger and (iii) mergers or consolidations of any Subsidiary with or into any Guarantor, so long as such Guarantor shall be the continuing or surviving entity; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) through (iii) of this clause (c), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and no Domestic Subsidiary may merger or consolidate with a Foreign Subsidiary;

(d)	any Subsidiary may liquidate or dissolve into the Company or any Domestic Guarantor if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company;

(e)	provided that no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), (i) Asset Sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales is less than $500,000 in any fiscal year and the consideration received is cash or cash equivalents and (ii) other Asset Sales approved by the Majority Banks; and

(f)	the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business.

8.6 Restricted Payments. Declare or make, or permit any Guarantor to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any membership interests or any shares of any class of its capital stock, as applicable, or issue, purchase, redeem or otherwise acquire for value any membership interests or any shares of its capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding, except that the Guarantors who are Subsidiaries of the Company may make Distributions to the Company.

8.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for:

(a)	Permitted Acquisitions permitted by Section 8.4 hereof; and

(b)	Capital Expenditures which shall not exceed $5,000,000 during any fiscal year (determined on a combined basis for Company and its Subsidiaries).

8.8 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

(a)	Permitted Investments;

(b)	Investments (including Intercompany Loans, Advances or Investments) existing on the Effective Date and listed on Schedule 8.8 hereof;

(c)	extensions of trade credit in the ordinary course of business;

(d)	Intercompany Loans, Advances or Investments made on or after the Effective Date by the Company to any Guarantor or by any Guarantor to the Company (provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Document), provided that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Event of Default under Section 9.1(a) or 9.1(j) has occurred and is continuing;

(e)	Investments in respect of Hedging Transactions;

(f)	Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)	loans and advances to employees, officers and directors of the Company or any of the Guarantors in an aggregate amount not to exceed $250,000;

(h)	Permitted Acquisitions permitted pursuant to Section 8.4; and

(i)	Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $500,000 at any one time.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.9 Transactions with Affiliates. Except as set forth in Schedule 8.9 (which transactions described on Schedule 8.9 are on terms that are fair and reasonable to the Company and the Guarantors), enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, or providing for the payment of any management or other fee, with any Affiliate of a Company or any Subsidiary except (a) transactions otherwise permitted under this Agreement; (b) transactions in the ordinary course of Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties; and (c) transactions between or among Company and the Guarantors not involving any other Affiliates.

8.10 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, as the case may be.

8.11 Limitation on Negative Pledge Clauses. After the Effective Date, except for such agreements, documents or instruments which are in effect on the Effective Date and which are set forth on Schedule 8.11 hereto, enter into any agreement, document or instrument which would restrict or prevent the Company and its Subsidiaries from granting Agent on behalf of Banks liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens, except for Permitted Liens and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist.

8.12 Prepayment of Debts. Prepay, purchase, redeem or defease any Debt for money borrowed (including without limitation any Subordinated Debt) or any capital leases, excluding refinancings or renewals of such Debt in the same or lesser amounts (and giving effect to any required amortization) on substantially the same terms or on terms more favorable to the obligor thereunder, and otherwise in compliance with this Agreement.

8.13 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 8.1, any Subordinated Debt, any provision thereof which in any case could reasonably be expected to be adverse to the Banks, in any case without the prior written approval of Agent and the Majority Banks.

8.14 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties (including the Company’s articles of incorporation), or any documents delivered in connection with the transaction or any Permitted Acquisition, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect, or (iii) could not reasonably be expected to have a Material Adverse Effect.

8.15 Fiscal Year. Change its fiscal year.

8.16 Restricted Subsidiaries. Permit Wheel to Wheel Parts.Com or Starcraft Southwest, Inc. to conduct any business operations and nor make any additional Investment in either of such Subsidiaries.

9. DEFAULTS

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)	non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line), (ii) any Reimbursement Obligation, or (iii) any Fees;

(b)	non-payment of any money by the Company under this Agreement or by Company or any Guarantor under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after notice from Agent that the same is due and payable;

(c)	(i) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.2(c), 7.2(d), 7.4(a), 7.5, 7.6, 7.7(a), 7.10, 7.13, inclusive, 7.18, 7.21 or 8; or (ii) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.1(a), 7.1(a) or 7.2(a) and continuance thereof for ten (10) days;

(d)	default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof for a period of thirty (30) consecutive days after written notice from Agent;

(e)	any representation or warranty made by Company or any Guarantor herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f)	default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company or any Guarantor set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document or, in the case of the Collateral Documents, continuance thereof for a period of thirty (30) days after written notice from Agent;

(g)	(i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder, but including without limitation any Subordinated Debt) of any Loan Party or any Guarantor in excess of Twenty Five Thousand Dollars ($25,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of or Loan Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Twenty Five Thousand Dollars ($25,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money;

(h)	the rendering of any judgment(s) for the payment of money in excess of the sum of Twenty Five Thousand Dollars ($25,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Loan Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

(i)	the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined to constitute grounds for a distress termination by the PBGC of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Bank’s other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case of (i), (ii) or (iii) could reasonably be expected to have a Material Adverse Effect;

(j)	any Loan Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors’ committee shall have been appointed for the business of any Loan Party; or any Loan Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Loan Party it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the applicable Loan Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Loan Party and shall not have been reversed or dismissed within sixty (60) days; or any Loan Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

(k)	default in the observance or performance of or any failure to comply with any of the conditions, covenants or agreements of any Subordinated Debt Holder under the terms of any Subordination Agreement and continuance thereof for a period of fifteen (15) days after written notice from Agent to the applicable Subordinated Debt Holder and Company;

(l)	any material provision of any Collateral Document or any Guaranty shall at any time for any reason cease to be valid, binding and enforceable against the Company or any Guarantor (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by the Company or any Guarantor, or the Company or any Guarantor shall deny that it has any or further liability or obligation under any Collateral Document or the Guaranty, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby; or

(m)	if the Agent or the Majority Banks shall deem themselves to be insecure;

(n)	if there shall be any change for any reason whatsoever in the management of Company or any Subsidiary which in the judgment or Agent or Majority Banks is reasonably likely to have a Material Adverse Effect or if there shall occur a Change of Control.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the Commitments terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (c) upon the occurrence of any Event of Default specified in Section 9.1(j) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitments shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and Company and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; and (e) the Agent may, and shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

9.4 Waiver by Company of Certain Laws. To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may be waived or modified only in accordance with Section 13.10 and may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Company but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Company), setoff and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank, any Affiliate of such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Company and any property of Company from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and to Company of the occurrence thereof. The Company hereby grants to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Bank under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

10. PAYMENTS, RECOVERIES AND COLLECTIONS

10.1 Payment Procedure.

(a)	Except as otherwise provided herein, all payments by the Company in respect of principal of, or interest on, any Advance in Dollars under the Revolving Credit, or in respect of any Letter of Credit Obligations under the Revolving Credit or Fees hereunder which are payable in Dollars shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Detroit time) in Dollars in immediately available funds to Agent, for the ratable account of the Banks, at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Bank, or, in respect of Eurocurrency-based Advances, such Bank’s Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Bank.

(b)	Unless the Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank’s share of such assumed payment. If Company has not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances or Quoted Rate Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

(c)	Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d)	All payments to be made by Company under this Agreement or any of the Notes (including without limitation payments under the Swing Line) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Bank (and each assignee and participant pursuant to Section 13.8) with

Section 13.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any net income, net profits or franchise taxes imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the governmental authority, political subdivision, federation or organization imposing such taxes), unless Company is compelled by law to make payment subject to such tax. In such event, Company shall:

(i)	pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Banks (and, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii)	remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Company, of any such taxes payable by the Company.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes (other than taxes on or measured by the overall income of a Person), levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Company, Agent or any of the Banks). Company shall be reimbursed by the applicable Bank for any payment made by Company under this Section 10.1 if the applicable Bank is not in compliance with its obligations under Section 13.12.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default and the exercise of remedies pursuant to Article 9 of this Agreement or the other Loan Documents, the proceeds of any Collateral, together with any offsets, voluntary payments by Company or any Subsidiary of the Company or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Indebtedness under the Revolving Credit (including the Swing Line), and any Reimbursement Obligations on a pro rata basis (or in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company and the Subsidiaries, as the case may be. Subject to the terms of this Section 10.2, the application of such proceeds and other sums to the Advances of the Revolving Credit, the Reimbursement Obligations and under any Bank Hedging Agreements shall be based on each Bank’s Percentage of the aggregate of the loans.

10.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other Banks such participations in the Revolving Credit and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with the Percentage with each of them in accordance with the applicable Percentages of the Banks; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

11.1 Reimbursement of Prepayment Costs. If the Company makes any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if the Company converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if the Company fails to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by the Company to Agent in accordance with the terms hereof requesting such Advance, or if the Company fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, the Company shall reimburse Agent for itself and/or on behalf of any Bank, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred by Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by the Company to Agent for itself and/or on behalf of any Bank, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

11.2 Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Bank, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Bank, Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

11.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Majority Banks (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Banks for such Interest Period, then Agent shall forthwith give notice thereof to the Company. Thereafter, until Agent notifies the Company that such circumstances no longer exist, (i) the obligation of Banks to make Eurocurrency-based Advances, and the right of the Company to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) effective upon the last day of each Interest Period related to any existing Eurocurrency-based Advance, such Eurocurrency-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein).

11.4 Laws Affecting Eurocurrency-based Advance Availability. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank shall forthwith give notice thereof to the Company and to Agent. Thereafter, (a) the obligations of the applicable Banks to make Eurocurrency-based Advances and the right of the Company to convert an Advance into or refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter the Company may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

11.5 Increased Cost of Eurocurrency-based Advances. If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending

Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)	shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of a Eurocurrency-based Advance, with respect to Advances to the Company, then such Bank shall promptly notify Agent, and Agent (or such Bank, as aforesaid) shall promptly notify the Company of such fact and demand compensation therefor in writing and, within fifteen (15) days after such notice, the Company agrees to pay to such Bank such additional amount or amounts as will compensate such Bank or Banks for such increased cost or reduction. Agent will promptly notify the Company of any event of which it has knowledge which will entitle the Banks to compensation pursuant to this Section, or which will cause the Company to incur additional liability under Article 11 hereof, provided that Agent shall incur no liability whatsoever to the Banks or the Company in the event it fails to do so. A certificate of Agent (or such Bank, if applicable) setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such written demand and shall be prepared in good faith and conclusively presumed to be correct save for manifest error.

11.6 Capital Adequacy and Other Increased Costs. In the event that after the Effective Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank’s or

Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material (collectively, “Increased Costs”), then Agent or such Bank shall notify the Company in writing, and thereafter the Company shall pay to such Bank or Agent, as the case may be, within fifteen (15) days of written demand therefor from such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank’s or Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusive, absent manifest error in computation.

11.7 Substitution of Banks. If (a) the obligation of any Bank to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4 or (b) any Bank has demanded compensation under Section 3.4(c), 11.1, 11.5 or 11.6, (in each case, an “Affected Bank”), then the Company shall have the right (subject to Section 13.8 hereof), with the assistance of the Agent, to seek a substitute Bank or Banks (which may be one or more of the Banks (the “Purchasing Bank” or “Purchasing Banks”) to purchase the Advances of the Revolving Credit, and/or Swing Line, as the case may be and assume the commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Bank. The Affected Bank shall be obligated to sell its Advances of the Revolving Credit and/or Swing Line, as the case may be, and assign its commitments to such Purchasing Bank or Purchasing Banks within fifteen days after receiving notice from Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Company shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Bank within ten Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Bank under Section 11.1 if the Company had prepaid the outstanding Eurocurrency-based Advances of the Affected Bank on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c) and 11.5 to but excluding said date. Upon such sale, the Purchasing Bank or Purchasing Banks shall assume the Affected Bank’s commitment, and the Affected Bank shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Bank is not already one of the Banks, the Affected Bank, as assignor, such Purchasing Bank, as assignee, Company and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment. In connection with any assignment pursuant to this Section 11.7, the Company or the Purchasing Bank shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

11.8 Right of Banks to Fund through Branches and Affiliates. Each Bank (including without limitation the Swing Line Bank) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Bank to make such Advance; provided that (a) such Bank shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Company.

12. AGENT

12.1 Appointment of Agent. Each Bank and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys’ fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank’s Percentage, but excluding any such expense resulting from Agent’s gross negligence or wilful misconduct. Any such amounts so paid by the Banks shall constitute additional Indebtedness hereunder. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or wilful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

12.2 Deposit Account with Agent. Company hereby authorizes Agent, in Agent’s sole discretion, upon notice to Company to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own wilful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Company, or any Subsidiary or Affiliate of the Company, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Company of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. Agent may resign as such at any time upon at least 30 days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Company. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks and, if applicable, the Company is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks and, if applicable, the Company is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent, hereunder, except for its gross negligence or wilful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

12.5 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

12.6 Authority of Agent to Enforce This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of Agent. The Banks agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by Company, but without limiting any obligation of Company to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliates’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates is not reimbursed for such expenses by Company, but without limiting the obligation of Company to make such reimbursement. Each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Banks pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by the Company for such amounts, it shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Banks hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a “notice of default” by a Bank or by Company. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Company hereunder.

12.9 Agent’s Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

12.11 Collateral Matters.

(a)	The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)	The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Banks, or all the Banks, as the case may be, as provided in Section 13.10. Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 Agent in its Individual Capacities. Comerica Bank and its Affiliates and its successors and assigns, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though such Bank were not the Agent. Comerica Bank and its Affiliates and their respective successors and assigns may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or its Subsidiaries) as if such Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

12.13 Co-Agent. The Bank identified on the facing page or signature pages of this Agreement as Co-Agent (if any) shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Bank so identified as Co-Agent shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Bank so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.14 Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, the Company shall pay to the Agent, as applicable, an agency fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The Agent’s Fees described in this Section 12.14 shall not be refundable under any circumstances.

13. MISCELLANEOUS

13.1 Accounting Principles. (a) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

(b)	In calculating the financial covenants, they shall be determined on a pro forma basis for each period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it had occurred on the first day of the relevant period.

13.2 Consent to Jurisdiction. Company, Agent and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company, Agent and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Company irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Law of Michigan. This Agreement and the Notes shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest. In the event the obligation of Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.5 Closing Costs and Other Costs; Indemnification. (a) Company agrees to pay, or reimburse the Agent for payment of, within five Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees (without duplication of fees and expenses for the same services) and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes (excluding income, franchise and other similar taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under any Letter of Credit and any and all reasonable costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent’s option, all of said amounts required to be paid by Company, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness.

(b)	Company agrees to indemnify and hold Agent and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Banks by reason of an Event of Default, or enforcing the obligations of Company or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b).

(c)	Company agrees to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Agent or of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of their respective Subsidiaries in violation of or non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) if any Event of Default exists and remains uncured, the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Hazardous Material Laws from all or any portion of any premises owned by Company or their respective Subsidiaries, (v) if any Event of Default exists and remains uncured, complying or coming into compliance with all Hazardous Material Laws and/or (vi) if any Event of Default exists and remains uncured, any violation of Hazardous Material Laws. The obligations of Company under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Company may have to Agent or any of the Banks at common law or pursuant to any other agreement.

13.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

13.7 Further Action. Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8 Successors and Assigns; Participations; Assignments.

(a)	This Agreement shall be binding upon and shall inure to the benefit of Company and the Banks and their respective successors and assigns.

(b)	The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

(c)	The Company and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of which institution is approved by Company and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Company shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of Company and their Subsidiaries without the consent of the Company, which consent may be withheld in the sole discretion of Company. The Company authorizes each Bank to disclose to any prospective assignee or participant, once approved by Company and Agent, any and all financial information in such Bank’s possession concerning the Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof.

(d)	Each assignment by a Bank of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis, shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit I (with appropriate insertions acceptable to Agent) (provided however that such Bank need not deliver an Assignment Agreement in connection with assignments to such Bank’s Affiliates or to a Federal Reserve Bank) and shall be subject to the terms and conditions hereof, and to the following restrictions:

(i)	each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $5,000,000; and

(ii)	no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment and such assignment is accompanied by the relevant tax forms required under Section 13.12 hereof.

In connection with any assignment, Company and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following Company’s receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Company has consented to such assignment (if their consent is required), Company shall, to the extent applicable, and if requested by the assignee Bank, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder. Agent, the Banks and the Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Company and the assigning Bank and the assignee Bank a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

(e)	Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

(i)	such Bank shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii)	a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii)	such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Bank), except for those matters covered by Section 13.10(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank’s rights and duties hereunder).

Notwithstanding the foregoing, however, in the case of any participation granted by any Bank hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation, provided, however, that such participant shall be entitled to the benefits of this Section 13.8(e) with respect to rights of setoff under Section 9.6 and the benefit of Section 11 hereof, and provided further, however, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the issuing Bank would have been entitled to receive in respect of the amount of the participation transferred by such issuing Bank to such participant had no such transfer occurred.

(f)	The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Company, the Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the any of the Company or any Bank upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Company of the making of any entry in the Register or any change in such entry.

(g)	Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Company or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company or the Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (X) that no amendment, waiver or consent shall increase the Percentage or the stated commitment amounts applicable to any Bank unless approved, in writing, by the affected Bank and (Y) that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (b) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) waive any Event of Default specified in Section 9.1(a) hereof, (d) except as expressly permitted hereunder or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in all or substantially all or any material part of the Collateral (other than the release or deferral of any leasehold mortgage which shall be approved by the Majority Banks) or release any guaranty or similar undertaking provided by any Person, provided however that Agent shall be entitled to release any Collateral or guaranty in connection with any sale or other transfer by Company or any Subsidiary which is permitted under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks, (e) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (f) take any action which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of “Borrowing Base”, “Percentage”, “Majority Banks” or this Section 13.10. Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; (B) no amendment, waiver, or consent shall, unless in writing and signed by the Issuing Bank, affect the rights or duties of the Issuing Bank under Article 3 hereof and (C) no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Banks” or “the Banks” shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like).

13.11 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of Company (other than to its employees, its Subsidiaries, another Bank, an Affiliate of a Bank or to its auditors or counsel) any information with respect to Company, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 13.11.

13.12 Withholding Taxes. If any Bank is not a united states person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Bank shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank’s domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to the Company, if such Bank has assigned its entire interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder), the Swing Line and any Notes issued to it by the Company, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

13.13 Taxes and Fees. Should any tax (other than as a result of a Bank’s failure to comply with Section 13.12 or a tax based upon the net income or capitalization of any Bank or the Agent by any jurisdiction where a Bank or Agent is or has been located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Company agrees to pay the same, together with any interest or penalties thereon arising from the Company’s act or omission, and agrees to hold the Agent and the Banks harmless with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 13.13 shall affect or reduce the rights of any Bank or the Agent under Section 11.5 hereof.

13.14 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND THE COMPANY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED

INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.15 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance and Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.16 Severability. In case any one or more of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.17 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

13.18 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.19 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.20 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank’s behalf, and those covenants and agreements of Company set forth in Section 13.5 hereof (together with any other indemnities of Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

13.21 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Company pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318; IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Company: When Company opens an account, Agent and the Banks will ask for Company’s name, tax identification number, business address, and other information that will allow Agent and the Banks to identify Company. Agent and the Banks may also ask to see Company’s legal organizational documents or other identifying documents.

13.22 Complete Agreement; Amendment and Restatement. This Agreement, the Notes, any Requests for Revolving Credit Advance or Letters of Credit hereunder and Requests for Swing Line Advances hereunder, and the other Loan Documents, contain the entire agreement of the parties hereto, and none of the parties hereto shall be bound by anything not expressed in writing. This Agreement constitutes an amendment to and restatement in its entirety of the Existing Credit Agreement, which Existing Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Existing Credit Agreement shall remain outstanding and in full force and effect (subject to the terms hereof).

*     *     *

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent		STARCRAFT CORPORATION

By:	/s/ Paul De Bono	By:	/s/ Joseph E. Katona
Its:	Vice President	Its:	CFO

SWING LINE BANK:		COMERICA BANK

		By:	/s/ Paul De Bono
		Its:	Vice President

ISSUING BANK:		COMERICA BANK

		By:	/s/ Paul De Bono
		Its:	Vice President

BANKS:		COMERICA BANK

		By:	/s/ Paul De Bono
		Its:	Vice President

Schedule 1.2

(Percentages and Allocations)

Bank	Percentages	Allocations
	Percentages	Revolving Credit
Comerica Bank	100%	$20,000,000

Total	100%	$20,000,000

SCHEDULE 13.6

Company:

1123 South Indiana Avenue

Goshen, Indiana 46528

Attention: Timothy Burke

Fax No.: (574) 534-1238

Agent and Comerica Bank:

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Metropolitan Banking Division D –

Fax No.: (313) 222-3389

EXHIBIT A

REQUEST FOR REVOLVING CREDIT ADVANCE

No.	Dated:

TO:	Comerica Bank (“Agent”)

RE:	Starcraft Corporation Amended and Restated Credit Agreement dated as of September 9, 2005 by and among Starcraft Corporation (“Company”), the Banks signatories thereto and Comerica Bank, as Agent (as amended or otherwise modified from time to time, the “Credit Agreement”)

Company, pursuant to the Credit Agreement, requests an Advance of the Revolving Credit from the Banks, as follows:

A.	Date of Advance:

B.	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

[Describe Advance to be refunded or converted by reference to principal amount, current interest rate and current interest period]

Advance No(s).

C.	Type of Advance (check only one);

☐ Prime-based Advance

☐ Eurocurrency-based Advance

D.	Amount of Advance:

___________________________

E.	Interest Period (not applicable to Prime-based Advances)

                         months (insert 1, 2 or 3)

F.	Disbursement Instructions

☐ Comerica Bank Account No.

☐ Other:

_______________________________

Company certifies to the matters specified in Section 2.3(g) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

STARCRAFT CORPORATION

By:
Its:

Agent Approval:

2

EXHIBIT B

REVOLVING CREDIT NOTE

[$ ]	September , 2005

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Starcraft Corporation, an Indiana corporation (“Company”), promises to pay to the order of [insert Bank] (“Bank”) at Detroit, Michigan, care of the Agent (for the account of Bank’s Eurocurrency Lending Office with respect to any Eurocurrency-based Advances hereunder and for the account of the Bank with respect to any Prime-based Advances hereunder) in lawful money of the United States of America so much of the sum of [insert amount derived from Percentages] Dollars ($            ), as may from time to time have been advanced by Bank to the Company and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of September 9, 2005 made by and among the Company and certain banks signatory thereto, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended or otherwise modified from time to time (“Credit Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a Revolving Credit Note under which Advances of the Revolving Credit (including refundings and conversions), repayments and readvances may be made from time to time, by Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Bank by any other instrument or by law.

STARCRAFT CORPORATION

By:
Its:

2

EXHIBIT C

SWING LINE NOTE

$5,000,000	September , 2005

On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Starcraft Corporation, an Indiana corporation (“Company”), promises to pay to the order of Comerica Bank (“Swing Line Bank”) at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of                                                                                                                                             Dollars ($            ), as may from time to time have been advanced by Swing Line Bank to Company and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of September 9, 2005 made by and among Company and certain banks signatory thereto, including the Swing Line Bank, in its individual capacity and as Agent for such banks, as the same may be amended or otherwise modified from time to time (the “Credit Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a Swing Line Note under which Advances of the Swing Line (including refundings and conversions), repayments and readvances may be made from time to time by Swing Line Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties shall be determined under the laws of, and enforceable in, the State of Michigan.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Swing Line Bank by any other instrument or by law.

STARCRAFT CORPORATION

By:
Its:

2

EXHIBIT D

REQUEST FOR SWING LINE ADVANCE

No.	Dated:

TO:	Comerica Bank (“Swing Line Bank”)

RE:	Starcraft Corporation Amended and Restated Credit Agreement dated as of September 9, 2005 by and among Starcraft Corporation (“Company”), the Banks signatories thereto and Comerica Bank, as Agent (as amended or otherwise modified from time to time, the “Credit Agreement”)

Company, pursuant to the Credit Agreement, requests an Advance from the Swing Line Bank as follows:

A.	Date of Advance:

B.	☐ (check if applicable)

This Advance is or includes a whole or partial refund/conversion of:

Advance No(s).

[Describe Advance to be refunded or converted by reference to principal amount, current interest rate and current interest period]

C.	Type of Advance (check only one);

☐ Prime-based Advance

☐ Quoted Rate Advance

D.	Amount of Advance:

_____________________________________

E.	Interest Period (applicable only to Quoted Rate Advances)

Quoted Rate Advances

☐ One month

☐ Other

F.	Disbursement Instructions

☐ Comerica Bank Account No.

☐ Other:

________________________________

Company certifies to the matters specified in Section 2.5(c)(vii) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

STARCRAFT CORPORATION

By:
Its:

2

EXHIBIT E

FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE

                    ,

[Name of Bank]

Ladies and Gentlemen:

Pursuant to Section 2.5(e) of the Starcraft Corporation Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, “Credit Agreement”) among Starcraft Corporation, the Banks named therein and Comerica Bank, as Agent, the undersigned hereby acknowledges receipt from you of                      as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan:

The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2.5(e) thereof.

Very truly yours,

COMERICA BANK, as Agent

By:
Its:

EXHIBIT F

LETTER OF CREDIT NOTICE

TO:	Banks

RE:	Issuance of Letter of Credit pursuant to Article 3 of the Starcraft Corporation Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Starcraft Corporation, certain Banks signatory thereto and Comerica Bank, as Agent for the Banks.

On                                         ,                     ,* Issuing Bank, in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number             , in favor of                                          ** for the account of [                    ].*** The face amount of such Letter of Credit is $            . The amount of each Bank’s participation in such Letter of Credit is as follows:****

This notification is delivered this      day of                     ,         , pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.

Signed:

COMERICA BANK, as Agent

By:
Its:

[This form of Letter of Credit Note (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

*	Date of Issuance
**	Beneficiary
***	Account Party
****	Amounts based on Percentages

EXHIBIT I

FORM OF

ASSIGNMENT AGREEMENT

Date:

To:	STARCRAFT CORPORATION

and

COMERICA	BANK (“Agent”)

RE:	Starcraft Corporation Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Starcraft Corporation (“Company”), Comerica Bank in its capacity as agent for the Banks (“Agent”) and certain Banks from time to time party thereto

Ladies and Gentlemen:

Reference is made to Sections 13.8(c) and (d) of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

This Assignment Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert assignor Bank] (the “Assignor”) to [insert proposed assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents equal to     % of the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances), such that, after giving effect to the foregoing assignment and assumption, [and the other assignments by Assignor to              on the date hereof,] the Assignee’s interest and the Assignor’s remaining interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) shall be as set forth on the attached schedule.

The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) is legally authorized to enter into this Assignment Agreement; (b) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentages been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other Bank; and (c) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent nor the Assignor has made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.8(c) of the Credit Agreement.

Assignor represents and warrants, as of the Effective Date, that it is the legal and beneficial owner of the interest being assigned and delegated by it hereunder and that such interest is free and clear of any pledge, encumbrance or other adverse claim or interest created by Assignor.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)	the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assignee’s Percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a “Bank” to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the percentage assigned to Assignee referred to in the second paragraph of this Assignment Agreement.

As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(1)	the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

2

(2)	the payment to the Agent of the $3,500 processing fee referred to in Section 13.8(d) (ii) of the Credit Agreement; and

(3)	all other restrictions and items noted in Sections 13.8(c) and (d) of the Credit Agreement have been completed.

Following the execution and delivery of this Assignment Agreement by the Assignor and Assignee to the Agent, Agent shall record the assignment in the Register pursuant to Section 13.8(f) of the Credit Agreement and the Agent shall notify the Assignor and the Assignee, along with the Company of the Effective Date.

On the Effective Date the Assignee shall pay to the Assignor the amount agreed upon with respect to the outstanding principal amount of the outstanding Advances owed to Assignor by Company under the Credit Agreement in respect of the interest being assigned hereby.

The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.12 of the Credit Agreement, and other forms reasonably requested by the Agent, if required. The Assignor has delivered to the Agent (or is delivering to Agent concurrently herewith), the original of each Note (if any issued) held by the Assignor under the Credit Agreement.

Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]

By:
Its:

[ASSIGNEE]

By:
Its:

3

ACCEPTED AND CONSENTED TO
this day of ,

COMERICA BANK, Agent

By:
Its:

STARCRAFT CORPORATION

By:
Its:

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

4

SCHEDULE TO ASSIGNMENT AGREEMENT

ASSIGNEE’S/ASSIGNOR’S PERCENTAGES AND ALLOCATIONS

Percentages after Assignment

Revolving Credit

Assignor [Name]

Assignee [Name]

5

EXHIBIT K

FORM OF INTERCOMPANY NOTE

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EXHIBIT L

COVENANT COMPLIANCE REPORT

To:	Comerica Bank, as Agent

Re:	Starcraft Corporation Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Starcraft Corporation (“Company”), the Banks party thereto and Comerica Bank, as Agent for the Banks.

This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of                               (the “Computation Date”).

1. Tangible Effective Net Worth. On the Computation Date, the Tangible Effective Net Worth, which is required to be not less than $                     was $                     as computed in the supporting documents attached hereto as Schedule 1.

2. Quick Ratio. On the Computation Date, the Current Ratio which was required to be more than 1.0 to 1.0 was      to 1.0, as computed in the supporting documents attached hereto as Schedule 2.

3. Capital Expenditures. On the Computation Date, for the current fiscal year, the aggregate amount of Capital Expenditures which are required to be less than $                     were $                    .

The undersigned Responsible Officer of Company hereby certifies that to the best of his/her knowledge, after due inquiry:

A. All of the information set forth in this Report (and in any Schedules attached hereto) is true and correct in all material respects.

B. As of the Computation Date, Company has observed and performed, in all material respects, all of their covenants and other agreements contained in the Credit Agreement and in the Notes (if issued) and any other Loan Documents to be observed, performed and satisfied by them.

C. He/she has personally reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D. Except as stated in Schedule 6 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Report to be executed and delivered by its duly authorized officer this      day of                     .

STARCRAFT CORPORATION

By:
Its:

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GUARANTY

This GUARANTY is made as of this 9th day of September, 2005, by the undersigned, Tecstar, L.P., an Indiana limited partnership, Wheel to Wheel Acquisition Company, LLC, an Indiana limited liability company, Wheel to Wheel, LLC, a Michigan limited liability company, Starcraft Automotive Group, Inc., an Indiana corporation, Powertrain Integration, LLC, an Indiana limited liability company, Tecstar Acquisitions, LLC, a Michigan limited liability company, Classic Acquisition Company, LLC, an Indiana limited liability company, Tecstar Partners, LLC, an Indiana limited liability company, Wheel to Wheel Powertrain, LLC, a Michigan limited liability company, Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”) and any other Person which becomes obligated as a guarantor hereunder pursuant to Section 6.7 below (individually a “Guarantor” collectively “Guarantors”) to Comerica Bank, as Agent (“Agent”) for and on behalf of the Banks (as defined below).

RECITALS

A. Starcraft Corporation (“Borrower”), Agent and the lending institutions from time to time party thereto (the “Banks”) entered into an Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended, restated, supplemented or replaced from time to time, the “Credit Agreement”).

B. Guarantors desire to see the success of Borrower and furthermore, Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to Borrower.

C. Agent is acting as Agent for the Banks pursuant to Section 12 of the Credit Agreement.

NOW, THEREFORE, as a continuing inducement to Agent and the Banks to enter into and perform their obligations under the Credit Agreement, the Guarantors have executed and delivered this guaranty (“Guaranty”).

1. Definitions. Unless otherwise provided herein, all capitalized or other terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term “Banks” as used herein shall include any successors or assigns of the Banks, in accordance with the Credit Agreement.

2. Guaranty. Each of the Guarantors hereby guarantees to the Agent and the Banks the due and punctual payment to the Banks when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by the Borrower or any Account Party, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with:

(a) any and all Notes made or to be made to the order of the Banks (or any of them) by Borrower from time to time pursuant to the terms and conditions of the Credit Agreement;

(b) any and all Letter of Credit Agreements executed or to be executed by the Account Parties from time to time pursuant to the Credit Agreement, and any Letters of Credit issued or to be issued thereunder;

(c) all other Indebtedness (as defined in the Credit Agreement) of Borrower and/or any Account Party under or in connection with the Credit Agreement or the Loan Documents or [Interest Rate Protection Agreements], whether such Indebtedness is now existing or hereafter arising; and

(d) all extensions, renewals and amendments of or to such Notes, Letter of Credit Agreements, Letters of Credit or such other Indebtedness, or any replacements or substitutions therefor;

whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Agent or any Bank) or otherwise, and hereby agrees that if Borrower or any other Account Party shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Notes, the Credit Agreement, or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), it will forthwith pay to the Agent, on behalf of the Banks, an amount equal to any such amount and will pay any and all damages that may be incurred or suffered in consequence thereof by Agent or any of the Banks and all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by Agent in enforcing such covenant, representation or warranty of Borrower, or such Account Party and in enforcing the covenants and agreements of this Guaranty.

3. Unconditional Character of Guaranty. The obligations of each Guarantor under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Notes, the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof, the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of Borrower or any Account Party under the Notes, the Credit Agreement, or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination, whether with or without notice to any of the Guarantors. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Notes executed by Borrower, or the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan

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Documents, any right to require a proceeding first against Borrower, any Account Party, or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of Borrower or any Account Party, any protest, presentment, notice or demand whatsoever, and each of the Guarantors hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 6.8 hereof, upon final payment in full subject to no revocation or rescission of all amounts due and to become due from Borrower or any Account Party, as and to the extent described in Section 2 above, and only to the extent of any such payment, performance and discharge. Each of the Guarantors further covenants that no security now or subsequently held by the Agent or the Banks for the payment of the Indebtedness evidenced by the Notes made by Borrower under the Credit Agreement, or for the payment of any other Indebtedness of Borrower or any Account Party to the Agent or the Banks under the Credit Agreement, any Letter of Credit Agreement or Letter of Credit or the other Loan Documents, whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of Agent or the Banks in respect of such security (excluding fraud, gross negligence or willful misconduct), shall affect in any manner whatsoever the unconditional obligation of this Guaranty, and that Agent and each of the Banks, in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligation of this Guaranty.

Without limiting the generality of the foregoing, such obligations, and the rights of the Agent to enforce the same on behalf of the Banks, by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting Borrower or any Account Party or others, or (ii) any change in the ownership of any of the capital stock or other equity interests of Borrower, any Account Party or any other party providing collateral for any indebtedness covered by this Guaranty, or any of their respective Affiliates.

Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

(a) any defense based upon the doctrine of marshalling of assets or upon an election of remedies by Agent or the Banks, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

(b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(c) any duty on the part of Agent or any of the Banks to disclose to the Guarantors any facts Agent or the Banks may now or hereafter know about Borrower or any Account Party regardless of whether Agent or any Bank has reason to believe that any such facts materially increase the risk beyond that which each of the Guarantors intends to assume or has reason to believe that such facts are unknown to any of the Guarantors or has a reasonable opportunity to communicate such facts to the each of the

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Guarantors, since each of the Guarantors acknowledges that it is fully responsible for being and keeping informed of the financial condition of Borrower and the Account Parties and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;

(d) any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which any such Guarantor may have or obtain against any Borrower or any Account Party by reason of the existence of this Guaranty, or by reason of the payment by any of the Guarantors of any Indebtedness or the performance of this Guaranty or of any other Loan Documents; and

(e) any other event or action (excluding any of the Guarantors’ compliance with the provisions hereof) that would result in the discharge by operation of law or otherwise of any of the Guarantors from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

The Agent and each of the Banks may deal with Borrower and the Account Parties and any security held by them for the obligations of Borrower or the Account Parties (as aforesaid), in the same manner and as freely as if this Guaranty did not exist and Agent shall be entitled, on behalf of Banks, without notice to any of the Guarantors, among other things, to grant to Borrower and the Account Parties such extension or extensions of time to perform any act or acts as may seem advisable to Agent (on behalf of the Banks) at any time and from time to time, and to permit Borrowers or the Account Parties to incur additional indebtedness to Agent, the Banks, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder.

The Agent may proceed, either in its own name (on behalf of the Banks) or in the name of one or more of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Agent and of the Banks shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

No waiver or release shall be deemed to have been made by the Agent or any of the Banks of any of its rights hereunder unless the same shall be in writing and signed by all of the Banks or on behalf of the Banks by the Agent, and any such waiver shall be a waiver or release only with respect to the specific matter involved and shall in no way impair the rights of the Agent or any of the Banks or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

At the option of the Agent, each of the Guarantors may be joined in any action or proceeding commenced by the Agent against any Borrower or any Account Party or any of the other parties providing collateral for any indebtedness covered by this Guaranty in connection with or based upon the Notes made by Borrower, the Credit Agreement, the Letter of Credit

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Agreements, the Letters of Credit or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against each of the Guarantors in such action or proceeding or in any independent action or proceeding against each of the Guarantors, without any requirement that the Agent or the Banks first assert, prosecute or exhaust any remedy or claim against Borrower, any Account Party and/or any other party providing collateral for any Indebtedness covered by this Guaranty.

As a separate, additional and continuing obligation, each of the Guarantors unconditionally and irrevocably undertakes and agrees with Agent that, should the amounts referred to in Section 2 of this Guaranty not be recoverable from such Guarantor in its capacity as a guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of the Notes, the Credit Agreement, any Letter of Credit Agreement or Letter of Credit, or any of the other Loan Documents being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by Agent and the Banks or any of them at any time, such Guarantor as sole, original and independent obligor, upon demand by Agent, will make payment to Agent of all such amounts, by way of a full indemnity.

4. Benefit of the Credit. The initial Guarantors (other than Quantum) are Subsidiaries of the Borrower and each of the other Guarantors (other than Quantum) will be a Subsidiary of the Borrower. The Borrower has requested that the Banks make credit available to Borrower to, among other things, provide a letter of credit facility for the issuance of Letters of Credit for the benefit of Borrower and the Account Parties. Borrower and each of the Guarantors is expecting to derive benefit, directly or indirectly, from the credit extended by the Banks to Borrower and the Account Parties.

5. Collateral for Guaranty. The obligations of the Guarantors (other than Quantum) under this Guaranty shall be secured by the security agreements, collateral assignments, and other Loan Documents executed and delivered to Agent, pursuant to the Credit Agreement, together with such other Loan Documents as required to be executed and delivered by one or more of the Guarantors concurrently with or subsequent to the date hereof, all pursuant to the terms and conditions of the Credit Agreement or any of the other Loan Documents.

6. Miscellaneous.

6.1 Governing Law. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan.

6.2 Severability. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

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6.3 Notice. All notices and other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on the signature pages hereof or at such other address as may be designated by such party in a notice to the other party that complies as to deliver with the terms of this Section 6.3. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies).

6.4 Right of Offset. Each of the Guarantors acknowledges the rights of the Agent and of each of the Banks, upon the occurrence and during the continuance of an Event of Default, to offset against the Indebtedness of Guarantors to the Banks under this Guaranty, any amount owing by the Agent or the Banks, or either or any of them to any of the Guarantors, whether represented by any deposit of any Guarantor with the Agent or any of the Banks or otherwise.

6.5 Right to Cure. Each of the Guarantors shall have the right to cure any Event of Default under the Credit Agreement or the Loan Documents with respect to obligations of Borrower or any Account Party thereunder; provided that such cure is effected within the applicable grace period or period for cure, if any; and provided further that such cure can be effected in compliance with the Credit Agreement. Except to the extent of payments of principal, interest and/or other sums actually received by the Agent (or the Banks) pursuant to such cure, the exercise of such right to cure by any of the Guarantors shall not reduce or otherwise affect the liability of such guarantor or any of the other Guarantors under this Guaranty.

6.6 Consent to Jurisdiction. Each of the Guarantors and Agent hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty and each of the Guarantors and Agent hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to each Guarantor at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Guarantor in a notice to the other parties that complies as to delivery with the terms of Section 6.3. Nothing in this Section shall affect the right of the Agent to serve process in any other manner permitted by law or limit the right of the Agent to bring any such action or proceeding against any of the Guarantors or any of its property in the courts of any other jurisdiction. Each of the Guarantors hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

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6.7 Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement. In accordance with Section 7.17 of the Credit Agreement, all Subsidiaries of Borrower acquired after the date hereof shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to Agent and the Banks that certain joinder agreement in the form attached to this Guaranty as Exhibit “A”.

6.8 Release. Upon payment in full of the Indebtedness or the satisfaction by Guarantors of their obligations hereunder and any Loan Documents executed by any of the Guarantors pursuant to the Credit Agreement thereto, and when Guarantors are no longer subject to any obligation hereunder or thereunder, the Agent shall deliver to each of the Guarantors, upon written request therefor, (i) a written release of this Guaranty and (ii) appropriate discharges of any Collateral provided by such Guarantor for this Guaranty; provided however that the effectiveness of this Guaranty and such Collateral shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Agent or the Banks, or any of them, is returned, disgorged, rescinded or required to be recontributed to any Person as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or national law of any jurisdiction, including without limitation laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against each of the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit had not been received or given by the Agent or the Banks, and whether or not the Agent or any Bank relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Banks, or any of them, relating to the environmental condition of any of property mortgaged or pledged to Agent on behalf of the Banks by any of the Guarantors, Borrower, or any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition, claim or matter is known or unknown, now exists or subsequently arises (excluding only conditions which arise from and after acquisition by Agent or any Bank of any such property, in lieu of foreclosure or otherwise and not caused by Borrower, any of its Subsidiaries or any of their agents, employees or representatives) in which event this Guaranty shall thereafter be enforceable against each of the Guarantors to the extent of all liabilities, and all reasonable costs and expenses (including reasonable attorneys fees) incurred by Agent or Banks as the direct or indirect result of any such environmental condition. For purposes of this Guaranty “environmental condition” includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

6.9 Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. Agent, on behalf of Banks, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, Agent and the Bank may, without notice to any Guarantors, extend or renew any part or all of

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any indebtedness of any of the Guarantors, and may permit any of the Guarantors to incur additional indebtedness, without affecting in any manner the unconditional obligation of the remaining Guarantors. Such action shall not affect any right of contribution among the Guarantors.

6.10 Waiver of Jury Trial. AGENT AND EACH OF THE GUARANTORS AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE AGENT NOR ANY OF THE GUARANTORS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE AGENT OR ANY OF THE GUARANTORS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

6.11 Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of each of the Guarantors, Agent and the Banks that the amount of each Guarantor’s obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that a Guarantor’s obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of such Guarantor’s obligations hereunder shall be limited to the largest amount which, after effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 6.10, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Banks upon demand by such Guarantor. The foregoing proviso is intended solely to preserve the rights of the Agent and the Banks hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither Company nor any Guarantor nor any other Person shall have any right or claim under this Section 6.11 that would not otherwise be available under Applicable Insolvency Laws.

6.12 Amendment and Restatement. This Guaranty amends and restates in its entirety the Guaranty dated January 16, 2004 by certain of the Guarantors in favor of Agent.

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IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date set forth above.

GUARANTORS:

WITNESSES (as to all signatures):	TECSTAR, L.P.

	By:	/s/ Joseph E. Katona
	Its:	CFO

WHEEL TO WHEEL, LLC

	By:	/s/ Joseph E. Katona
	Its:	CFO

WHEEL TO WHEEL ACQUISITION COMPANY, LLC

	By:	/s/ Joseph E. Katona
	Its:	CFO

STARCRAFT AUTOMOTIVE GROUP, INC.

	By:	/s/ Joseph E. Katona
	Its:	CFO

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POWERTRAIN INTEGRATION, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

TECSTAR ACQUISITIONS, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

CLASSIC ACQUISITION COMPANY, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

TECSTAR PARTNERS, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

WHEEL TO WHEEL POWERTRAIN, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

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QUANTUM FUEL SYSTEMS
TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ W. Brian Olson
Its:	CFO

GUARANTORS’ ADDRESS:

17872 Cartwright
Irvine, CA 92614

ACCEPTED BY:

COMERICA BANK, as Agent,
on behalf of the Banks

By:	/s/ Paul DeBono
Paul DeBono

Its:	Vice President

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EXHIBIT “A”

Joinder Agreement

THIS JOINDER AGREEMENT is dated as of                         , by                                 , a                      corporation (“New Guarantor”).

WHEREAS, pursuant to Section 7.19 of that certain Credit Amended and Restated Agreement dated as of September 9, 2005 (the “Credit Agreement”) by and among the Borrower, the Banks signatory thereto and Comerica Bank, as Agent for the Banks (in such capacity, “Agent”), and pursuant to Section 6.7 of that certain Guaranty dated as of September 9, 2005 (the “Guaranty”) executed and delivered by the Guarantors named therein (“Guarantors”) in favor of Agent, for and on behalf of the Banks, the New Guarantor must execute and deliver a joinder agreement in accordance with the Credit Agreement and the Guaranty.

NOW THEREFORE, as a further inducement to Banks to continue to provide credit accommodations to Company and the Account Parties (as defined in the Credit Agreement), New Guarantor hereby covenants and agrees as follows:

1.	All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

2.	New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 7.19 of the Credit Agreement and Section 6.7 of the Guaranty and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement (and the other Loan Documents, as defined in the Credit Agreement), from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

3.	New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty as fully as though New Guarantor had executed and delivered the Guaranty at the time originally executed and delivered under the Credit Agreement and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

4.	No Default or Event of Default (each such term being defined in the Loan Agreement) has occurred and is continuing under the Credit Agreement.

5.	This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.

IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of                     , 200    .

[NEW GUARANTOR]

By:
Its:

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REVOLVING CREDIT NOTE

$20,000,000	September 9, 2005

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Starcraft Corporation, an Indiana corporation (“Company”), promises to pay to the order of Comerica Bank (“Bank”) at Detroit, Michigan, care of the Agent (for the account of Bank’s Eurocurrency Lending Office with respect to any Eurocurrency-based Advances hereunder and for the account of the Bank with respect to any Prime-based Advances hereunder) in lawful money of the United States of America so much of the sum of Twenty Million Dollars ($20,000,000), as may from time to time have been advanced by Bank to the Company and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of September 9, 2005 made by and among the Company and certain banks signatory thereto, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended or otherwise modified from time to time (“Credit Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a Revolving Credit Note under which Advances of the Revolving Credit (including refundings and conversions), repayments and readvances may be made from time to time, by Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Bank by any other instrument or by law.

STARCRAFT CORPORATION

By:	/s/ Joseph E. Katona
Its:	CFO

Schedule 5.2 to Credit Agreement

List of Jurisdictions in which Company and/or Subsidiaries do material business:

IN, MI, LA, TX, Province of Ontario (Canada).

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Schedule 5.3(b) to Credit Agreement

Description of property to be mortgaged: one (1) property: Executive Drive, Troy, MI (see (i)):

(i)	See Mortgage: Wheel to Wheel, Inc., Mortgagor, for description.

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Schedule 5.3(d) to Credit Agreement

List of Jurisdictions in which to file financing statements:

IN, MI, LA, TX, Province of Ontario (Canada).

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Schedule 6.1 to Credit Agreement

Executions to foreign qualification: none.

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Schedule 6.9 to Credit Agreement

Exceptions to compliance with laws: none.

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Schedule 6.12 to Credit Agreement

Litigation likely to have a Material Adverse Effect: none.

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Schedule 6.16 to Credit Agreement

Matters relating to Pension Plans subject to Title IV of ERISA: none.

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Schedule 6.18 to Credit Agreement

Environmental and safety matters likely to have a Material Adverse Effect: none, provided, however, Company discloses the following:

(i) Starcraft has responded in October, 2002 and April 2003 to IDEM Information Requests. No further action has been taken.

(ii) State of Mississippi Department of Environmental Quality and the United States Environmental Protection Agency Notices of PRP dated in 1993. No further action has been taken.

(iii) All conditions mentioned or referred to in any Phase I Assessments and any updated assessments, previously furnished to and accepted by Agent.

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Schedule 8.1(b) to Credit Agreement

Disclosure of Debt existing on the Effective Date:

(i) Debt reflected in the financial statements previously furnished to Agent and described in Section 6.20 and Section 7.1 of the Credit Agreement.

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Schedule 8.2 to the Credit Agreement

Other liens existing on the Effective Date:

(i) Liens and other matters (such as consignments and leased property) disclosed in UCC search reports previously delivered to or obtained by Agent, and accepted by Agent;

(ii) Liens and other matters (such as easements, restrictions, and covenants of record) disclosed in real estate title insurance reports, commitments or policies previously delivered to or obtained by Agent, and accepted by Agent.

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Schedule 8.8 to Credit Agreement

Existing Investments, Loans, and Advances: none, except for such Investments, Loans, and Advances as are referred to in the items listed in Schedule 8.1(b), and Schedule 6.19.

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Schedule 8.9 to Credit Agreement

Transactions with Affiliates: none, except for such as are referred to in the items listed in Schedule 8.1(b) and Schedule 6.19.

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Schedule 8.11 to Credit Agreement

Negative Pledges: none.

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Schedule 13.6

Company:

1123 South Indiana Avenue

Goshen, Indian 46528

Attention: Joseph E. Katona III

Fax No.: (574) 534-1238

Agent and Comerica Bank:

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Metropolitan Banking Division-D – Charles A. Viane

Fax No.: (313) 222-3389

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SECURITY AGREEMENT

This SECURITY AGREEMENT (“Security Agreement”) is made as of this 9th day of September, 2005 by and among Starcraft Corporation, an Indiana corporation (the “Borrower”), Tecstar, L.P., an Indiana limited partnership, Wheel to Wheel Acquisition, LLC, Wheel to Wheel, LLC, an Indiana corporation, Starcraft Automotive Group, Inc., an Indiana corporation, Powertrain Integration, LLC, an Indiana limited liability company, Tecstar Acquisitions, LLC, a Michigan limited liability company, Classic Acquisition Company, LLC, an Indiana limited liability company, Tecstar Partners, LLC, an Indiana limited liability company, Wheel to Wheel Powertrain, LLC, a Michigan limited liability company and such other persons or entities which from time to time become parties hereto (collectively, including the Borrower, the “Debtors” and individually each a “Debtor”) and Comerica Bank, a Michigan banking corporation, as Agent for and on behalf of the Banks (as defined below) (“Secured Party”).

RECITALS

A. WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each of the financial institutions party thereto (collectively, the “Banks”) and Secured Party, as Agent for the Banks, the Banks have agreed, subject to the satisfaction of certain terms and conditions, to make Advances to Borrower of the Revolving Credit, the Swing Line and to provide for the issuance of Letters of Credit for the account of Borrower, individually, or jointly and severally with certain of the other Account Parties (as such terms are defined in the Credit Agreement), as provided therein; and

B. WHEREAS, each of the Debtors (other than the Borrower) has executed and delivered a guaranty (as amended or otherwise modified from time to time, the “Starcraft Guaranty”) of the obligations of the Borrower under the Credit Agreement and certain of the Debtors have executed and delivered to Comerica Bank, in its individual capacity, guaranties of the obligations of Tecstar Manufacturing Canada Limited to Comerica Bank (the “Canada Guaranty” and together with the Starcraft Guaranty, collectively referred to as the “Guaranty”); and

C. WHEREAS, the obligations of the Borrower under the Credit Agreement and the obligations of each other Debtor under the Guaranty are to be secured pursuant to this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

I. Creation of Security Interest

As security for the Indebtedness (hereinafter defined), each Debtor hereby pledges and grants to Secured Party, as Agent for and on behalf of Banks, a security interest in the following described property of Debtor (the “Collateral”):

(a) all inventory, goods (including returned or repossessed goods and all goods the sale of which gives rise to accounts receivable, contract rights, chattel paper, general intangibles or instruments), merchandise and other personal property, in each case (i) whether now owned or hereafter produced, manufactured or acquired by such Debtor which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed or to be used or consumed in such Debtor’s business, and (ii) wherever located;

(b) all accounts; accounts receivable; contract rights; general intangibles; chattel paper and instruments (including without limitation instruments evidencing any obligation to such Debtor for payment for goods sold or leased or services rendered or otherwise); deposit accounts; documents; rights to payment evidenced by chattel paper, documents or instruments; letters of credit; letter of credit rights; supporting obligations; and the rights to payment for money or funds advanced or sold together with all payments thereon or thereunder; tax refunds; goodwill; licenses, permits and privileges; customer lists; rights of indemnification;

(c) all machinery, equipment, furniture and other tangible personal property and fixtures of such Debtor, together with all accessions, additions, accessories, parts and equipment now or hereafter affixed thereto or used in connection therewith;

(d) all patents, trademarks, copyrights and other intellectual property and proprietary rights, including without limitation those items of property listed in Schedule I hereto;

(e) all investment property of such Debtor; and

(f) the balance from time to time in all bank and depository accounts of such Debtor and all amounts in any lockbox or in any collateral account, including all funds on deposit therein, all investments arising out of such funds, all claims thereunder or in connection therewith, and all cash, instruments, securities, rights and other property at any time and from time to time received, receivable, or otherwise distributed in respect of such accounts, such funds or such investments;

(g) all Software (for purposes of this Agreement, “Software” consists of all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded);

whether any such property is now owned or hereafter acquired or existing by such Debtor, and all records (including computer software) pertaining to the foregoing, and all substitutions for, all proceeds and all products of the foregoing, including insurance proceeds, to the fullest extent

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permitted by law, subject in each case only to the Permitted Liens. The pledge and grant of a security interest in proceeds hereunder shall not be deemed to give such Debtor any right to dispose of any of the Collateral, except in accordance with the terms of the Credit Agreement.

II. Debtors’ Obligations

A. Payment of Secured Indebtedness. The security interest created herein by each Debtor is given as security for the discharge and performance of the following obligations: all of such Debtor’s obligations contained in or arising under or in connection with the Credit Agreement, any Note, any Guaranty, any Bank Hedging Agreement, any other Loan Document or any other document or instrument executed in connection therewith, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due to become due, together with interest thereon; and also as security for all other indebtedness and liabilities, whether direct, indirect, absolute or contingent, owing by such Debtor to the Banks in any manner and at any time, whether due or hereafter to become due, now owing or that may hereafter be incurred by such Debtor to or acquired by the Banks, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all replacements, consolidations, amendments, renewals or extensions of the foregoing (collectively herein called the “Indebtedness”).

B. Protection of Collateral. Each Debtor shall take any and all reasonable steps required to protect the Collateral, and in pursuance thereof, each such Debtor agrees that:

(1) The Collateral will at all times be maintained in accordance with the applicable terms of the Credit Agreement.

(2) The Collateral described in Section I.(a) and (c) will be insured with insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as prudent business judgment and then current practice would dictate for companies or professional enterprises engaged in the same or a similar business and owning and operating similar properties. In the case of all such insurance policies, each such Debtor shall designate the Secured Party, on behalf of Banks, as mortgagee and loss payee and such policies shall provide that any loss be payable to each such Debtor and Secured Party, on behalf of Banks, as mortgagee and loss payee, as their respective interests may appear. Further, upon the request of the Secured Party acting at the request of the Banks, each such Debtor shall deliver copies of all said policies, including all endorsements thereon and those required hereunder, to Secured Party; and each such Debtor assigns to Secured Party, on behalf of Banks, as additional security hereunder, all its rights to receive proceeds of insurance with respect to the Collateral, subject to clause (i) of this subsection II.B.(2). All such insurance shall, by its terms, provide that no cancellation, lapse (including without limitation any lapse for non-payment of premiums) or material change in coverage shall become effective until thirty (30) days after receipt by Secured Party of written notice from the applicable carrier. Each Debtor further shall provide Secured Party upon request with evidence reasonably satisfactory to Secured Party that each such Debtor is at all times in compliance with this paragraph. During the continuance of an Event of Default, Secured Party may act as each such Debtor’s attorney-in-fact in obtaining, adjusting, settling and compromising such insurance and endorsing any drafts. Upon default in this covenant, Secured

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Party may procure such insurance and its costs therefor shall be charged to Borrower, payable on demand, with interest at the highest rate set forth in the Credit Agreement and added to the Indebtedness secured hereby. The disposition of proceeds of any insurance on the Collateral (“Insurance Proceeds”) shall be governed by the following:

(i) provided that no Event of Default has occurred and is continuing hereunder, (a) if the amount of Insurance Proceeds in respect of any loss or casualty does not exceed Two Hundred Fifty Thousand Dollars ($250,000), such Debtor shall be entitled, in the event of such loss or casualty, to receive all such Insurance Proceeds and to apply the same toward the replacement of the Collateral affected thereby; and (b) if the amount of Insurance Proceeds in respect of any loss or casualty exceeds Two Hundred Fifty Thousand Dollars ($250,000), such Insurance Proceeds shall be paid to and received by Secured Party, for release to such Debtor for the replacement of the Collateral affected thereby or, upon written request of such Debtor (accompanied by reasonable supporting documentation), for such other use or purpose as approved by the Majority Banks, in their reasonable discretion, it being understood and agreed in connection with any release of funds under this subparagraph (B), that the Secured Party and Majority Banks may impose reasonable and customary conditions on the disbursement of such Insurance Proceeds; and

(ii) if an Event of Default has occurred or is continuing hereunder, all Insurance Proceeds in respect of any loss or casualty shall be paid to and received by the Secured Party, to be applied by the Secured Party against the Indebtedness and/or to be held by the Secured Party as cash collateral for the Indebtedness, as the Majority Banks may direct in their sole discretion and/or for replacement of the Collateral affected thereby, as the Majority Banks may direct in their sole discretion.

(3) The Collateral is located in the premises set forth on Schedule II, and will not be moved to premises other than those set forth on Schedule II, and such other locations with respect to which each such Debtor shall have executed and delivered to Secured Party all financing statements and other documents and instruments necessary to perfect or continue the perfection of the Secured Party’s security interest in the Collateral. Subject to the applicable terms of the Credit Agreement, upon request therefor by the Secured Party, each such Debtor will inform the Secured Party in writing of the whereabouts of the Collateral and Debtor will promptly arrange for any inspections requested by the Secured Party, on behalf of Banks pursuant to the terms of the Credit Agreement;

(4) Each such Debtor shall comply with all applicable laws, rules, ordinances, regulations and orders of any governmental authority, whether federal, state, local or foreign in effect from time to time with respect to the Collateral, to the full extent required under the Credit Agreement.

(5) Secured Party, on behalf of the Banks, may, subject to the applicable terms of the Credit Agreement, examine and inspect the Collateral at any time wherever located.

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C. Protection of Security Interest. Each Debtor agrees that:

(1) Except as permitted by the Credit Agreement, it will not sell, transfer, lease or otherwise dispose of any of the Collateral or any interest therein or offer to do so (other than the sale or lease of inventory in the ordinary course of business or as otherwise permitted by the Credit Agreement) without the prior written consent of Secured Party, given at the written direction or with the written approval of the Majority Banks (or, if required by the terms of the Credit Agreement, all of the Banks), and will not create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of the Collateral (or any interest therein or portion thereof), other than in favor of Secured Party, on behalf of the Banks and liens permitted under the Credit Agreement.

(2) It will, to the full extent required under the Credit Agreement, pay all taxes including, without limitation, any maintenance fees payable on any registered patents and any fees in connection with any required filings in connection with any pending or registered trademarks, assessments, governmental charges and levies upon the Collateral or for its use or operation.

(3) It will sign and execute alone or with Secured Party any financing statement or other document (including without limitation, filings required in connection with any pending or registered trademark) or procure any documents and pay all connected costs, necessary to protect the security interest under this Security Agreement against the rights or interests of third persons.

(4) It will reimburse Secured Party for all reasonable costs, including reasonable attorneys’ fees, incurred for any action taken by Secured Party to remedy an Event of Default of Debtor which Secured Party elects to remedy pursuant to its rights under Paragraph IV hereof.

(5) It will,

(i) subject to Section 7.6 of the Credit Agreement, allow Secured Party, or any Bank, to examine, audit and inspect such Debtor’s books, accounts, and other records relating to the Collateral wherever located at all reasonable times during normal business hours, upon oral or written request of Secured Party, and to make and take away copies of any and all such books, accounts, records and ledgers;

(ii) punctually and properly perform all of its covenants and duties under any other security agreement, mortgage, collateral document, pledge agreement or contract of any kind now or hereafter existing as security for or in connection with payment of the Indebtedness, or any part thereof;

(iii) perform its obligations under and comply with the terms and provisions of the Credit Agreement and the other Loan Documents to which it is or may become a party;

(iv) keep, at the addresses designated on Schedule II and such additional addresses as may be provided from time to time for its records, all records concerning the Collateral as required under the Credit Agreement, which records will be of such character as will enable Secured Party or its designees to determine at any time the status of the Collateral;

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(v) give Secured Party not less than 30 days prior written notice of all contemplated changes in such Debtor’s name, legal structure, location, jurisdiction of formation, or chief executive office, or in the location of the Collateral or such Debtor’s records concerning same and, prior to making any such changes, file or cause to be filed all financing statements or amendments or other documents or instruments determined by Secured Party to be necessary or appropriate to establish and maintain a valid first priority security interest in all the Collateral in accordance with the terms hereof;

(vi) promptly furnish Secured Party with any information in writing which Secured Party may reasonably request concerning the Collateral;

(vii) to the extent required under the Credit Agreement, promptly notify Secured Party of any material claim, action or proceeding affecting the Collateral and title therein, or in any part thereof, or the security interest created herein, and, at the request of the Secured Party, appear in and defend, at such Debtor’s expense, any such action or proceeding;

(viii) promptly, after being requested by Secured Party, pay to Secured Party the amount of all reasonable expenses, including reasonable attorneys’ fees and other legal expenses, incurred by Secured Party pursuant to and in accordance with the Credit Agreement in protecting and maintaining the Collateral or its rights hereunder, or in connection with any audit or inspection of the Collateral pursuant to the terms hereof, and in enforcing the security interest created herein;

(ix) allow Secured Party, upon and so long as there exists any Default or Event of Default, to correspond with its account debtors to confirm its accounts receivable and Obligors under any contracts;

(x) take such actions as Secured Party, in its sole discretion, deems necessary or appropriate to establish exclusive control (as defined in the UCC) over any Collateral of such nature that perfection of Secured Party’s security interest may be established exclusively by control.

(6) With respect to any Collateral of a kind requiring an additional security agreement, financing statement, or other writing to perfect a security interest therein in favor of Secured Party, on behalf of Banks, such Debtor will forthwith upon demand by Secured Party execute and deliver to Secured Party on behalf of Banks, whatever documentation the Secured Party or the requisite Banks shall reasonably deem necessary or proper for such purpose. Should any covenant, duty or agreement of such Debtor fail to be performed in accordance with its terms hereunder resulting in an Event of Default, Secured Party may, but shall never be obligated to, perform or attempt to perform such covenant, duty or agreement on behalf of such Debtor, and any amount expended by Secured Party in such performance or attempted performance shall become part of the Indebtedness, and, at the request of Secured Party, such Debtor agrees to pay such amount to Secured Party upon demand at Secured Party’s office in Detroit, Michigan

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together with interest thereon at the highest rate at which interest accrues on amounts after the same become due pursuant to the terms of the Credit Agreement, from the date of such expenditure by Secured Party until paid. With respect to any Collateral (other than goods) in which such Debtor acquires any rights subsequent to the date hereof and which, under applicable law, a security interest can be perfected exclusively by possession, upon request of the Secured Party or the Majority Banks, such Debtor agrees to deliver possession of such Collateral to Secured Party immediately upon its acquisition of rights therein.

(7) It will hold the proceeds of any of the Collateral (including accounts receivable and contracts) which is sold other than in the ordinary course of such Debtor’s business (or otherwise as permitted under the Credit Agreement or this Agreement, subject to the terms thereof) in trust for Secured Party on behalf of the Banks, will not commingle said proceeds with any other funds, and, after and during the continuance of an Event of Default, will deliver such proceeds to Secured Party immediately upon its request.

(8) It will not, except as permitted under the Credit Agreement, grant any rebate, refund, allowance or credit on any account receivable, or on any amounts due under any accounts receivable, other than in the ordinary course of business, without Secured Party’s prior written consent.

(9) If Secured Party, acting in its sole discretion, redelivers any Collateral to such Debtor or such Debtor’s designee for the purpose of (i) the ultimate sale or exchange thereof, or (ii) presentation, collection, renewal, or registration of transfer thereof, or (iii) loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing therewith preliminary to sale or exchange; such redelivery shall not constitute a release of Secured Party’s security interest therein or in the proceeds thereof unless Secured Party, with the consent of the Banks, specifically so agrees in writing. If such Debtor requests any such redelivery, such Debtor will deliver with such request a financing statement in form and substance satisfactory to Secured Party.

(10) Subject to the applicable terms of the Credit Agreement, Debtor shall at the direction of the Secured Party take any and all other steps reasonably required under applicable law to perfect the lien and security interest established hereby in favor of Secured Party, on behalf of the Banks, including without limitation the execution, delivery and/or performance of appropriate acknowledgments, governmental acknowledgments, registrations or approvals, financing statements and other documents and instruments, and the registration, recording and/or filing of such instruments with such Persons and in such jurisdictions as necessary to perfect the security interest and lien established hereby.

(11) Secured Party or any agent of Secured Party may execute and file in the name of and on behalf of such Debtor all financing statements or other filings deemed necessary or desirable by Secured Party to evidence, perfect or continue Secured Party’s security interests in the Collateral.

(12) Secured Party may take such actions in its own name or in such Debtor’s names as Secured Party, in its sole discretion, deems necessary or appropriate to establish exclusive control (as defined in the UCC) over any Collateral of such nature that perfection of Secured Party’s security interest may be established by control.

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(13) It will take any and all actions required or reasonably requested by the Secured Party, from time to time, to (i) cause the Secured Party to obtain exclusive control of any investment property owned by such Debtor in a manner reasonably acceptable to the Secured Party and (ii) obtain from any issuers of investment property and such other Persons, for the benefit of the Secured Party, written confirmation of the Secured Party’s control over such investment property. For purposes of this Section C(13), the Secured Party shall have exclusive control of investment property if (i) such investment property consists of certificated securities and a Debtor delivers such certificated securities to the Secured Party (with appropriate endorsements if such certificated securities are in registered form); (ii) such investment property consists of uncertificated securities and either (x) a Debtor causes the issuer to register the Debtor’s pledge of the investment property on the issuer’s books and records or (y) the issuer thereof agrees, pursuant to documentation in form and substance satisfactory to the Secured Party, that it will comply with instructions originated by the Secured Party without further consent by such Debtor; and (iii) such investment property consists of security entitlements either (x) the Secured Party becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to the documentation in form and substance satisfactory to the Secured Party, that it will comply with entitlement orders originated by the Secured Party without further consent by any Debtor.

III. Collection of Proceeds - Remittance Basis.

(a) At any time upon the request of Secured Party (which request may only be made following the occurrence of an Event of Default), each Debtor shall at its sole expense maintain until the Agent acting in its sole discretion shall notify Debtors that the Indebtedness is no longer required to be on a Remittance Basis a United States post office lock box (the “Lock Box”), to which Secured Party shall have exclusive access, and to which Debtors shall have no access. Each Debtor expressly authorizes Secured Party, from time to time, to remove all contents from the Lock Box, for disposition in accordance with this Agreement. Each Debtor agrees to notify all account debtors and other parties obligated to it that all payments made on any account, invoice or other Collateral (other than payments by electronic funds) shall be remitted, for the credit of such Debtor, to the Lock Box, and each such Debtor shall include a like statement on all invoices. Payments made by electronic funds transfer shall be made directly to the Cash Collateral Account (defined below), and each such Debtor shall so instruct its account debtors and other parties obligated to it. Each Debtor shall execute all documents, authorizations and other agreements necessary to establish the Lock Box, and Secured Party’s exclusive access thereto.

(b) Any and all cash, checks, drafts and other instruments for the payment of money received by each Debtor at any time, in full or partial payment of any of the Collateral shall forthwith, upon receipt, be transmitted and delivered to Secured Party (properly endorsed, where required, so that such items may be collected by Secured Party). Any such items received by a Debtor shall not be commingled with any other of such Debtor’s funds or property, but will be held separate and apart from such Debtor’s own funds or property, and upon express trust for the benefit of Secured Party and the Banks until delivery is made to Secured Party.

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(c) All items or amounts which are remitted to the Lock Box or otherwise delivered by or for the benefit of a Debtor to Secured Party on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at Secured Party’s option, (i) be applied when received to the payment of the Swing Line Advances first and then the Revolving Credit Advances and then the other Indebtedness, whether then due or not, or (ii) shall be deposited to the credit of a non-interest bearing deposit account in the name of Comerica Bank, as Secured Party, for the benefit of the applicable Debtor (the “Cash Collateral Account”) to be established by each Debtor with Secured Party pursuant to this paragraph, as security for payment of the Indebtedness, provided, however, prior to the occurrence of an Event of Default, collected funds in the Cash Collateral Account shall be applied to the payment of the Indebtedness each Business Day unless no Swing Line Advances or Prime-based Advances of the Revolving Credit are then outstanding in which case such funds shall be held in the Cash Collateral Account until they can be applied to Swing Line Advances or Prime-based Advances of the Revolving Credit or, at the option of Debtor, deposited to an interest bearing account maintained in the name of Debtor with Agent. No Debtor shall have any right whatsoever to withdraw any funds so deposited. Each Debtor further grants to Secured Party a first security interest in and lien on all funds on deposit in such account. To the extent collected funds remain at any time on deposit in the Cash Collateral Account after payment and discharge in full of the Indebtedness, Secured Party shall release such surplus collected funds to Debtor. Each Debtor hereby irrevocably authorizes and directs Secured Party to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full”, “balance of account”, or other restriction.

(d) Each Debtor agrees that neither Secured Party nor any Bank shall be liable for any loss or damage which Debtor suffer or may suffer as a result of Secured Party’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other fights or remedies hereunder, except for direct damages which arise from Secured Party’s or any Bank’s gross negligence or willful misconduct. Each Debtor further agrees to indemnity and hold Secured Party and the Banks harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and reasonable attorney fees, except with respect to such claims, demands and actions which arise from Secured Party’s or any Bank’s gross negligence or willful misconduct.

IV. Default

The terms “Default” and “Event of Default”, as used herein, shall mean the occurrence and continuance of a Default or an Event of Default, as the case may be, under the Credit Agreement.

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V. Secured Party’s Rights and Remedies.

In addition to its rights and remedies under the Credit Agreement and the other Loan Documents, and under applicable law, Secured Party shall have available to it the following rights and remedies upon occurrence and during the continuance of an Event of Default:

A. Right to Discharge Debtor’s Obligations. Secured Party may, with the approval of the Majority Banks, discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral in violation of the terms hereof, whether senior or junior to the security interest herein granted, may remedy or cure any default of a Debtor under the terms of any lease, rental agreement, land contract or other document which in any way pertains to or affects such Debtor’s title to or interest in any of the Collateral, may pay for insurance on the Collateral, and may pay for the maintenance and preservation of the Collateral, unless such Debtor is contesting in good faith such obligations, and such Debtor agrees to reimburse Secured Party, on demand, for any payment made or any expense incurred by Secured Party pursuant to the foregoing authorization, with interest, which payments and expenses shall be secured by the Collateral.

B. Remedies and Enforcement. Secured Party shall have and may exercise, at the direction or with the approval of the Majority Banks, any and all rights of enforcement and remedies afforded to a secured party under the UCC or other applicable uniform commercial code (or other applicable law), to the full extent permitted by applicable law, on the date of this Security Agreement or the date of such Debtor’s default, together with any and all other rights and remedies otherwise provided and available to Secured Party by applicable law unless such application would result in the invalidity or unenforceability of any provision hereof, in which case the law of the state in which any of the Collateral is located shall apply to the extent necessary to render such provision valid and enforceable; and, in conjunction with, in addition to, or substitution for those rights, Secured Party may, at the direction or with the approval of the Majority Banks, or with respect to subparagraph (3) below), all of the Banks:

(1) Enter upon such Debtor’s premises to take possession of, assemble, collect and/or dispose of the Collateral and, if Secured Party elects to do, to apply any of the Collateral against any of the Indebtedness secured hereby;

(2) Require such Debtor to assemble the Collateral and make it available at a place Secured Party designates to allow Secured Party to take possession or dispose of the Collateral;

(3) Waive any default, or remedy any default, without waiving its rights and remedies upon default and without waiving any other prior or subsequent default;

(4) Without any notice to any Debtor, notify any parties obligated on any of the Collateral to make payment to the Secured Party, on behalf of the Banks, of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) the indebtedness thereunder or evidenced thereby. Upon request of the Secured Party, each Debtor will, at its own expense,

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notify any parties obligated to such Debtor on any of the Collateral to make payment to the Secured Party of any amounts due or to become due thereunder, and indicate on all billings to such account debtors that their accounts must be paid to or as directed by Secured Party. Each Debtor agrees that neither Secured Party nor the Banks shall be liable for any loss or damage which such Debtor suffers or may suffer as a result of Secured Party’s processing of items or its exercise of any other rights or remedies under this Security Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party not related to or affiliated with such Debtor arising out of or in connection with the processing of items (excluding only the claims of such third parties in connection with the processing of items to the extent arising solely from the gross negligence or willful misconduct of Secured Party) or the exercise of any other rights or remedies hereunder. Each Debtor further agrees to indemnify and hold Secured Party and the Banks harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and reasonable attorneys’ fees, excepting only those claims, demands and actions to the extent arising solely as a result of the gross negligence or willful misconduct of Secured Party or any of the Banks;

(5) Appoint any officer or agent of Secured Party as a Debtor’s true and lawful proxy and attorney-in-fact, with power, upon the occurrence and during the continuance of any Event of Default; to endorse such Debtor’s name or any of its officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of the Secured Party in full or part payment of any amounts owing to the Banks; to sign and endorse the name of such Debtor and/or any of its officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and any instrument or document relating thereto or to such Debtor’s rights therein; to execute on behalf of such Debtor any financing statements, amendments, subordinations or other filings pursuant to the Credit Agreement, this Security Agreement or the other Loan Documents; each Debtor hereby granting unto Secured Party on behalf of the Banks upon the occurrence and during the continuance of an Event of Default, as the proxy and attorney-in-fact of such Debtor, full power to do any and all things necessary to be done in and about the premises as fully and effectually as such Debtor might or could do, and hereby ratifying all that said proxy and attorney shall lawfully do or cause to be done by virtue hereof. The proxy and power of attorney described herein shall be deemed to be coupled with an interest and shall be irrevocable for the entire term of the Credit Agreement, the Notes and all transactions thereunder and thereafter as long as any Indebtedness or any of the commitments to lend (whether optional or obligatory) remain outstanding. The Secured Party shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof on behalf of the Banks in its own name or in the name of such Debtor.

C. Right of Sale.

(1) Each Debtor agrees that upon the occurrence and continuance of an Event of Default, Secured Party may, at its option, sell and dispose of the Collateral at public or private sale without any previous demand of performance. Each Debtor agrees that notice of such sale sent to such Debtor’s address, as set forth on the signature pages attached hereto, by certified or

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registered mail sent at least five (5) Business Days prior to such sale, shall constitute reasonable notice of sale. The foregoing shall not require notice if none is necessary under applicable law. The proceeds of sale shall be applied in the following order:

(i) to all reasonable costs and charges incurred by Secured Party in the taking and causing the removal and sale of said property, including such reasonable attorneys’ fees as shall have been incurred by Secured Party;

(ii) to the Indebtedness, including without limitation all accrued interest thereon, premiums and make whole amounts, if any, in the order set forth in the Credit Agreement; and

(iii) any surplus of such proceeds remaining shall be paid to such Debtor, or to such other party who shall lawfully be entitled thereto.

Each Debtor agrees that Secured Party shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Secured Party agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Secured Party may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Secured Party may apply any commercially reasonable discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank.

(2) At any sale or sales made pursuant to this Security Agreement or in a suit to foreclose the same, the Collateral may be sold en masse or separately, at the same or at different times, at the option of the Secured Party or its assigns. Such sale may be public or private with notice as required by the Uniform Commercial Code as then in effect in the state in which the Collateral is located, and the Collateral need not be present at the time or place of sale. At any such sale, the Secured Party may bid for and purchase any of the property sold, notwithstanding that such sale is conducted by the Secured Party or its attorneys, agents, or assigns. At any sale or other disposition of Collateral pursuant to this Agreement, Bank disclaims all warranties which would otherwise be given under the UCC, including without limit a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable.

(3) The following shall be the basis for any finder of fact’s determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under Section 9-615 (f) of the UCC: (a) the Collateral which is the subject matter of the disposition shall be valued in an “as is” condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (b) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (c) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorneys’ fees, whether

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inside or outside counsel is used, and marketing costs; (d) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (c) above), and other maintenance, operational and ownership expenses; and (e) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5 years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The “value” of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under Section 9-615(f).

D. Miscellaneous. Secured Party shall have the right at all times to enforce the provisions of this Security Agreement, on behalf of Banks, in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of Secured Party or any of the Banks in refraining from so doing at any time or times. The failure of Secured Party or any of the Banks at any time or times to enforce its rights under said provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Security Agreement or as having in any way or manner modified the same. All rights and remedies of Secured Party and Banks hereunder shall be cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

VI. Representations, Warranties and Covenants of Debtors.

Each Debtor represents and warrants, and, after the date hereof, covenants so long as any of the Credit Agreement, the Notes or Letter of Credit Agreements remain in effect other than with respect to contingent indemnification obligations to the extent no claim has been asserted, that:

A. Such Debtor is a registered organization under the laws of one of the states comprising the United States and such Debtor is located (as determined under the UCC) in the state under the laws of which it was organized, which is set forth in Schedule III hereto;

B. Each other location where Debtor maintains a place of business is set forth on Schedule IV;

C. No financing statement covering the Collateral, or any part thereof, has been or will be filed with any filing officer, except as permitted under the Credit Agreement. No person, other than Secured Party, has possession or control (as defined in the UCC) of any Collateral of such nature that perfection of a security interest may be accomplished by control.

D. No other agreement, pledge or assignment covering the Collateral, or any part thereof, has been or will be made and no security interest, other than the one created hereby or pursuant to security agreements and pledges previously made in favor of Secured Party on behalf of the Banks, has or will be attached or has been or will be perfected in the Collateral or in any part thereof, except as permitted under the Credit Agreement.

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E. No material dispute, right of setoff, counterclaim or defenses exist with respect to any part of the Collateral (excluding accounts, accounts receivable and rights to payment for services rendered), except as permitted under the Credit Agreement.

F. At the time Secured Party’s security interest attaches to any of the Collateral or its proceeds, such Debtor will be the lawful owner thereof with the right to transfer any interest therein, such Collateral is free and clear of all liens other than the one created hereby or permitted by the Credit Agreement and that such Debtor will make such further assurances to prove its title to the Collateral as may be reasonably required, will keep such Collateral free and clear of all liens other than the one created hereby and liens permitted by the Credit Agreement, and will take such action to defend the Collateral and its proceeds against the lawful claims and demands of all persons whomsoever. The delivery at any time by such Debtor to Secured Party of Collateral, or financing statements covering any Collateral shall constitute a representation and warranty by such Debtor under this Security Agreement that, with respect to such Collateral, and each item thereof, such Debtor is owner of the Collateral and the matters heretofore warranted in this paragraph are true and correct in all material respects.

G. The representations and warranties contained in any of the Credit Agreement are incorporated by reference herein and are all made as of the date hereof.

H. It shall, if applicable, contemporaneously with the execution and delivery of this Agreement, execute and deliver to the Agent an Agreement (Trademark), an Agreement (Patent) and an Agreement (Copyright) in the form of Exhibits A-1, A-2 and A-3 hereto, and shall execute and deliver to the Agent any other document required to acknowledge or register or perfect the Agent’s and the Banks’ interest in any of the Collateral described in Section I(d).

VII. Mutual Agreements.

Each Debtor and Secured Party mutually agree as follows:

A. “Debtor” and “Secured Party” as used in this Security Agreement include the successors and permitted assigns of those parties.

B. To the extent permitted by applicable law, except as otherwise provided herein, the law governing this Security Agreement shall be that of the State of Michigan.

C. This Security Agreement includes all amendments and supplements hereto and all assignments hereof, provided, that such Debtor and Secured Party shall not be bound by any amendment hereto unless such amendment is expressed in a writing executed by each of them.

D. All capitalized or other terms not specifically defined herein are used as defined in the Credit Agreement. To the extent not inconsistent therewith, all such terms shall also be construed in conformity with the UCC or other applicable Uniform Commercial Code.

E. The security interest granted under this Security Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness is from time to time temporarily reduced to zero) and Secured Party’s security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the

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Credit Agreement remains in effect (other than to the extent in effect only with respect to contingent indemnification obligations with respect to which no claim has been asserted) and until all of the Indebtedness is repaid and discharged in full, and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement or any of the Notes remains outstanding.

F. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECURITY AGREEMENT IS SUBJECT TO THE MUTUAL WAIVER OF JURY TRIAL CONTAINED IN THE APPLICABLE PROVISIONS OF THE CREDIT AGREEMENT AND THE GUARANTY, AS APPLICABLE.

G. Each of the Debtors hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Security Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each Debtor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to such Debtor at its address specified in Schedule II hereto or by certified mail directed to such address. Nothing in this paragraph shall affect the right of the Banks and the Secured Party to serve process in any other manner permitted by law or limit the right of the Banks or the Secured Party (or any of them) to bring any such action or proceeding against any of the Debtors or any of its or their property in the courts of any other jurisdiction. Each of the Debtors hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

H. This Agreement amends and restates in its entirety the Security Agreement dated January 16, 2004 by and among Debtors and Bank.

[signatures follow on succeeding pages]

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IN WITNESS WHEREOF, each of the undersigned Debtors and Secured Party have executed this Security Agreement as of the day and year first above written.

DEBTORS:

STARCRAFT CORPORATION

By:	/s/ Joseph E. Katona
Its:	CFO

TECSTAR, L.P.

By:	/s/ Joseph E. Katona
Its:	CFO

WHEEL TO WHEEL, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

WHEEL TO WHEEL ACQUISITION
COMPANY, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

STARCRAFT AUTOMOTIVE GROUP, INC.

By:	/s/ Joseph E. Katona
Its:	CFO

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POWERTRAIN INTEGRATION, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

TECSTAR ACQUISITIONS, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

CLASSIC ACQUISITIONS COMPANY, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

TECSTAR PARTNERS, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

WHEEL TO WHEEL POWERTRAIN, LLC

By:	/s/ Joseph E. Katona
Its:	CFO

ACCEPTED BY SECURED PARTY:

COMERICA BANK, as Agent for the Banks

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By:	/s/ Paul DeBono
Paul DeBono
Its:	Vice President

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The undersigned are executing a counterpart hereof
for purposes of becoming parties hereto:

[FUTURE SUBSIDIARY]

By:
Its:

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Schedule I

Intellectual Property

(See attached)

Schedule II

Location of Collateral

Schedule III

Each Debtor’s chief executive office,

principal place of business and location

of organization

Schedule IV

Locations of Place of Business

EXHIBIT A-1

to Security Agreement

AGREEMENT

(Trademark)

THIS AGREEMENT (TRADEMARK) (this “Agreement”), dated as of September 9, 2005, between                                          (“Company” and sometimes a “Debtor”), and Comerica Bank in its capacity as agent for the Banks referred to below.

W I T N E S S E T H

A. WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each of the financial institutions party thereto (collectively, the “Banks”) and Secured Party, as Agent for the Banks, the Banks have agreed, subject to the satisfaction of certain terms and conditions, to make Advances to Borrower and to provide for the issuance of Letters of Credit for the account of Borrower, individually, or jointly and severally with certain of the other Account Parties (as such terms are defined in the Credit Agreement), as provided therein; and

B. WHEREAS, in connection with the Credit Agreement, the Debtors have executed and delivered a Security Agreement, dated as of the date hereof (as amended or otherwise modified from time to time, the “Security Agreement”); and

C. WHEREAS, as a condition precedent to the making of the initial Advances under the Credit Agreement, the Debtors are required to execute and deliver this Agreement and to further confirm the grant to the Secured Party for the benefit of the Banks a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Indebtedness.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Banks to make Advances (including the initial Advance) to the Borrower pursuant to the Credit Agreement, each of the Debtors agrees, for the benefit of the Banks, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Security Agreement.

SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Indebtedness, each of the Debtors does hereby mortgage, pledge and hypothecate to the Secured Party for the benefit of the Banks, and grant to the Secured Party for the benefit of the Banks a security interest in, all of the following property (the “Trademark Collateral”), whether now owned or hereafter acquired or existing:

(a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”) now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Attachment 1 hereto;

(b) all Trademark licenses, including each Trademark license referred to in Item B of Attachment 1 hereto;

(c) all renewals of any of the items described in clauses (a) and (b);

(d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and

(e) all proceeds of, and rights associated with, the foregoing, including any claim by the Debtors against third parties for past, present, or future infringement or dilution of any Trademark, Trademark registration, or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item A and Item B of Attachment 1 hereto, or for any injury to the goodwill associated with the use of any Trademark or for breach or enforcement of any Trademark license.

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Debtors for the purpose of registering the security interest of the Secured Party and the Banks in the Trademark Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Secured Party and the Banks under the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Party and the Banks thereunder shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Security Interest. Upon payment in full of all Indebtedness (other than with respect to contingent indemnification obligations to the extent no claim has been asserted) and commitment (whether optional or obligatory) to extend any credit under the Credit Agreement has been terminated, the Secured Party shall, at the Debtors’ expense, execute and deliver to the Debtors all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Trademark Collateral which has been granted hereunder.

SECTION 5. Acknowledgment. Each of the Debtors does hereby further acknowledge and affirm that the rights and remedies of the Secured Party for the benefit of the Banks with

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respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Loan Documents, etc. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

DEBTOR:

STARCRAFT CORPORATION

By:	/s/ Joseph E. Katona
Its:	CFO

Address:

Attention:

Facsimile No.:

COMERICA BANK, as Agent for the Banks

By:	/s/ Paul De Bono
Title:	Vice President

Address:

Attention:

Facsimile No: (313)

Trademark Agreement

3

ATTACHMENT 1

to

Agreement

(Trademark)

Item A.	Trademarks

Registered Trademarks

Country	Trademark	Registration No.

Pending Trademark Applications

Country	Trademark	Serial No.

Expired, Abandoned or Cancelled Trademarks

Country	Trademark	Registration No./Serial No.

Trademark Applications in Preparation

Country	Trademark	Products/Services

Item B.	Trademark Licenses

EXHIBIT A-2

to Security Agreement

AGREEMENT

(Patent)

THIS AGREEMENT (PATENT) (this “Agreement”), dated as of September 9, 2005, between                                                       (“Company” and sometimes a “Debtor”), and Comerica Bank in its capacity as agent for the Banks referred to below.

W I T N E S S E T H

A. WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each of the financial institutions party thereto (collectively, the “Banks”) and Secured Party, as Agent for the Banks, the Banks have agreed, subject to the satisfaction of certain terms and conditions, to make Advances to Borrower and to provide for the issuance of Letters of Credit for the account of Borrower, individually, or jointly and severally with certain of the other Account Parties (as such terms are defined in the Credit Agreement), as provided therein; and

B. WHEREAS, in connection with the Credit Agreement, the Debtors have executed and delivered a Security Agreement, dated as of the date hereof (as amended or otherwise modified from time to time, the “Security Agreement”); and

C. WHEREAS, as a condition precedent to the making of the initial Advances under the Credit Agreement, the Debtors are required to execute and deliver this Agreement and to further confirm the grant to the Secured Party for the benefit of the Banks a continuing security interest in all of the Patent Collateral (as defined below) to secure all Indebtedness.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Banks to make Advances (including the initial Advance) to the Borrower pursuant to the Credit Agreement, each of the Debtors agrees, for the benefit of the Banks, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Security Agreement.

SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Indebtedness, each of the Debtors does hereby mortgage, pledge and hypothecate to the Secured Party for the benefit of the Banks, and grant to the Secured Party for the benefit of the Banks a security interest in, all of the following property (the “Patent Collateral”), whether now owned or hereafter acquired or existing:

(a) all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world and including each patent and patent application referred to in Item A of Attachment 1 hereto;

(b) all patent licenses, including each patent license referred to in Item B of Attachment 1 hereto;

(c) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in the foregoing clauses (a) and (b); and

(d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceed of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Attachment 1 hereto, and for breach or enforcement of any patent license, including any patent license referred to in Item B of Attachment 1 hereto, and all rights corresponding thereto throughout the world.

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Debtors for the purpose of registering the security interest of the Secured Party and the Banks in the Patent Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Secured Party and the Banks under the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Party and the Banks thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Security Interest. Upon payment in full of all Indebtedness (other than with respect to contingent indemnification obligations to the extent no claim has been asserted) and commitment (whether optional or obligatory) to extend any credit under the Credit Agreement has been terminated, the Secured Party shall, at the Debtors’ expense, execute and deliver to the Debtors all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Patent Collateral which has been granted hereunder.

SECTION 5. Acknowledgment. Each of the Debtors does hereby further acknowledge and affirm that the rights and remedies of the Secured Party for the benefit of the Banks with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Loan Documents, etc. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

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SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

DEBTOR:

STARCRAFT CORPORATION

By:	/s/ Joseph E. Katona
Its:	CFO

Address:

Attention:

Facsimile No.:

COMERICA BANK, as Agent for the Banks

By:	/s/ Paul De Bono
Title:	Vice President

Address:

Attention:

Facsimile No: (313)

3

Attachment 1

to Agreement (Patent)

Patents (including letters patent and applications for letters patent):

Country	Patent	Patent No.	Issue Date

Patent licenses:

4

EXHIBIT A-3

to Security Agreement

AGREEMENT

(Copyright)

THIS AGREEMENT (COPYRIGHT) (this “Agreement”), dated as of September 9, 2005, between                      (the “Debtor”) and Comerica Bank in its capacity as Agent for the Banks referred to below (“Secured Party”).

W I T N E S S E T H

A. WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each of the financial institutions party thereto (collectively, the “Banks”) and Secured Party, as Agent for the Banks, the Banks have agreed, subject to the satisfaction of certain terms and conditions, to make Advances to Borrower and to provide for the issuance of Letters of Credit for the account of Borrower, individually, or jointly and severally with certain of the other Account Parties (as such terms are defined in the Credit Agreement), as provided therein; and

B. WHEREAS, in connection with the Credit Agreement, the Debtors have executed and delivered a Security Agreement, dated as of the date hereof (as amended or otherwise modified from time to time, the “Security Agreement”); and

C. WHEREAS, as a condition precedent to the making of the initial Advances under the Credit Agreement, the Debtors are required to execute and deliver this Agreement and to further confirm the grant to the Secured Party for the benefit of the Banks a continuing security interest in all of the Copyright Collateral (as defined below) to secure all Secured Obligations.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Banks to make Advances (including the initial Advance) to the Company pursuant to the Credit Agreement, Debtors agree, for the benefit of the Banks, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Security Agreement.

SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Indebtedness, the Debtors do hereby mortgage, pledge and hypothecate to the Secured Party for the benefit of the Banks, and grant to the Secured Party for the benefit of the Banks a security interest in, all of the following property, whether now owned or hereafter acquired or existing: all United States copyrights and mask works, whether or not registered, and all applications for registration of all copyrights and mask works, including, but not limited to all copyrights and mask works, and all applications for registration of all copyrights and mask works identified in Attachment 1 hereto and made a part hereof, and including without limitation (1) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof; (2) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, and damages and payments for past or future infringements thereof); and (3) all rights corresponding thereto and all modifications, adaptations, translations, enhancements and derivative works, renewals thereof, and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto (Copyrights and Copyright Licenses being, collectively, the “ Copyright Collateral”).

SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Debtors for the purpose of registering the security interest of the Secured Party and the Banks in the Copyright Collateral with the United States Copyright Office and corresponding offices in other countries of the world. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Secured Party and the Banks under the Security Agreement as security for the discharge and performance of the Indebtedness. The Security Agreement (and all rights and remedies of the Secured Party and the Banks thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Release of Security Interest. Upon payment in full of all Indebtedness and when all commitments to extend any credit under the Credit Agreement have been terminated, the Secured Party shall, at the Debtors’ expense, execute and deliver to the Debtors all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Copyright Collateral which has been granted hereunder.

SECTION 5. Acknowledgment. The Debtors do hereby further acknowledge and affirm that the rights and remedies of the Secured Party for the benefit of the Banks with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6. Loan Documents, etc. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

[Signatures follow on succeeding pages]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

DEBTOR:

STARCRAFT CORPORATION

By:	/s/ Joseph E. Katona
Its:	CFO

COMERICA BANK, as successor Agent for the Banks

By:	/s/ Paul DeBono
Its:	Vice President

3

SWING LINE NOTE

$5,000,000	September 9, 2005

On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Starcraft Corporation, an Indiana corporation (“Company”), promises to pay to the order of Comerica Bank (“Swing Line Bank”) at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of Five Million Dollars ($5,000,000), as may from time to time have been advanced by Swing Line Bank to Company and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of September 9, 2005 made by and among Company and certain banks signatory thereto, including the Swing Line Bank, in its individual capacity and as Agent for such banks, as the same may be amended or otherwise modified from time to time (the “Credit Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a Swing Line Note under which Advances of the Swing Line (including refundings and conversions), repayments and readvances may be made from time to time by Swing Line Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties shall be determined under the laws of, and enforceable in, the State of Michigan.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Swing Line Bank by any other instrument or by law.

STARCRAFT CORPORATION

By:
Its:

TECSTAR, LLC GUARANTEE

GUARANTEE dated as of September 9, 2005 (as amended, supplemented, restated, replaced or otherwise modified from time to time, this “Guarantee”) by TECSTAR MANUFACTURING CANADA LTD., a Nova Scotia limited company (the “Guarantor”), in favour of COMERICA BANK, a Michigan banking corporation, as Agent (“Agent”) for and on behalf of the Banks (as defined below).

RECITALS

A. Starcraft Corporation (“Borrower”), Agent and the lending institutions from time to time party thereto (“Banks”) entered into an Amended and Restated Credit Agreement dated as of September 9, 2005 (as amended, restated, supplemented or replaced from time to time, the “Credit Agreement”).

B. Guarantor desires to see the success of Borrower and furthermore, Guarantor shall receive direct and/or indirect benefits from the extensions of credit made or to be made pursuant to the Credit Agreement to Borrower.

C. Agent is acting as agent for the Banks under Section 12 of the Credit Agreement.

D. It is a condition precedent to the Bank making available certain loan and credit accommodations to the Borrower from time to time that the Guarantor irrevocably and unconditionally guarantee to the Bank the full and complete payment and performance of all obligations of the Borrower to the Bank.

NOW THEREFORE in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

1. INTERPRETATION

1.1 Defined Terms. In this Guarantee:

(a)	“Business Day” means any day on which the commercial banks are open for domestic and international business (including dealings of foreign exchange) in Toronto, Ontario, Canada.

(b)	“Guaranteed Obligations” has the meaning given to it in Section 2 of this Guarantee.

(c)	“Person” has the meaning given to it in Section 7.1(a) of this Guarantee.

(d)	“Potential Preference Payment” has the meaning given to it in Section 10.7 of this Guarantee.

(e)	“Requirement of Law” means, with respect to any Person, the certificate (or articles) of incorporation and by-laws or other organizational or governing documents of such Person, and any law, regulation, treaty, judgment and decree and (whether or not having the force of law) any official directive, consent, approval, authorization, guideline, order, policy or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(f)	“Taxes” include all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges of any nature (including income, corporate, capital (including large corporations), net worth, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, excise, business, school, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges) imposed by any governmental authority, together with any fines, interest, penalties or other additions on, to, in lieu of, for non-collection of or in respect of these taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges.

1.2 References. Unless something in the subject matter or context is inconsistent therewith, all references to Sections are to Sections of this Guarantee. The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions refer to this Guarantee and not to any particular Section, paragraph or other portion hereof.

1.3 Rules of Interpretation. In this Guarantee, unless otherwise specifically provided, the singular includes the plural and vice versa and “in writing” or “written” includes printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception, including telecopier.

2. GUARANTEE

The Guarantor hereby irrevocably and unconditionally guarantees to the Banks and the Agent, the punctual and complete payment and satisfaction when due (whether at stated maturity, by acceleration or otherwise), and at all times thereafter, of all the indebtedness, liabilities and obligations of the Borrower, present and future, direct and indirect, absolute and contingent, matured and unmatured, whether as principal or surety, at any time or from time to time existing or arising or which may become at any time and from time to time owing or payable by the Borrower to the Agent or the Banks or which remain owing and unpaid to the Agent or the Banks including, without limitation, under the Credit Agreement (the “Guaranteed Obligations”). The liability of the Guarantor under this Guarantee is unlimited.

3. PAYMENT

The Guarantor agrees to make immediate payment to the Agent (for the account of the Banks) of all the Guaranteed Obligations owing or payable to the Agent or the Banks upon

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demand for payment therefor by the Agent to the Guarantor. Each payment to be made by the Guarantor hereunder in respect of the Guaranteed Obligations shall be payable in United States dollars. If the Agent receives any payment from or for the account of the Guarantor in any currency other than United States dollars, that payment shall constitute satisfaction of the Guaranteed Obligations only to the extent of the amount of such currency that the Agent, in accordance with it normal procedures, could purchase with the other currency received by it from or for the account of the Guarantor.

4. OBLIGATIONS ABSOLUTE

The obligations of the Guarantor hereunder are and shall be absolute and unconditional.

5. INDEMNITY

As an original and independent obligation under this Guarantee, the Guarantor shall:

(a)	indemnify the Agent and the Banks and keep the Agent and the Banks indemnified against any cost, loss, expense or liability of whatever kind resulting from the failure by the Borrower to make due and punctual payment of any of the Guaranteed Obligations or resulting from any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective against the Borrower (including, but without limitation, all legal and other costs, charges and expenses incurred by the Agent or any Bank in connection with preserving or enforcing, or attempting to preserve or enforce, its or their rights under this Guarantee or any of the other document); and

(b)	pay on demand the amount of such cost, loss, expense or liability whether or not the Agent and the Banks have attempted to enforce any rights against the Borrower, any other guarantor, or any other Person or otherwise.

6. OBLIGATIONS CONTINUING

(a)	The obligations of the Guarantor hereunder shall be continuing and shall remain in full force and effect until all the Guaranteed Obligations have been indefeasibly paid and satisfied in full and termination of all loans and credit accommodations made by the Banks in favour of the Borrower. The obligations of the Guarantor hereunder shall not be satisfied, reduced, affected or discharged by any intermediate payment, settlement or satisfaction of the whole or any part of the principal, interest, fees and other money or amounts which may at any time be or become owing or payable under or by virtue of or otherwise in connection with the Guaranteed Obligations.

(b)	The obligations of the Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of the Guarantor hereunder (whether such payment shall have been by or on behalf of the Borrower or by or on behalf of the Guarantor) is rescinded or reclaimed from the Agent or any Bank upon the insolvency, bankruptcy, liquidation, dissolution or reorganization of the Agent or

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any Bank or the insolvency, bankruptcy, liquidation, reorganization or any other event affecting the Borrower or the Guarantor or otherwise, all as though such payment had not been made.

7. OBLIGATIONS NOT AFFECTED

7.1 Obligations Not Affected. The obligations of the Guarantor hereunder shall not be affected or impaired by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known to the Guarantor or the Agent or the Banks) which, but for this provision, might constitute a whole or partial defence to a claim against the Guarantor hereunder or might operate to release or otherwise exonerate the Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of the Bank or otherwise, including, without limitation:

(a)	any limitation of status or power, disability, incapacity or other circumstance relating to the Guarantor, the Borrower or any other individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental body or other entity of whatever nature (a “Person”), including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Guarantor, the Borrower or any other Person;

(b)	any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Guarantor, the Borrower or any other Person under any document or instrument;

(c)	any failure of the Agent, any Bank, the Guarantor or any other Person, whether or not without fault on their part, to perform or comply with any of the provisions of any document or agreement or any failure of the Borrower, or any other Person, whether or not without fault on their part, to give notice thereof to the Guarantor;

(d)	the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy against the Guarantor, the Borrower or any other Person or their respective assets, or the release or discharge of any such right or remedy;

(e)	the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges (other than by a complete irrevocable written discharge executed by the Agent) and other indulgences to the Guarantor, the Borrower or any other Person;

(f)	any amendment, variation, modification, supplement or replacement of any document or agreement (other than this Guarantee and then only as expressly provided by such amendment, variation, modification, supplement or replacement) or any other document or instrument;

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(g)	any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Agent, any Bank, the Guarantor, the Borrower or any other Person;

(h)	any merger or amalgamation of the Bank, the Borrower or the Guarantor with any Person or Persons;

(i)	the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations or the obligations of the Guarantor under this Guarantee;

(j)	the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Agent, any Bank, the Borrower or any other Person, or which the Borrower may have at any time against the Agent or any Bank; and

(k)	any other circumstance (other than by indefeasible full payment of all the Guaranteed Obligations) that might otherwise constitute a legal or equitable discharge or defence of the Borrower or of the Guarantor in respect of its obligations hereunder.

7.2 Waiver. Without in any way limiting the provisions of Section 7.1 of this Guarantee, the Guarantor hereby waives notice of acceptance hereof, notice of any liability of the Guarantor hereunder, notice or proof of reliance by the Agent or any Bank upon the obligations of the Guarantor hereunder, and diligence, presentment, demand for payment on the Borrower, protest, notice of dishonour or non-payment of any of the Guaranteed Obligations, or other notice or formalities to the Borrower or the Guarantor, of any kind whatsoever.

7.3 No Obligation to Take Action Against any Person. The Agent and the Banks shall have no obligation to enforce any rights or remedies or to take any other steps against the Borrower, the Guarantor, or any other Person or any property of the Borrower, the Guarantor, or any other Person before the Agent is entitled to demand payment and performance by the Guarantor of its liabilities and obligations under this Guarantee, and the Guarantor hereby waives all benefit of discussion. The obligations of the Guarantor hereunder are independent of the Guaranteed Obligations and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Borrower or the Guarantor or either of them is joined in any such action or actions.

7.4 Dealing With the Borrower and Others. The Agent and the Banks, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor’s obligations and liabilities hereunder and without the consent of or notice to the Guarantor, may:

(a)	grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Borrower, the Guarantor, or any other Person;

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(b)	amend, vary, modify, supplement or replace any agreement and document executed by the Borrower and to Guarantor;

(c)	take or abstain from taking securities or collateral from the Borrower or the Guarantor, or from perfecting securities or collateral of the Borrower or the Guarantor;

(d)	release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Borrower, the Guarantor, or any third party with respect to the obligations or matters contemplated in any agreement or any document executed by the Borrower or the Guarantor in favour of the Agent or any Bank (or their agents);

(e)	accept compromises or arrangements from the Borrower or the Guarantor;

(f)	apply all money at any time received from the Borrower or the Guarantor, or from securities upon such part of the Guaranteed Obligations as the Agent and the Banks may see fit or change any such application in whole or in part from time to time as the Agent and the Banks may see fit; and

(g)	otherwise deal with, or waive or modify their right to deal with the Borrower, the Guarantor, and all other Persons and securities as the Agent and the Banks may see fit.

7.5 Acknowledgement. The Guarantor hereby acknowledges communication of the terms of the Credit Agreement (and all documents and agreements made in connection therewith) and of the provisions therein contained and consents to and approves the same.

7.6 Accounts. The Guarantor shall be bound by any account settled between the Borrower and the Agent and the Banks, and if no such account has been so settled immediately before demand for payment under this Guarantee, any account stated by the Agent or the Banks shall be accepted by the Guarantor as conclusive and binding evidence in the absence of manifest error of the amount which at the date of the account so stated is due by the Borrower to the Agent or a Bank, as applicable or remains unpaid by the Borrower to the Agent or such Bank.

7.7 Subordination and Postponement. Until the Guaranteed Obligations are paid and otherwise satisfied in full and the Guarantor has satisfied all of its obligations pursuant to this Guarantee, all indebtedness and liabilities, present and future, of the Borrower to the Guarantor are hereby subordinated to the indebtedness and liabilities, present and future, of the Borrower to the Agent and the Banks and all indebtedness and liabilities, present and future, of the Borrower to the Guarantor shall be postponed to all the indebtedness and liabilities, present and future, of the Borrower to the Agent and the Banks and all money received by the Guarantor in respect of the indebtedness and liabilities of the Borrower to the Guarantor shall be received in trust for the Agent and the Banks and forthwith, upon receipt, shall be paid over to the Agent, the whole without in any way limiting or lessening the liability of the Guarantor under the guarantee contained in this Guarantee; and this subordination and postponement is independent of the said guarantee and shall remain in full effect notwithstanding that the liability of the Guarantor under the said guarantee may be extinct.

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8. NOTICES

All notices with respect to this Guarantee shall be delivered to the addresses listed on the signature pages hereto. Any notice or other communication shall be deemed to have been given (a) if delivered personally, when received; or (b) if mailed by registered or certified mail, on the fifth Business Day following the date of mailing; or (c) if sent by facsimile, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and (d) if sent by facsimile on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received.

9. TAXES

9.1 No Set-Off or Counterclaim; Withholding Taxes Etc; Tax Gross-Up. Any and all payments by the Guarantor under this Guarantee shall be made, in accordance with this Section 9, in full, without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any Taxes unless Guarantor is required by law to make payment subject to such Taxes. If the Guarantor shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Agent or any Bank, the Guarantor shall make such deductions or withholdings, and the Guarantor shall pay the full amount deducted or withheld to the relevant taxing or other authority in accordance with Requirements of Law. If any Taxes (except for Taxes imposed on or measured by the net income of the Bank by the jurisdictions under the laws of which it is organized or carries on business or any political subdivisions thereof) or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by Guarantor hereunder, Guarantor shall pay such additional amounts as may be necessary to ensure that the Agent and the Banks receive a net amount equal to the full amount which they would have received had payment (including of any additional amounts payable under this Section 9.1) not been made subject to such Taxes.

9.2 Tax Payments. The Guarantor agrees to pay any present or future Taxes that arise from any payment made under this Guarantee or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, this Guarantee and any other documents contemplated hereby or thereby (except for Taxes imposed on or measured by the net income of a Bank by the jurisdictions under the laws of which it is organized or carries on business or any political subdivisions thereof).

9.3 Indemnification. The Guarantor shall indemnify the Agent and each Bank for the full amount of the Taxes referred to in Section 9.2 (except for Taxes imposed on or measured by the net income of a Bank by the jurisdictions under the laws of which it is organized or carries on business or any political subdivisions thereof) paid by the Agent or any Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) days after the date that the Agent makes written demand therefor.

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9.4 Evidence of Payment. Within thirty (30) days after the date of any payment of or in respect of Taxes provided for under this Section 9, the Guarantor shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof. Without prejudice to the survival of any other agreement of the Guarantor under this Guarantee, the agreements and obligations of the Guarantor contained in this Section 9 shall survive the termination of all loan and credit accommodations made by the Banks in favour of the Borrower.

10. MISCELLANEOUS

10.1 Amendment, Etc. No amendment, modification or waiver of any provision of this Guarantee or consent to any departure by the Guarantor or any other Person from any provision of this Guarantee will in any event be effective unless it is signed by the Guarantor and the Agent.

10.2 Assignment, Transfer and Participation.

(a)	The Guarantor hereby consents to any assignment or transfer of, or any grant of a participation in, any rights, benefits or obligations of the Agent and the Banks in respect of this Guarantee.

(b)	The Guarantor shall upon request made by an assignee of the Agent execute and deliver such assurances as may be reasonably requested by such assignee to confirm its entitlement to the rights and benefits hereunder so assigned and transferred to it and the liability of the Guarantor to the assignee hereunder.

10.3 Applicable Law. This Guarantee shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by, and construed and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect from time to time without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Guarantor may be found.

10.4 Submission As Jurisdiction. The Guarantor hereby agrees that any suit, action or proceeding with respect to this Guarantee may be brought in the courts of competent jurisdiction located in the Province of Ontario, Canada or in the State of Michigan and the Guarantor hereby irrevocably consents and submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Guarantor waives the defences of improper venue and forum non-conviens in any such suit, action or proceeding.

10.5 Judgment Currency. If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Guarantee it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Agent would, on the relevant date at or about 12:00 noon (Toronto time), be prepared to sell a similar amount of such currency against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Guarantor will, on the date of payment, pay such additional

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amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Guarantee in such other currency. Any additional amount due from the Guarantor under this Section 10.5 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee.

10.6 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder or under any other agreement, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and under any other agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.7 Waiver of Rights of Subrogation, Reimbursement, Etc. The Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Guarantee, the Credit Agreement or any other agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Bank against the Borrower, or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right; provided, however, that such waiver shall terminate at such time, if any, as the Guaranteed Obligations and all other amounts payable under this Guarantee have been paid in full and all obligations of the Agent and the Banks to make any loan or credit obligations to the Borrower, shall have terminated; provided that the Banks shall be entitled to hold any Potential Preference Payment (as hereafter defined) in trust and shall forthwith credit and apply such payment following the expiry of the potential preference period, to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or any other agreement between the Banks and the Borrower. The term “Potential Preference Payment” shall mean any payment or other transfer received for the benefit of the Agent or a Bank for or on account of the Guaranteed Obligations which could be avoided by a trustee in bankruptcy for the Borrower, or by or for the benefit of other creditors of the Borrower as a “preference” or a “preferential transfer” or for any other reason under any applicable bankruptcy, insolvency or similar law now or hereafter in effect in any bankruptcy, insolvency or similar proceeding with respect to the Borrower. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Banks and the Borrower and that the waiver set forth in this Section 10.7 is knowingly made in contemplation of such benefits.

10.8 Guarantee in Addition to Other Obligations. The obligations of the Guarantor under this Guarantee are in addition to and not in substitution for any other obligations to the Agent or the Banks in relation to any other agreement and any guarantees, indemnities or security at any time held by or for the benefit of any of them.

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10.9 Representations, Warranties and Covenants. Guarantor hereby represents, warrants and covenants that (i) it is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to execute, deliver and perform this Guarantee; (ii) the execution, delivery and performance by Guarantor of this Guarantee is within its corporate power, has been duly authorized by all necessary partnership action, does not contravene its organizational documents, any law or governmental regulation or any contractual restriction binding on or affecting Guarantor or any of its property; (iii) no authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required for the due execution, delivery and performance by Guarantor of this Guarantee; and (iv) this Guarantee is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of credits’ rights generally, and (b) the fact that specific performance and injunctive relief may be given at the discretion of the court.

10.10 Entire Agreement. This Guarantee, including all documents contemplated hereby, constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior negotiations, undertakings, representations and understandings.

10.11 Guarantee in Addition to Other Obligations. The obligations of the Guarantor under this Guarantee are in addition to and not in substitution for any other obligations to the Agent and the Banks in relation to any other agreement and guarantees, indemnities or security at any time held by or for the benefit of others.

10.12 Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Successors and Assigns. This Guarantee shall be binding upon and enure to the benefit of the Agent, the Banks and their successors and assigns, and every reference herein to the Guarantor is a reference to and shall be construed as including the Guarantor and administrators, legal representatives, successors and assigns of the Guarantor, as the case may be, to and upon all of whom this Guarantee shall extend and be binding. The Guarantor may not assign any of its obligations hereunder.

10.14 Receipt. The Guarantor hereby acknowledges receipt of a copy of this Guarantee.

10.15 Amendment and Restatement. This Guarantee amends and restates in its entirety the Guarantee dated January 16, 2004 by Guarantor in favor of the Agent.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its proper and duly authorized officers.

TECSTAR MANUFACTURING
CANADA LIMITED

Attention:	By:	/s/ Joseph E. Katona
	Name:	Joseph E. Katona
	Title:	CFO

I have authority to bind the Corporation

COMERICA BANK, as Agent

One Detroit Center
500 Woodward Avenue
5th Floor
Detroit, MI 48226	By:	/s/ Paul DeBono
	Name:	Paul DeBono
	Title:	Vice President

I have authority to bind the Corporation

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Security Agreement

As of September 9, 2005, for value received, TECSTAR MANUFACTURING CANADA LIMITED, a Nova Scotia limited company (“Company”) grants to COMERICA BANK, a Michigan banking corporation and an authorized foreign bank under the Bank Act (Canada), as Agent for the Banks (as defined below) (in such capacity the “Agent”), by way of mortgage, charge and transfer, a continuing security interest in all present and after acquired personal property and undertaking of Company including, without limitation, the Collateral (as defined below) on the terms set out in this Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) to secure payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future indebtedness of Company to the Agent and the Banks (“Indebtedness”). “Banks” shall mean the lenders from time to time party to the Amended and Restated Credit Agreement dated as of September 9, 2005 by and among Starcraft Corporation (“Borrower”), the Agent and such lenders (as amended, modified or amended and restated from time to time). Indebtedness includes, without limitation, any and all obligations and liabilities of Company to the Agent and the Banks, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown, as principal or surety; any and all obligations or liabilities for which Company would otherwise be liable to the Agent and the Banks were it not for the invalidity or unenforceability of them by reason of any bankruptcy, insolvency or other law, or for any other reason; any and all amendments, modifications, renewals and/or extensions of any of the above; all costs and expenses incurred by Agent and the Banks in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement or under any other agreement between Agent and the Banks and Company or made of by Company in favour of Bank or in connection with any proceeding involving the Agent and the Banks as a result of any financial accommodation to Company; and all other costs and expenses of collecting Indebtedness including, without limitation, legal fees. Company agrees to pay Agent all such costs and expenses incurred by Agent and the Banks, immediately upon demand and, until paid, all costs and expenses shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law. Any reference in this Agreement to legal fees shall be deemed a reference to solicitor and client costs, fees, costs and expenses of both in-house and outside counsel and paralegals, whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether legal fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise.

SECTION 1. COLLATERAL

1.1	Collateral shall include all of the present and after acquired personal property and undertaking of Company, wherever located, including without limitation all Goods (including all parts, accessories, attachments, special tools, additions and Accessions thereto), Chattel Paper, Money, Documents of Title (whether negotiable or not), Instruments, Intangibles and Securities now owned or hereafter owned or acquired by or on behalf of Company (including such as may be returned to or repossessed by Company) and in all Proceeds and renewals thereof, accretions thereto and substitutions therefor including, without limitation, all of the following now owned or hereafter owned or acquired by or on behalf of Company:

(1)	all Inventory of whatever kind and wherever situate,

(2)	all Equipment of whatever kind and wherever situate including, without limitation, all machinery, tools, apparatus, plant, furniture, fixtures and vehicles of whatsoever nature or kind,

(3)	all claims, book accounts and book debts and generally all accounts, debts, dues, claims, choses in action and demands of every nature and kind howsoever arising or secured including letters of credit and advices of credit which are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due to or owned by Company (“Debts”),

(4)	all deeds, documents, writings, papers, ledgers, books of account, records, computer printouts, microfilm, microfiche and other computer prepared information and other books relating to or being evidence or records of Debts, Chattel Paper or Documents of Title or by which such are or may hereafter be secured, evidenced, acknowledged or made payable,

(5)	all contractual rights and insurance claims and all goodwill;

(6)	all patents, industrial designs, trade-marks, trade secrets and know-how including without limitation environmental technology and biotechnology, confidential information, trade-names, goodwill, copyrights, personality rights, plant breeders’ rights, integrated circuit topographies, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively “Intellectual Property”); and

(7)	specific items listed below and/or on attached Schedule “A”, if any, is/are also included in Collateral:

(as used in this Agreement, all of the foregoing, the “Collateral”)

1.2	The security interest granted hereby shall not extend or apply to, and Collateral shall not include, the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest Company shall stand possessed of such last day in trust and assign the same to any person acquiring such term.

1.3	The terms “Goods”, “Chattel Paper”, “Money”, “Document of Title”, “Equipment”, “Consumer Goods”, “Instrument”, “Intangible”, “Security”, “Proceeds”, “Inventory”, and

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“Accessions” whenever used herein shall be interpreted pursuant to their respective meanings ascribed to them in the Personal Property Security Act (Ontario), as amended from time to time, which Act, including amendments thereto and any Act substituted therefor and amendments thereto is herein referred to as the “PPSA.” Provided always that the term “Goods” when used herein shall not include Consumer Goods of Company. Any reference herein to “Collateral” shall, unless the context otherwise requires, be deemed a reference to “Collateral or any part thereof’. The term “Proceeds” whenever used herein and interpreted as above shall by way of example include trade-ins, Equipment, cash, bank accounts, notes, Chattel Paper, Goods, contract rights, accounts and any other personal property or obligation received when such Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of.

SECTION 2. WARRANTIES, COVENANTS AND AGREEMENTS

2.1	Company shall furnish to Agent, in form and at intervals as Agent may request, any information Agent may reasonably request and allow Agent to examine, inspect, and copy any of Company’s books and records. Company shall, at the request of Agent, mark its records and the Collateral to clearly indicate the security interest of Agent under this Agreement.

2.2	At the time any Collateral becomes, or is represented to be, subject to a security interest in favour of Agent, Company shall be deemed to have warranted that (a) Company is the lawful owner of the Collateral and has the right and authority to subject it to a security interest granted to Bank; (b) none of the Collateral is subject to any security interest other than that in favour of Bank, and encumbrances listed on Schedule “B” (the “Encumbrances”) and there are no financing statements on file, other than those in favour of Agent, and those filed with respect to the Encumbrances; (c) no person, other than Bank, has possession or control of any Collateral of such nature that perfection of a security interest may be accomplished by possession; and (d) Company acquired its rights in the Collateral in the ordinary course of its business.

2.3	All Intellectual Property applications and registrations are valid and in good standing and Company is the owner of the applications and registrations.

2.4	Company will keep the Collateral free at all times from all claims, liens, security interests and encumbrances other than those in favour of Agent and the Encumbrances. Except as expressly permitted under the Loan Agreement dated April 30, 2003 between Company and Comerica Bank (as amended, modified or amended and restated from time to time, the “Loan Agreement”), Company will not, without the prior written consent of Agent, sell, transfer or lease, or permit to be sold, transferred or leased, any or all of the Collateral, except for Inventory in the ordinary course of its business and will not return any Inventory to its supplier. Agent and its representatives may at all reasonable times inspect the Collateral and may enter upon all premises where the Collateral is kept or might be located.

2.5	Company will do all acts and will execute or cause to be executed all writings requested by Agent to establish, maintain and continue a perfected and security interest of first

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priority of Agent in the Collateral. Company agrees that Agent has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Indebtedness, and Company is not relying upon assets in which Agent may have a lien or security interest for payment of the Indebtedness.

2.6	Company shall obtain the written consent of Agent prior to Company changing the location of its chief executive office, its principal place of business, its domicile (within the meaning of the Civil Code of Quebec) or its books and records, acquiring any new such locations, or keeping, maintaining or storing any Collateral at any location other than the locations identified in Section 5.18 below. Upon obtaining the written consent of Agent and before changing any such location or acquiring another such location (whether by purchase, lease or otherwise), Company shall provide Agent with such financing statements, charges, assignments, hypothecs, security interests, security agreements, landlord agreements, warehouseman/bailee agreements and other agreements and legal opinions as Bank may reasonably require in order to assure and maintain the Agent’s first priority, perfected security interest on the Collateral.

2.7	Company will deliver to Agent from time to time promptly upon request any Documents of Title, Instruments, Securities and Chattel Paper constituting, representing or relating to Collateral for the purpose of protecting the security interest or the priority of such security of Agent in any such Documents of Title, Instruments, Securities or Chattel Paper.

2.8	Company will pay within the time that they are to be paid without interest or penalty all taxes, assessments and similar charges which at any time are or may become a lien, charge, or encumbrance upon any Collateral, except to the extent contested in good faith and, if required by Agent, bonded in a manner satisfactory to Agent. If Company fails to pay any of these taxes, assessments, or other charges in the time provided above, Bank has the option (but not the obligation) to do so and Company agrees to repay all amounts so expended by Agent immediately upon demand therefor, together with interest thereon at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law.

2.9	Company will keep the Collateral in good condition and will protect it from loss, damage, and deterioration from any cause. Company has and will maintain at all times (a) with respect to the Collateral, insurance under an “all risk” policy against fire and other risks customarily insured against, and (b) public liability insurance and other insurance as may be required by law or reasonably required by Agent, all of which insurance shall be in amount, form and content, and written by companies as may be satisfactory to Bank, containing a lender’s loss payable endorsement acceptable to Agent, showing Bank as additional insured and specifying that the insurer must give at least twenty (20) days notice to Agent before changing or cancelling it policy for any reason. Company will deliver to Agent immediately upon demand evidence satisfactory to Agent that the required insurance has been procured. If Company fails to maintain satisfactory insurance, Agent has the option (but not the obligation) to do so and Company agrees to repay all amounts so expended by Agent immediately upon demand, together with interest at the highest lawful default rate which could be charged by the Agent on any Indebtedness.

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2.10	On each occasion on which Company evidences to Agent the account balances on and the nature and extent of the Accounts Receivable (“Accounts Receivable” consists of all accounts, intangibles, chattel paper, contract rights, deposit accounts, documents and instruments), Company shall be deemed to have warranted that except as otherwise indicated by Company (a) each of those Accounts Receivable is valid and enforceable without performance by Company of any other act; (b) each of those account balances are in fact owing, (c) there are no set-offs, recoupments, credits, contra accounts, counterclaims or defences against any of those Accounts Receivable, (d) as to any Accounts Receivable represented by a note, trade acceptance, draft or other instrument or by any Chattel Paper or document, the same have been endorsed and/or delivered by Company to Agent, (e) Company has not received with respect to any Account Receivable, any notice of the death of the related account debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for, assignment for the benefit of creditors by, or filing of a petition in bankruptcy by or against, the account debtor, and (f) as to each Account Receivable, the account debtor is not an affiliate of Company, any department, agency or instrumentality of the government of Canada or any of its provinces, territories or municipalities, or a citizen or resident of any jurisdiction outside of Canada or the United States of America. Company will do all acts and will execute all writings reasonably requested by Agent to perform, enforce performance of, and collect all Accounts Receivable. Except in the ordinary course of business and in a manner consistent with past practice, Company shall neither make nor permit any modification, compromise or substitution for any Account Receivable without the prior written consent of Agent. Company shall, at Agent’s request, arrange for verification of Accounts Receivable directly with account debtors or by other methods reasonably acceptable to Agent.

2.11	Company at all times shall comply in all material respects with all applicable laws including, without limitation, any laws, ordinances, directives, orders, statutes, or regulations an object of which is to regulate or improve health, safety, or the environment (“Environmental Laws”).

2.12	If Agent, in its discretion, redelivers Collateral to Company or Company’s designee for the purpose of (a) the ultimate sale or exchange thereof; (b) presentation, collection, renewal, or registration or transfer thereof; or (c) loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with it preliminary to sale or exchange, such redelivery shall be in trust for the benefit of Agent and shall not constitute a release of Agent’s security interest in it or in the proceeds or products of it unless Agent specifically so agrees in writing. If Company requests any such redelivery, Company will deliver with such request a duly executed financing statement in form and substance satisfactory to Agent. Any proceeds of Collateral coming into Company’s possession as a result of any such redelivery shall be held in trust for Agent and immediately delivered to Agent for application on the Indebtedness. Agent may (in its sole discretion) deliver any or all of the Collateral to Company, and such delivery by Agent shall discharge Agent from all liability or responsibility for such Collateral. Agent, at its option, may require delivery of any Collateral to Agent at any time with such endorsements or assignments of the Collateral as Agent may request.

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2.13	At any time following the occurrence of an Event of Default (or at any time with respect to subclause (d) below) and without notice, Agent may (a) cause any or all of the Collateral to be transferred to its name or to the name of its nominees; (b) receive or collect by legal proceedings or otherwise all dividends, interest, principal payments and other sums and all other distributions at any time payable or receivable on account of the Collateral, and hold the same as Collateral, or apply the same to the Indebtedness, the manner and distribution of the application to be in the sole discretion of Agent; (c) enter into any extension, subordination, reorganization, deposit, merger or consolidation agreement or any other agreement relating to or affecting the Collateral, and deposit or surrender control of the Collateral, and accept other property in exchange for the Collateral and hold or apply the property or money so received pursuant to this Agreement; and (d) take such actions in its own name on the Company’s name as Agent, in its sole discretion, deems necessary or appropriate to establish exclusive possession over any of the Collateral of such nature that perfection of Agent’s security interest may be accomplished by possession.

2.14	Agent and the Banks may assign any of the Indebtedness and deliver any or all of the Collateral or its interest therein to its assignee, who then shall have with respect to such Indebtedness, Collateral or interest so delivered all the rights and powers of Agent under this Agreement. Following any such assignment, the Agent shall be fully discharged from all liability and responsibility with respect to Collateral so delivered.

2.15	Company shall defend, indemnify and hold harmless Agent and the Banks, their employees, agents, shareholders, affiliates, officers, and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including without limit consultant fees, legal expenses, and attorney fees, suffered by any of them as a direct or indirect result of any actual or asserted violation by Company of any law, including, without limit, Environmental Laws, or of any remediation relating to any property (to the extent remediation is the responsibility of Company) required by any law, including without limit Environmental Laws.

SECTION 3. COLLECTION OF PROCEEDS

3.1	Company agrees to collect and enforce payment of all Collateral until Agent shall direct Company to the contrary. Immediately upon notice to Company by Agent and at all times after that, Company agrees to fully and promptly cooperate and assist Agent in the collection and enforcement of all Collateral and to hold in trust for Agent all payments received in connection with Collateral and from the sale, lease or other disposition of any Collateral, all rights by way of suretyship or guaranty and all rights in the nature of a lien or security interest which Company now or later has regarding the Collateral. Immediately upon and after such notice, Company agrees to (a) endorse to Agent and immediately deliver to Agent all payments received on Collateral or from the sale, lease or other disposition of any Collateral or arising from any other rights or interests of Company in the Collateral, in the form received by Company without commingling with

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any other funds, and (b) immediately deliver to Bank all property in Company’s possession or later coming into Company’s possession through enforcement of Company’s rights or interests in the Collateral. Company irrevocably authorizes Agent and/or its employees or agents to endorse the name of Company upon any cheques or other items which are received in payment for any Collateral, and to do any and all things necessary in order to reduce these items to Money. Agent shall not have any duty as to the collection or protection of Collateral or the Proceeds of it, nor as to the preservation of any related rights, beyond the use of reasonable care in the custody and preservation of Collateral in the possession of Agent. Company agrees to take all steps necessary to preserve rights against prior parties with respect to the Collateral. Nothing in this Section 3.1 shall be deemed to be a consent by Agent to any sale, lease or other disposition of any Collateral.

3.2	All items or amounts which are delivered by or for the benefit of Company to Agent on account of partial or full payment of, or with respect to, any Collateral shall be applied to the payment of the Indebtedness, whether then due or not, in such order or at such time of application as Agent and the Banks may determine in its sole discretion. Company agrees that Agent shall not be liable for any loss or damage which Company may suffer as a result of Agent’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Company agrees to indemnify and hold Agent harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, legal fees, except for claims arising from the gross negligence or willful misconduct of Agent.

3.3	Company agrees that immediately upon Agent’s request (whether or not an Event of Default exists), Company shall establish the cash management arrangements required by this Section 3.3, and thereafter, the following provisions of this Section 3.3 shall be in full force and effect.

(1)	Company shall at its sole expense establish and maintain, from the date of such request until the end of the term of this Agreement (or until Agent acting in its sole discretion shall notify Company that the Indebtedness is no longer required to be on a remittance basis) a Canadian post office lockbox, (the “Lock Box”) to which Agent shall have exclusive access and control. Company expressly authorizes Agent, from time to time, to remove all contents from the Lock Box, for disposition in accordance with this Agreement. Company agrees to notify all account debtors and other parties obligated to it that all payments made on any account, invoice or other collateral (other than payments by electronic funds) shall be remitted, for the credit of Company, to the Lock Box, and Company shall include a like statement on all invoices. Payments made by electronic funds transfer shall be made directly to a non-interest bearing deposit account (the “Cash Collateral Account”) to which Agent shall have exclusive access and control, and Company shall so instruct its account debtors and other parties obligated to it. Company shall execute all documents, authorizations and other agreements necessary to establish and maintain the Lock Box and the Cash Collateral Account.

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(2)	Whether or not Company is required by Agent to maintain the Lock Box under this paragraph, from the date of such request until the end of the term of this Agreement, any and all cash, checks, drafts and other instruments for the payment of money received by Company at any time, in full or partial payment of any of the Collateral shall forthwith, upon receipt, be transmitted and delivered to Agent (properly endorsed, where required, so that such items may be collected by Agent). Any such items received by Company shall not be commingled with any other of Company’s funds or property, but will be held separate and apart from Company’s own funds or property, and upon express trust for the benefit of Agent until delivery is made to Agent.

(3)	All items or amounts which are remitted to the Lock Box, to the Cash Collateral Account, or otherwise delivered by or for the benefit of Company to Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at Agent’s option (i) be applied to the payment of the Indebtedness, whether then due or not, in such order of application as Agent may determine in its sole discretion, or, (ii) shall be deposited to the credit of the Cash Collateral Account. Company shall have no right whatsoever to withdraw any funds so deposited. Company further grants to Agent for the benefit of the Banks, a first security interest in and lien on all funds on deposit in such accounts. To the extent collected funds remain at any time on deposit in the Cash Collateral Account after payment and discharge in full of the Indebtedness (provided there is then no Event of Default hereunder), Agent shall release such surplus collected funds to Company. Company hereby irrevocably authorizes and directs Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full”, “balance of account”, or other restriction.

(4)	Company agrees that Agent and the Banks shall not be liable for any loss or damage which Company suffers or may suffer as a result of Agent’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder; provided, however, this exculpation shall not apply to direct damages arising as a result of Agent’s and the Bank’s gross negligence or willful misconduct. Company further agrees to indemnify and hold Agent and the Banks harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and attorney fees.

SECTION 4. DEFAULTS, ENFORCEMENT AND APPLICATION OF PROCEEDS

4.1	Upon the occurrence of any of the following events (each an “Event of Default”), Company shall be in default under this Agreement:

(1)	Any failure to pay the Indebtedness or any other indebtedness when due, or such portion of it as may be due, by acceleration or otherwise and continuation beyond any applicable period of cure; or

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(2)	Any failure or neglect to comply with, or breach of or default under, any term of this Agreement which, except in the case of Section 2.4 or 2.9, continues for fifteen (15) days after notice by Agent to Company, or any other agreement or commitment between Company, or any guarantor of any of the Indebtedness (“Guarantor”) and Bank and continuation beyond any applicable period of cure; or

(3)	Any warranty, representation, financial statement, or other information made, given or furnished to Agent or any Bank by or on behalf of Company, or any Guarantor shall be, or shall prove to have been, false or materially misleading when made, given, or furnished; or

(4)	Any loss, theft, substantial damage or destruction to or of any Collateral, or the issuance or filing of any attachment, levy, garnishment or the commencement of any proceeding in connection with any Collateral or of any other judicial process of, upon or in respect of Company, any Guarantor, or any Collateral; or

(5)	Sale or other disposition by Company, or any Guarantor of any substantial portion of its assets or property or voluntary suspension of the transaction of business by Company, or any Guarantor, or death, dissolution, termination of existence, merger, consolidation, insolvency, business failure, or assignment for the benefit of creditors of or by Company, or any Guarantor; or commencement of any proceedings under any provincial, state or Canadian or U.S. federal bankruptcy or insolvency laws or laws for the relief of debtors by or against Company, or any Guarantor; or the appointment of a receiver, interim receiver, receiver-manager, trustee, court appointee, sequestrator or otherwise, for all or any part of the property of Company, or any Guarantor; or

(6)	Agent or the Banks deem the margin of Collateral insufficient or themselves insecure, in good faith believing that the prospect of payment of the Indebtedness or performance of this Agreement is impaired or shall fear deterioration, removal, or waste of Collateral; or

(7)	A default shall occur under any instrument, agreement or other document evidencing, securing or otherwise relating to any of the Indebtedness.

4.2	Upon the occurrence of any Event of Default, Agent and the Banks may at their discretion and without prior notice to Company declare any or all of the Indebtedness to be immediately due and payable, and shall have and may exercise any one or more of the following rights and remedies:

(1)	Exercise all the rights and remedies available to secured parties under the provisions of the PPSA and other applicable law or in equity;

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(2)	Institute legal proceedings to enforce the lien and security interest granted by this Agreement, to recover judgment for all amounts then due and owing as Indebtedness, and to collect the same out of any Collateral or the proceeds of any sale of it;

(3)	Institute legal proceedings for the sale, under the judgment or decree of any court of competent jurisdiction, of any or all Collateral; and/or

(4)	Personally or by their agents, attorneys, or appointment of an interim receiver, receiver or receiver manager, enter upon any premises where Collateral may then be located, and take possession of all or any of it and/or render it unusable; and without being responsible for loss or damage to such Collateral, hold, operate, sell, lease, or dispose of all or any Collateral at one or more public or private sales, leasings or other disposition, at places and times and on terms and conditions as Agent may deem fit, without any previous demand or advertisement; and except as provided in this Agreement, all notice of sale, lease or other disposition, and advertisement, and other notice or demand, any right or equity of redemption, and any obligation of a prospective purchaser or lessee to inquire as to the power and authority of Agent to sell, lease, or otherwise dispose of the Collateral or as to the application by Agent of the proceeds of sale or otherwise, which would otherwise be required by, or available to Company under applicable law are expressly waived by Company to the fullest extent permitted.

At any sale pursuant to this Section 4.2, whether under the power of sale, by virtue of judicial proceedings or otherwise, it shall not be necessary for Agent or a public officer under order of a court to have present physical or constructive possession of Collateral to be sold. The recitals contained in any conveyances and receipts made and given by Agent or the public officer to any purchaser at any sale made pursuant to this Agreement shall, to the extent permitted by applicable law, conclusively establish the truth and accuracy of the matters stated (including, without limitation, as to the amounts of the principal of and interest on the Indebtedness, the accrual and nonpayment of it and advertisement and conduct of the sale); and all prerequisites to the sale shall be presumed to have been satisfied and performed. Upon any sale of any Collateral, the receipt of the officer making the sale under judicial proceedings or of Agent shall be sufficient discharge to the purchaser for the purchase money, and the purchaser shall not be obligated to see to the application of the money. Any sale of any Collateral under this Agreement shall be a perpetual bar against Company with respect to that Collateral.

4.3	An appointed interim receiver, receiver or receiver manager, as applicable, shall, so far as concerns responsibility for his acts, be deemed the agent of Company and not of Agent, and Agent and the Banks shall not be in any way responsible for any misconduct, negligence, or non-feasance on the part of any such receiver, his servants, agents or employees. Except as may be otherwise directed by Agent, all money received from time to time by such interim receiver, receiver or receiver manager, as applicable, in carrying out his appointment shall be received in trust for and paid over to Agent. Every such interim receiver, receiver or receiver manager, as applicable, may, in the discretion of Bank, be vested with all or any of the rights and powers of Agent.

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4.4	Agent and the Banks shall not be liable or accountable for any failure to exercise any of its rights or remedies, take possession of, collect, enforce, realize, sell, lease or otherwise dispose of Collateral or to institute any proceedings for such purposes. Furthermore, Agent and the Banks shall not have any obligation to take any steps to preserve rights against prior parties to any Instrument or Chattel Paper whether Collateral or Proceeds and whether or not in Agent’s possession and neither Agent nor any Bank shall not be liable or accountable for failure to do so.

4.5	Upon the occurrence of an Event of Default, Company shall, at the request of Agent, notify the account debtors or obligors of Agent’s security interest in the Collateral and direct payment of it to Agent. Agent may, itself, upon the occurrence of any Event of Default, so notify and direct any account debtor or obligor to make payment to Agent. At the request of Agent, whether or not an Event of Default shall have occurred, Debtor shall immediately take such actions as Agent shall request to establish exclusive possession by Agent over any Collateral which is of such nature that perfection of such interest may be established by possession.

4.6	The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Agent and the Banks first upon all expenses and all reasonable attorney fees and legal expenses incurred by Agent or any Bank; the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Company or to such other person(s) as may be entitled to it under applicable law. Company shall remain liable for any deficiency, which it shall pay to Agent immediately upon demand. Company agrees that Agent shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Agent agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Agent may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Agent may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Agent.

4.7	Nothing in this Agreement is intended, nor shall it be construed, to preclude Agent from pursuing any other remedy provided by law for the collection of the Indebtedness or for the recovery of any other sum to which Agent may be entitled for the breach of this Agreement by Company. Nothing in this Agreement shall reduce or release in any way any rights or security interests of Agent or any Bank contained in any existing agreement between Company or any Guarantor and Agent or any Bank.

4.8	No waiver of default or consent to any act by Company shall be effective unless in writing and signed by an authorized officer of Agent. No waiver of any default or forbearance on the part of Agent in enforcing any of its rights under this Agreement shall operate as a waiver of any other default or of the same default on a future occasion or of any rights.

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4.9	Company (a) irrevocably appoints Agent or any agent of Agent (which appointment is coupled with an interest and which except as to subclause (2) below, may only be exercised following the occurrence of an Event of Default) the true and lawful attorney of Company (with full power of substitution) in the name, place and stead of, and at the expense of, Company and (b) authorizes Agent or any agent of Agent, in its own name, at Company’s expense, to do any of the following, as Agent, in its sole discretion, deems appropriate:

(1)	to demand, receive, sue for, and give receipts or acquittances for any money due or to become due on any Collateral and to endorse any item representing any payment on or proceeds of the Collateral;

(2)	to execute and file in the name of and on behalf of Company all financing statements or other filings deemed necessary or advisable by Agent to evidence perfect, or continue the security interests granted in this Agreement; and

(3)	to do and perform any act on behalf of Company permitted or required under this Agreement.

4.10	Upon request by Agent to Company, which may only be made following the occurrence of an Event of Default, Company also agrees to assemble the Collateral and make it available to Agent at any place designated by Agent which is reasonably convenient to Agent and Company.

SECTION 5. MISCELLANEOUS

5.1	Until Agent is advised in writing by Company to the contrary, all notices, requests and demands required under this Agreement or by law shall be given to, or made upon, Company at the first address indicated in Section 5.18 below.

5.2	Agent and the Banks assume no duty of performance or other responsibility under any contracts contained within the Collateral.

5.3	Agent and the Banks have the right to sell, assign, transfer, negotiate or grant participations or any interest in, any or all of the Indebtedness and any related obligations, including without limitation, this Agreement. In connection with the above, but without limiting their ability to make other disclosures to the full extent allowable, Agent and the Banks may disclose all documents and information which Agent and the Banks now or later have relating to Company, the Indebtedness or this Agreement, however obtained. Company further agrees that Agent and the Banks may provide information relating to this Agreement or relating to Company to their respective parent, affiliates, subsidiaries, and service providers.

5.4	In addition to Agent’s and the Bank’s other rights, any indebtedness owing from a Bank to Company can be set off and applied by such Bank on any Indebtedness at any time(s) either before or after maturity or demand without notice to anyone. Any such action shall not constitute an acceptance of collateral in discharge of the Indebtedness.

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5.5	Company waives, to the extent permitted by law, any right to require Agent or any Bank to: (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Company or any other person, or otherwise comply with the provisions of Part 5 of the PPSA; or (c) pursue any other remedy in Agent’s or any Bank’s power. Company waives notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonour, notice of dishonour, notice of default, notice of intent to accelerate or demand payment of any Indebtedness, any and all other notices to which the undersigned might otherwise be entitled, and diligence in collecting any Indebtedness, and agree(s) that Agent and the Banks may, once or any number of times, modify the terms of any Indebtedness, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Indebtedness, or permit Company to incur additional Indebtedness, all without notice to Company and without affecting in any manner the unconditional obligation of Company under this Agreement. Company unconditionally and irrevocably waives each and every defence and set-off of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Company under this Agreement, and acknowledges that such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from Company now or later securing the Indebtedness, and acknowledges that as of the date of this Agreement no such defence or set-off exists.

5.6	In the event that applicable law, this Agreement or the Credit Agreement shall obligate Agent to give prior notice to Company of any action to be taken under this Agreement, Company agrees that a written notice given to Company at least fifteen days before the date of the action shall be reasonable notice of the action and, specifically, reasonable notification of the time and place of any public sale or of the time after which any private sale, lease, or other disposition is to be made, unless a shorter notice period is reasonable under the circumstances or otherwise permitted by law. A notice shall be deemed to be given under this Agreement when given as provided in the Loan Agreement.

5.7	Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment received or credit given by Agent or any Bank in respect of the Indebtedness is returned, disgorged, or rescinded under any applicable law, including, without limitation, bankruptcy or insolvency laws, in which case this Agreement, shall be enforceable against Company as if the returned, disgorged, or rescinded payment or credit had not been received or given by Agent or such Bank, as applicable, and whether or not Agent or such Bank relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Company agrees upon demand by Agent to execute and deliver to Agent those documents which Agent reasonably determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Company to do so shall not affect in any way the reinstatement or continuation.

5.8	This Agreement and the security afforded hereby is in addition to and not in substitution for any other security now or hereafter held by Agent or any Bank and is, and is intended

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to be, a continuing Agreement and shall remain in full force and effect until all Indebtedness contracted for or created, and any extensions or renewals thereof together with interest accruing thereon and fees due in connection therewith, shall be paid, satisfied and terminated in full.

5.9	The headings used in this Agreement are for convenience only and are not to be considered a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

5.10	When the context so requires, the singular number shall be read as if the plural were expressed and the provisions hereof shall be read with all grammatical changes necessary dependent upon the person referred to being a male, female, firm or corporation.

5.11	Nothing herein contained shall in any way obligate Agent or any Bank to grant, continue, renew, extend time for payment of or accept anything which constitutes or would constitute Indebtedness.

5.12	This Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, as the same may from time to time be in effect including, where applicable, the PPSA.

5.13	The security interest created hereby is intended to attach when this Agreement is signed by Company and delivered to Agent.

5.14	This Agreement and all the rights and remedies of Agent and the Banks under this Agreement shall inure to the benefit of Agent’s and the Banks’ successors and assigns and to any other holder who derives from Agent or any Bank title to or an interest in the Indebtedness or any portion of it, and shall bind Company and the successors and assigns of Company. Nothing in this Section 5.14 is deemed to be a consent by Agent to any assignment by Company.

5.15	If there is more than one Company, all undertakings, warranties and covenants made by Company and all rights, powers and authorities given to or conferred upon Agent and the Banks are made or given jointly and severally.

5.16	No single or partial exercise, or delay in the exercise, of any right or power under this Agreement, shall preclude other or further exercise of the rights and powers under this Agreement. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. No amendment or modification of this Agreement shall be effective unless the same shall be in writing and signed by Company and an authorized officer of Agent.

5.17	To the extent that any of the Indebtedness is payable upon demand, nothing, contained in this Agreement shall modify the terms and conditions of that Indebtedness nor shall anything contained in this Agreement prevent the Banks from making demand, without notice and with or without reason, for immediate payment of any or all of that Indebtedness at any time(s), whether or not an Event of Default has occurred.

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5.18	Company’s chief executive office, principal place of business and domicile (within the meaning of the Civil Code of Quebec) is located and shall be maintained at:

____________________________________________________________________________________

____________________________________________________________________________________

If Collateral is located at other than the chief executive office and principal place of business, such Collateral is located and shall be maintained at:

____________________________________

____________________________________

____________________________________

Collateral shall be maintained only at the locations identified in this Section 5.18.

____________________________________

____________________________________

____________________________________

5.19	The Indebtedness shall be on a remittance basis and the provisions of Section 3.3 shall apply.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers.

TECSTAR MANUFACTURING CANADA LIMITED

By:	/s/ Joseph E. Katona
Name:	Joseph E. Katona
Title:	CFO

I/We have the authority to bind the Company.

COMERICA BANK, as Agent

By:	/s/ Paul DeBono
Name:	Paul DeBono
Title:	Vice President

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SCHEDULE A

ADDITIONAL COLLATERAL

SCHEDULE D

ENCUMBRANCES

“Permitted Encumbrances” as that terms is defined in the Loan Agreement dated April 30, 2003, between the Company and Comerica Bank, as amended, restated, supplemented or otherwise modified from time to time.